Filed Pursuant to Rule 424(b)(5)
Registration No. 333-118956
No securities regulatory authority in Canada has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.
Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer of Golden Star Resources Ltd. at 10901 West Toller Drive, Suite 300, Littleton, Colorado, 80127-6312, United States of America, Telephone: (303) 830-9000, Email: info@gsr.com, and are also available electronically at www.sedar.com.
Short Form Prospectus

New Issue	December 21, 2005
GOLDEN STAR RESOURCES LTD.
Cdn.$81,760,000
29,200,000 Common Shares
Golden Star Resources Ltd. (“Golden Star”, the “Company”, “we”, “us” or “our”) hereby offers, and this short form prospectus qualifies the distribution of, 29,200,000 of our common shares (the “Common Shares”) to be sold at a price of Cdn.$2.80 per Common Share. Our outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “GSC” and on the American Stock Exchange (“AMEX”) under the symbol “GSS”. On December 19, 2005, the closing price of our Common Shares on the TSX was Cdn.$2.68 and on the AMEX was U.S.$2.29. We have applied to list the Common Shares on the TSX and AMEX. Listing will be subject to our fulfillment of all of the listing requirements of the TSX and AMEX, respectively.

Price: Cdn.$2.80 per Common Share

	Price to	Underwriters’	Net Proceeds
	the Public	Fee	to Golden Star(1)

Per Common Share	Cdn.$2.80	Cdn.$0.126	Cdn.$2.674
Total(2)	Cdn.$81,760,000	Cdn.$3,679,200	Cdn.$78,080,800

Notes:

(1)	Before deducting expenses of this offering, estimated to be Cdn.$875,000, which will be paid from the proceeds from the sale of the Common Shares.

(2)	We have granted to the Canadian Underwriters (as defined below) an option (the “Underwriters’ Option”) to purchase up to 4,200,000 additional Common Shares at Cdn.$2.80 per Common Share. The Underwriters’ Option will be exercisable, in whole or in part at the sole discretion of the Canadian Underwriters, at any time until 48 hours prior to the closing of the offering. If the Underwriters’ Option is exercised in full, the total Price to the Public, Underwriters’ Fee and Net Proceeds to us will be Cdn.$93,520,000, Cdn.$4,208,400 and Cdn.$89,311,600, respectively. This prospectus qualifies the distribution of the Underwriters’ Option and the additional Common Shares issuable upon the exercise of the Underwriters’ Option. See “Plan of Distribution”.
The securities offered in this short form prospectus involve a high degree of risk. Prior to subscribing for Common Shares, potential purchasers should carefully consider certain risk factors. See “Risk Factors” beginning on page 20 of this short form prospectus.
None of the Canadian securities regulatory authorities, the United States Securities and Exchange Commission nor any United States state securities commission or other regulatory body has approved or disproved these securities, or determined if this short form prospectus is truthful or complete. Any representation to the contrary is a criminal offence.
While Golden Star is a Canadian corporation, substantially all of its assets are located outside of Canada and the United States, and its head office is located in the United States. Accordingly, it may not be possible for purchasers of Common Shares to collect judgments obtained in the Canadian courts predicated on the civil liability provisions of Canadian or U.S. securities legislation. See “Risk Factors”.
BMO Nesbitt Burns Inc., Blackmont Capital Inc. and Wellington West Capital Markets Inc. (the “Canadian Underwriters”), as principals, conditionally offer the Common Shares in Canada and those Common Shares which are initially offered in the United States and which are subsequently acquired by transfer from the U.S. Agents (as defined below), if any, subject to prior sale, if, as and when issued and sold by us and accepted by the Canadian Underwriters in accordance with the conditions contained in the Canadian underwriting agreement dated December 21, 2005 referred to under “Plan of Distribution” and subject to the approval of certain legal matters on our behalf by Fasken Martineau DuMoulin LLP and on behalf of the underwriters by Stikeman Elliott LLP.
The Common Shares are being offered concurrently in the United States on a best efforts basis, with no minimum number or dollar amount requirement, pursuant to an agency agreement dated December 21, 2005 among Harris Nesbitt Corp., Blackmont Capital Corp. and Wellington West Capital Markets (USA) Inc. (the “U.S. Agents”) and the Company, and in Canada on a firm commitment basis for 100% of the Common Shares, with the number to be reduced by the number sold in the United States, pursuant to the Canadian underwriting agreement among the Canadian Underwriters and us. The Canadian Underwriters and the U.S. Agents are collectively referred to as the underwriters.
Subscriptions will be received subject to rejection or allotment in whole or part and the right is reserved to close the subscription books at any time without notice. It is expected that definitive certificates evidencing the Common Shares will be available for delivery at the closing of the offering, which is expected to occur on or about December 30, 2005 or such later date as we and the underwriters may agree but, in any event, not later than January 6, 2006. The Common Shares are to be taken up by the Canadian Underwriters, if at all, on or before a date not less than 42 days after the date of the receipt for the short form prospectus. The offering price of the Common Shares offered hereunder was determined by negotiation between us and the underwriters. The underwriters may effect transactions intended to stabilize or maintain the market price for the Common Shares at levels above those that might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

TABLE OF CONTENTS

ELIGIBILITY FOR INVESTMENT	2
DOCUMENTS INCORPORATED BY REFERENCE	3
CURRENCY AND EXCHANGE RATE AND GAAP INFORMATION	3
NON-GAAP FINANCIAL MEASURES	4
FORWARD-LOOKING STATEMENTS	4
ABOUT THIS SHORT FORM PROSPECTUS	5
WHERE YOU CAN FIND ADDITIONAL INFORMATION	6
THE COMPANY	7
SUMMARY DESCRIPTION OF THE BUSINESS OF THE COMPANY	8
ACQUISITION OF ST. JUDE	10
PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA	12
CAPITALIZATION	13
USE OF PROCEEDS	15
DESCRIPTION OF SHARE CAPITAL	15
PRICE RANGE OF OUR COMMON SHARES	17
PLAN OF DISTRIBUTION	17
RISK FACTORS	20
LEGAL PROCEEDINGS	33
AUDITORS, TRANSFER AGENT AND REGISTRAR	33
LEGAL MATTERS	33
INTEREST OF EXPERTS	33
PURCHASERS’ STATUTORY RIGHTS	34
APPENDIX A PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF GOLDEN STAR RESOURCES LTD.	A-1
APPENDIX B FINANCIAL STATEMENTS OF ST. JUDE RESOURCES LTD.	B-1
APPENDIX C U.S. PROSPECTUS	C-1
AUDITORS’ CONSENT	D-1
AUDITORS’ CONSENT	D-2
CERTIFICATE OF THE COMPANY	D-3
CERTIFICATE OF THE UNDERWRITERS	D-4
      You should rely only on information contained in or incorporated by reference in this short form prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated in this short form prospectus. Information on any of the websites maintained by us does not constitute a part of this prospectus or the U.S. Prospectus (as defined below).
      We are not making an offer of these securities in any jurisdiction where the offering is not permitted.
ELIGIBILITY FOR INVESTMENT
      In the opinion of Fasken Martineau DuMoulin LLP, Canadian counsel to Golden Star, and Stikeman Elliott LLP, Canadian counsel to the underwriters, provided the Common Shares are listed on a prescribed stock exchange (which includes the TSX), the Common Shares will be qualified investments under the Income Tax Act (Canada) and the regulations thereunder for a trust governed by a registered retirement savings plan, a registered retirement income fund, a deferred profit sharing plan or a registered education savings plan.

DOCUMENTS INCORPORATED BY REFERENCE
      The following documents filed by us with securities regulatory authorities in the provinces of Canada are specifically incorporated by reference in, and form an integral part of, this short form prospectus:

(i)	the Annual Report on Form 10-K of Golden Star, as amended on Form 10-K/ A, for the fiscal year ended December 31, 2004, which includes the audited consolidated annual financial statements of Golden Star for the financial year ended December 31, 2004, together with the auditor’s report thereon and management’s discussion and analysis of financial condition and results of operations of Golden Star for that period;

(ii)	the Quarterly Reports on Form 10-Q of Golden Star for the quarterly periods ended March 31, 2005, June 30, 2005 and September 30, 2005, which include the unaudited consolidated financial statements of Golden Star for each of such periods, together with management’s discussion and analysis of financial condition and results of operations of Golden Star for each such period;

(iii)	the Current Reports on Form 8-K of Golden Star report dated January 27, April 5, April 15, September 27 and November 11, 2005;

(iv)	the Management Proxy Circular of Golden Star dated March 8, 2005 (excluding those portions that, pursuant to National Instrument 44-101 of the Canadian securities regulatory authorities, are not required to be incorporated by reference herein); and

(v)	the material change report of Golden Star dated April 18, 2005 relating to the completion of a private placement of U.S.$50 million of senior unsecured convertible notes.
      Any document of the type referred to in the preceding paragraphs (excluding confidential material change reports) filed by the Company with a securities commission or similar regulatory authority in Canada after the date of this short form prospectus and before completion of the distribution of securities qualified hereunder, will be deemed to be incorporated by reference into this short form prospectus.
      Any statements contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this short form prospectus to the extent that a statement contained or incorporated in this short form prospectus or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not constitute a part of this short form prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded the prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement will not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.
      Copies of the documents incorporated by reference herein may be obtained upon request without charge from us. You should direct any requests for documents to Investor Relations, Golden Star Resources Ltd., 10901 West Toller Drive, Suite 300, Littleton, Colorado, 80127-6312, United States of America, Telephone: (303) 830-9000, Email: info@gsr.com. Copies of the documents incorporated by reference are also available for downloading at http://www.sedar.com under our name.
CURRENCY AND EXCHANGE RATE AND GAAP INFORMATION
      We report in United States dollars. Accordingly, all references to “$”, “U.S.$” or “dollars” in this short form prospectus refer to United States dollars unless otherwise indicated. References to “Cdn.$” or “Canadian dollars” are used to indicate Canadian dollar values.

      The noon rate of exchange on December 19, 2005 as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was Cdn.$1.00 equals U.S.$0.8595 and the conversion of United States dollars was U.S.$1.00 equals Cdn.$1.1635. We use these exchange rates for certain calculations appearing in “Use of Proceeds”.
      Our financial statements are prepared in accordance with generally accepted accounting principles (“GAAP”) in Canada, which we refer to as Canadian GAAP. We provide certain information reconciling our financial information with GAAP in the United States, which we refer to as U.S. GAAP.
NON-GAAP FINANCIAL MEASURES
      In this prospectus, or in the documents incorporated herein by reference, we use the terms “total cash cost per ounce” and “cash operating cost per ounce”. Total cash cost per ounce and cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in Regulation S-K Item 10 under the United States Securities Exchange Act of 1934, as amended, and as defined by the Canadian securities regulatory authorities, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP in Canada and the United States. There are material limitations associated with the use of such non-GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labour, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance. See Item 7 — Management’s Discussion and Analysis in our Annual Report on Form 10-K, as amended on Form 10-K/A, for the fiscal year ended December 31, 2004 and Item 2 — Management’s Discussion and Analysis in our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 for an explanation of these measures.
FORWARD-LOOKING STATEMENTS
      This short form prospectus and the documents incorporated by reference in this short form prospectus contain forward-looking statements with respect to our financial condition, results of operations, business, prospects, plans, objectives, goals, strategies, future events, capital expenditures, and exploration and development efforts. Words such as “anticipates,” “expects,” “intends,” “forecasts,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and similar expressions identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this short form prospectus. These statements include comments regarding: statements with respect to the anticipated benefits of the acquisition of St. Jude Resources Limited (“St. Jude”), intended evaluation and exploration activities with respect to the St. Jude properties, anticipated use of proceeds, our expansion plans for Bogoso/ Prestea (as defined under “Summary Description of the Business of the Company”) and related permitting and capital costs, anticipated completion of the Bogoso/ Prestea expansion project, production estimates and costs, anticipated commencement dates of mining or production operations, our future gold and currency hedging plans, operating efficiencies, and costs and expenditures, potential mine life, costs, expenditures, exploration activities and expenditures, and equipment replacement at Wassa (as defined under “Summary Description of the Business of the Company”).

      The following, in addition to the factors described under “Risk Factors” in this short form prospectus, are among the factors that could cause actual results to differ materially from the forward-looking statements:

•	failure to develop reserves on the St. Jude properties;

•	failure to realize the anticipated benefits of the acquisition of St. Jude;

•	unexpected events during the construction and start-up of the Bogoso/ Prestea expansion project;

•	unexpected changes in business and economic conditions;

•	significant increases or decreases in gold prices;

•	changes in interest and currency exchange rates;

•	timing and amount of gold production;

•	unanticipated variations in ore grade, tonnes mined and crushed or milled;

•	unanticipated recovery or production problems;

•	effects of illegal mining on our properties;

•	changes in mining and processing costs including changes to costs of raw materials, supplies, services and personnel;

•	changes in metallurgy and processing;

•	availability of skilled personnel, materials, equipment, supplies and water;

•	changes in project parameters;

•	costs and timing of development of new reserves;

•	results of current and future exploration activities;

•	results of pending and future feasibility studies;

•	joint venture relationships;

•	political or economic instability, either globally or in the countries in which we operate;

•	local and community impacts and issues;

•	timing of receipt and maintenance of government approvals and permits;

•	accidents and labor disputes;

•	environmental costs and risks;

•	competitive factors, including competition for property acquisitions; and

•	availability of capital at reasonable rates or at all.
      These factors are not intended to represent a complete list of the general or specific factors that could affect us. We may note additional factors elsewhere in this short form prospectus and in any documents incorporated by reference into this short form prospectus. Subject to applicable laws, we undertake no obligation to update forward-looking statements.
ABOUT THIS SHORT FORM PROSPECTUS
      This short form prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada other than Quebec. This short form prospectus will also be filed as a form of prospectus supplement to the U.S. prospectus (the “U.S. Prospectus”) attached as Appendix C hereto, included in a Registration Statement on Form S-3 filed by the Company with the United States Securities and Exchange Commission (the “SEC”). The registration statement of which the U.S. Prospectus is a part became effective on May 24, 2005 with the United States Securities and Exchange Commission. The U.S. Prospectus refers to other securities in addition to Common Shares. Such other securities do not form part of this offering. Any statements contained in the U.S. Prospectus will be deemed to be modified or superseded for the purposes of this short form prospectus to the extent that a statement contained or incorporated in this short form prospectus or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not constitute a part of this short form prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded the prior statement or include any other information set forth in the U.S. Prospectus that it modifies or supersedes. The making of such a modifying or superseding statement will not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      We file annual, quarterly and special reports and other information with the SEC. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room located at Judiciary Plaza, 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov. Our Common Shares are listed on the American Stock Exchange and you may inspect reports, proxy statements and other information concerning us at the office of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

THE COMPANY
Name and Incorporation
      Golden Star Resources Ltd. was established under the Canada Business Corporations Act on May 15, 1992 as a result of the amalgamation of South American Goldfields Inc., a corporation incorporated under the federal laws of Canada, and Golden Star Resources Ltd., a corporation originally incorporated under the Business Corporations Act (Alberta) on March 7, 1984 as Southern Star Resources Ltd. We are a reporting issuer or the equivalent in all provinces of Canada and the United States and file disclosure documents with the Canadian securities regulatory authorities and the SEC in the United States.
      Our principal office is located at 10901 West Toller Drive, Suite 300, Littleton, Colorado 80127, and our registered office is located at 66 Wellington St. W., Suite 3700, P.O. Box 20, Toronto Dominion Bank Tower, Toronto Dominion Centre, Toronto, Ontario M5K 1N6. Golden Star’s fiscal year ends on December 31.
Intercorporate Relationships
      The following diagram sets forth our inter-corporate relationships as at the date of this short form prospectus with our active subsidiaries (excluding St. Jude which is a wholly-owned subsidiary and which we acquired on the date of this short form prospectus, as referred to under “Acquisition of St. Jude”), including the jurisdiction of incorporation or organization and our respective percentage ownership of each subsidiary:

SUMMARY DESCRIPTION OF THE BUSINESS OF THE COMPANY
General
      We are an international gold mining and exploration company, focused primarily on mining, mine development and exploration in Ghana, West Africa.

Bogoso/ Prestea
      We own 90% of and operate the Bogoso/ Prestea (“Bogoso/ Prestea”) gold mining and milling operation, which consists of the adjoining Bogoso and Prestea mining leases, located along the Ashanti Trend in southwestern Ghana. The property consists of several open pit mines and a nominal 6,000 tonne per day carbon-in-leach mill and processing plant. We hold the property under mining leases granted by the Government of Ghana, terminating from 2017 to 2031. In 2004, we produced 147,875 ounces of gold from Bogoso/ Prestea, at an average cash operating cost of approximately U.S.$250 per ounce, which we sold for an average gold price of approximately U.S.$410 per ounce. During the first nine months of 2005, we produced 101,709 ounces of gold from Bogoso/ Prestea, at an average cash operating cost of approximately U.S.$287 per ounce, which we sold for an average gold price of approximately U.S.$431 per ounce.
      If the expansion and development plans at Bogoso/ Prestea are completed as expected during 2006 and assuming a full year of production from the sulfide plant in 2007, our annualized production at Bogoso/ Prestea is expected to increase to 360,000 ounces of gold in 2007.
      Construction for the Bogoso/ Prestea expansion project commenced mid-year following the receipt of environmental permits and board approvals in June 2005. We estimate that the total capital cost of the project, including the expansion of the mining fleet, will be approximately U.S.$115 to U.S.$125 million, and we expect a 15 to 18 month construction period, ending in late 2006. We sold U.S.$50 million in senior convertible notes in April 15, 2005 primarily to fund the Bogoso/ Prestea expansion project.
      The Government of Ghana owns the remaining 10% of Bogoso/ Prestea. As required by the law of Ghana for all mining operations, the Government of Ghana has a carried interest under which it receives 10% of any future dividends from the subsidiaries owning the Bogoso/ Prestea mine, following repayment of all capital, and has no obligation to contribute development or operating expenses. The Government of Ghana also receives a royalty based on total revenues earned from the lease area. For the last three years, we have paid a royalty equal to 3% of our revenues from Bogoso/ Prestea. See “Risk Factors — Governmental and Regulatory Risks.”

Wassa
      Through another 90% owned subsidiary, Wexford Goldfields Limited, we own the Wassa gold property (“Wassa”), located some 35 kilometers east of Bogoso/ Prestea. The newly constructed ore processing plant and open pit mine at Wassa was completed and placed in service on April 1, 2005 and currently processes a mixture of newly mined ore from the open pit mine and heap leach materials left by a former owner. During the second and third quarters of 2005, we produced 45,063 ounces of gold at Wassa at an average cash operating cost of U.S.$465 per ounce, which we sold for an average gold price of approximately U.S.$437 per ounce.
      We expect to produce approximately 140,000 ounces at Wassa in 2006.
      We hold the Wassa property under a mining lease expiring in 2022. The Government of Ghana has a 10% carried interest in Wassa.

Prestea Underground
      The Prestea Underground property (“Prestea Underground”) is located on the Prestea property and consists of a currently inactive underground gold mine and associated support facilities. As of June 30, 2005, our wholly-owned subsidiary, Bogoso Gold Limited (“BGL”), owned a 90% operating interest in this mine (with the bankruptcy trustee for our subsidiary’s former joint venture partner being awarded a 2.5% net profits interest by the High Court in Accra, Ghana). We are currently carrying out exploration and technical studies to determine if the underground mine can be reactivated on a profitable basis.
      We hold the Prestea Underground property under a mining lease expiring in 2031. We are engaged in care and maintenance of the underground mine and are conducting geologic and engineering studies as part of our evaluation of the potential to resume operations.
Exploration
      We have an approximate 57% interest in EURO Ressources S.A., a France registered, publicly traded royalty holding company (formerly known as Guyanor Ressources S.A.) that owns a royalty interest in Cambior Inc.’s Rosebel gold mine in Suriname. We hold interests in an exploration joint venture in Sierra Leone in West Africa and hold active exploration properties in Ghana, Côte d’Ivoire, Suriname and French Guiana. We hold indirect interests in gold exploration properties in Peru and Chile through our 22% interest in Goldmin Consolidated Holdings, and in the Democratic Republic of the Congo through an approximate 10% interest in Moto Goldmines Limited.
Business Strategy
      Since 1999, our business and development strategy has been focused primarily on the acquisition of producing and development stage gold properties in Ghana and on the exploration, development and operation of these properties. We also explore for gold. Since 1999, our exploration efforts have been focused on Ghana, other West African countries and South America. We are currently carrying out construction of a sulfide processing plant to expand production at Bogoso/ Prestea. Our ore processing plant and open pit mine at Wassa were completed and placed in service on April 1, 2005. If the expansion and development plans at Bogoso/ Prestea are completed as expected during 2006 and assuming a full year of production from the sulfide plant in 2007, our annualized production is expected to increase to over 500,000 ounces of gold in 2007. Achievement of this target is subject to numerous risks. See “Risk Factors”.
      Our overall objective is to grow our business organically and through acquisitions. As part of the effort to achieve this goal, we actively investigate potential acquisition and merger candidates. These efforts have resulted in our acquisition of St. Jude.

ACQUISITION OF ST. JUDE
      On November 11, 2005, we entered into a definitive arrangement agreement with St. Jude (the “Arrangement Agreement”) which provided for the acquisition of the outstanding securities of St. Jude by us pursuant to a plan of arrangement (the “Arrangement”) to be effected pursuant to the Canada Business Corporations Act. The Arrangement was completed and became effective on December 21, 2005, resulting in St. Jude becoming a wholly-owned subsidiary of Golden Star. Concurrent with the completion of the Arrangement, Michael Terrell, the President and Chief Executive Officer of St. Jude, became a director of Golden Star.
Overview of the Arrangement
      Pursuant to the Arrangement with St. Jude, every one common share of St. Jude was exchanged for 0.72 of a Common Share, and holders of convertible securities of St. Jude received securities of Golden Star convertible into or exercisable for a proportionate number of Common Shares at a proportionate price (in each case based on an exchange ratio of 0.72 of a Common Share for each St. Jude common share). After the completion of the Arrangement and prior to giving effect to the offering, the former St. Jude shareholders hold approximately 18% of our Common Shares as a result of an aggregate of 31,377,588 Common Shares being issued pursuant to the Arrangement (assuming no exercise or conversion of Golden Star options or warrants, including those issued pursuant to the Arrangement). See “Pro Forma Selected Consolidated Financial Data” for selected unaudited pro forma financial information that gives effect to the Arrangement.
Benefits of the Arrangement/Plans for St. Jude
      Both Golden Star and St. Jude have been active in the exploration of mineral properties in Ghana and other parts of West Africa. In particular, St. Jude’s Hwini-Butre and South Benso properties are within haulage distance of our Wassa gold mine, and we plan to consider the opportunity to mine and haul ore to Wassa, which could extend the mine life at Wassa and increase production at lower cash costs, with relatively low additional capital investment. We believe that the Arrangement with St. Jude will allow us over time to capitalize on the synergies expected to result from the Arrangement in the form of greater growth opportunities, reduced costs and increased earnings.
      We plan to commence exploration activities on the St. Jude properties in 2006, in particular the Hwini-Butre and South Benso properties, and to develop non-reserve resource estimates based on our own quality assurance and quality control procedures. We will not include in our 2005 non-reserve resource estimates St. Jude’s pre-acquisition resource estimates. Our resource estimates for the St. Jude properties are expected to be reported late in 2006.
St. Jude
      St. Jude is a natural resource company engaged in the acquisition and exploration of gold-related mineral properties, primarily in West Africa. St. Jude’s principal assets are its interests in the Hwini-Butre and South Benso projects at the southeastern end of the Ashanti gold belt region in Ghana. In addition, St. Jude has several other prospective exploration projects in Ghana, Burkina Faso and Niger. A description of St. Jude’s material properties are set forth below:

Hwini-Butre Concession, Tarkwa District, Ghana
      St. Jude’s principal property is located in Tarkwa District, Ghana, approximately 230 kilometers west of the capital city of Accra, and occupies an area of approximately 41.5 square kilometers. St. Jude has a 90% interest in the Hwini-Butre concession (subject to receipt of regulatory approvals) (the “HB Concession”), with the Government of Ghana having a 10% carried interest. The HB Concession is located on the southeastern end of the Ashanti Gold Belt. Since the acquisition of its initial interest in the HB Concession in 1994, St. Jude has carried out numerous exploration programs on the property.

South Benso Concession, Tarkwa District, Ghana
      St. Jude holds a 90% interest in the South Benso concession (the “SB Concession”), located in Tarkwa District, Ghana. The SB Concession is located contiguous to and directly north of the HB Concession. The SB Concession covers an area of approximately 43 square kilometers, and consists of three blocks: the Amantin, Subriso, and Chichiwelli blocks. Since St. Jude’s acquisition of the SB Concession, it has conducted a geochemical soil sampling survey over the SB Concession and drill programs on the three blocks. The Government of Ghana has a 10% carried interest in the SB Concession.

Goulagou and Rounga Properties, Burkina Faso
      St. Jude holds an 80% interest in each of the Goulagou and Rounga properties. The Goulagou and Rounga properties are two contiguous properties covering approximately 487 square kilometers and located approximately 100 kilometers west of Ouagadougou, the capital city of Burkina Faso, and 20 kilometers north of the city of Ouahigouya. St. Jude has carried out a drilling program which has supported the existence of several areas of gold enrichment including two parallel gold mineralized zones on the Goulagou property.

Deba and Tialkam Projects, Niger
      St. Jude holds a 90% interest in two exploration permits in Niger, referred to as Deba and Tialkam. St. Jude has obtained certain data from exploration carried out by previous owners and has initiated a drilling program. The first phase results of the drilling program are being evaluated.

Shieni Hills Project, Ghana
      St. Jude holds a reconnaissance license in northeast Ghana, which covers an exploration area of approximately 500 square kilometers centered on the Shieni Hills iron ore deposits. St. Jude has begun exploring the license area for gold and other metal mineralization.

PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA
      Appendix A to this short form prospectus contains unaudited pro forma consolidated financial statements for Golden Star that give effect to the Arrangement which was completed on December 21, 2005. The unaudited pro forma consolidated balance sheet has been prepared on the assumption that the Arrangement occurred on September 30, 2005. The unaudited pro forma consolidated statements of operations have been prepared for the year ended December 31, 2004 and for the nine months ended September 30, 2005 on the assumption that the Arrangement occurred on January 1, 2004. The selected unaudited pro forma consolidated financial information set forth below should be read in conjunction with our pro forma consolidated financial statements contained in Appendix A and our historical audited consolidated financial statements for the year ended December 31, 2004 and our unaudited consolidated financial statements for the nine months ended September 30, 2005, which are incorporated by reference into this short form prospectus, and the historical audited annual financial statements and unaudited interim financial statement of St. Jude contained in Appendix B. All financial data presented below is in thousands of U.S. dollars, except per share data.

	Nine Months Ended		Year Ended
	September 30, 2005		December 31, 2004

	(Unaudited)		(Unaudited)
Statement of Operations Data:
Total Revenues	U.S.$	68,033	U.S.$	65,198
Net income (loss)		(8,732)		978
Basic net income (loss) per share		(0.049)		0.006
Diluted net income (loss) per share		(0.049)		0.006
Balance Sheet Data:
Cash and cash equivalents	U.S.$	29,264
Net working capital		52,136
Total assets		484,717
Long-term debt		56,714
Shareholders’ equity		336,661

CAPITALIZATION
      The following table sets out our capitalization as at (i) December 31, 2004, (ii) September 30, 2005 prior to giving effect to the Arrangement and this offering, (iii) September 30, 2005 after giving effect to the Arrangement but before giving effect to this offering, and (iv) September 30, 2005 after giving effect to the Arrangement and this offering. This table should be read in conjunction with our consolidated audited consolidated financial statements for the financial year ended December 31, 2004 and our unaudited consolidated financial statements for the nine months ended September 30, 2005 incorporated by reference herein.

			As at September 30, 2005

			(U.S.$000’s)
			As Adjusted		(U.S.$000’s)
			After Giving		As Adjusted
		(U.S.$000’s)	Effect to		After Giving
	(U.S.$000’s)	Actual as at	Arrangement		Effect to
	As at Dec. 31,	September 30,	(Before		Arrangement and
	2004(1)	2005	Offering)(2)		Offering(2)(3)

		(Unaudited)	(Unaudited)		(Unaudited)
Canadian GAAP
Current Debt	$1,267	$4,465	4,465		$4,465
Long Term Debt	1,707	55,214	56,714		56,714

	2,974	59,679	61,179		61,179
Shareholders’ Equity
Common Shares	342,494	343,952	470,638	(4)(5)	537,748	(4)(5)
Other(6)	2,040	5,518	5,518		5,518
Deficit	(126,574)	(134,770)	(134,770)		(134,770)

	217,960	214,700	341,386		408,469

Total:	$220,934	$274,379	$402,565		$469,675

			As at September 30, 2005

			(U.S.$000’s)
			As Adjusted		(U.S.$000’s)
			After Giving		As Adjusted
		(U.S.$000’s)	Effect to		After Giving
	(U.S.$000’s)	Actual as at	Arrangement		Effect to
	As at Dec. 31,	September 30,	(Before		Arrangement and
	2004(1)	2005	Offering)(2)		Offering(2)(3)

		(Unaudited)	(Unaudited)		(Unaudited)
U.S. GAAP
Current Debt	$1,267	$4,465	$4,465		$4,465
Long Term Debt	1,707	58,390	59,890		59,890

	2,974	62,855	64,355		64,355
Shareholders’ Equity
Common Shares	339,524	340,982	467,668	(4)(5)	534,778	(4)(5)
Other(6)	3,356	5,178	5,178		5,178
Deficit	(154,654)	(176,306)	(176,306)		(176,306)

	188,226	169,854	296,540		363,650

Total:	$191,200	$232,709	$360,895		$428,005

(1)	These numbers are derived from audited financial statements.

(2)	Amounts shown assume that (i) the maximum of 37,150,764 Common Shares issuable pursuant to the Arrangement are issued, including Common Shares issuable upon the exercise of Golden Star options and warrants issued in exchange for St. Jude options and warrants pursuant to the Arrangement and (ii) no other convertible securities of Golden Star (including outstanding options, warrants and convertible notes) are exercised or converted into Common Shares.

(3)	Amounts shown assume (i) the issuance of 29,200,000 Common Shares in the offering and that the Underwriters’ Option is not exercised and (ii) that the offering proceeds are used to finance development of mining projects, as further described in “Use of Proceeds”. Amounts shown are before estimated expenses of the offering.

(4)	Changes to share capital in the nine months ended September 30, 2005 reflect our issuance of an aggregate of (i) 212,940 Common Shares issued pursuant to the exercise of incentive stock options and (ii) 385,000 Common Shares issued pursuant to the exercise of Common Share purchase warrants.

(5)	Amounts shown do not include (i) 100,000 Common Shares issued after September 30, 2005 pursuant to the exercise of incentive stock options, (ii) 4,892,451 Common Shares issuable on the exercise of outstanding stock options, (iii) 8,448,334 Common Shares issuable on the exercise of outstanding warrants, or (v) 11,111,111 Common Shares issuable upon conversion of senior convertible notes issued in April 2005.

(6)	“Other” includes the cumulative foreign currency translation adjustment, accumulated comprehensive income and contributed surplus.

USE OF PROCEEDS
      The net proceeds received by us from the sale of the Common Shares, after deducting the underwriters’ fees of Cdn.$3,679,200 and the estimated expenses of the offering of Cdn.$875,000, will be approximately Cdn.$77,205,800 million. If the Underwriters’ Option is exercised in full, we will receive additional net proceeds of approximately Cdn.$11,230,800 or U.S.$9,652,873 after deducting underwriters’ fees and before estimated offering expenses.
      We intend to use the net proceeds of this offering to fund the development of our mineral projects including the Bogoso/ Prestea expansion project, and for general corporate purposes. We expect that approximately Cdn.$70 million will be used in the Bogoso/ Prestea expansion project, and the balance will be used for general corporate purposes. The amount and timing of the use of the proceeds will depend upon various factors, including gold prices, production costs, the quality of the ores that we produce and business growth including acquisitions and exploration.
      There may be circumstances where, for sound business reasons, a reallocation of funds may be necessary. Pending the use of the proceeds of this offering, we intend to invest the net proceeds of this offering in U.S. or Canadian treasury bills or short-term, investment grade, interest-bearing securities.
DESCRIPTION OF SHARE CAPITAL
      Our authorized capital consists of an unlimited number of Common Shares and an unlimited number of first preferred shares issuable in series (the “Preferred Shares”). The following is a summary and may not describe every aspect of the Common Shares that may be important. Our constating documents and by-laws define the rights of holders of Common Shares and of Preferred Shares. As at December 21, 2005, 174,364,982 Common Shares (including 31,377,588 Common Shares issued pursuant to the Arrangement with St. Jude) and no Preferred Shares were issued and outstanding.
Common Shares

Dividend Rights
      Holders of Common Shares may receive dividends when, as and if declared by the board of directors on the Common Shares, subject to the preferential dividend rights of any other classes or series of Golden Star shares. In no event may a dividend be declared or paid on the Common Shares if payment of the dividend would cause the realizable value of Golden Star’s assets to be less than the aggregate of its liabilities and the amount required to redeem all of the shares having redemption or retraction rights, which are then outstanding.

Voting and Other Rights
      Holders of Common Shares are entitled to one vote per share, and in general, all matters will be determined by a majority of votes cast other than fundamental changes to Golden Star.

Liquidation
      In the event of any liquidation, dissolution or winding up of Golden Star, holders of Common Shares have the right to a ratable portion of the assets remaining after payment of liabilities and liquidation preferences of any Preferred Shares or other securities that may then be outstanding.

Redemption
      Common Shares are not redeemable or convertible.

Rights Agreement
      Rights to purchase Common Shares have been issued to holders of Common Shares under a rights agreement between us and CIBC Mellon Trust Company. One right is attached to each Common Share. If the rights become exercisable following the occurrence of certain specified events, each right will entitle the holder, within certain limitations, to purchase one Common Share at an exercise price equal to three times the market price of the Common Share, as determined under the terms of the agreement. In certain events (including when a person or group becomes the beneficial owner of 20% or more of any class of our voting shares without complying with the “permitted bid” provisions of the rights agreement or without the approval of our board of directors), exercise of the rights would entitle the holders of the rights (other than the acquiring person or group) to acquire that number of Common Shares having an aggregate market price on the date of the event equal to twice the exercise price of the rights for an amount in cash equal to the exercise price. Accordingly, exercise of the rights may cause substantial dilution to a person who attempts to acquire Golden Star. The rights, which expire in 2007 (unless extended as provided in the rights agreement), may be redeemed at a price of Cdn.$0.00001 per right at any time until a person or group has acquired 20% of Common Shares, except as otherwise provided in the rights agreement. The rights agreement may have certain anti-takeover effects.

PRICE RANGE OF OUR COMMON SHARES
      Our Common Shares are listed on the AMEX under the trading symbol “GSS” and on the TSX under the trading symbol “GSC”. As of December 21, 2005, 174,364,982 Common Shares were outstanding, and we had approximately 990 shareholders of record. On December 19, 2005, the closing price per share for our Common Shares as reported by the AMEX was U.S.$2.29 and as reported by the TSX was Cdn.$2.68.
      The following table sets forth, for the periods indicated, the reported high and low market closing prices per share of our Common Shares.

	American		Toronto
	Stock		Stock
	Exchange		Exchange

	High	Low	High	Low

	(U.S.$)		(Cdn.$)
2005:
First Quarter	4.04	2.58	4.94	3.15
Second Quarter	3.23	2.35	4.02	3.01
Third Quarter	3.73	2.84	4.33	3.40
Fourth Quarter (through December 19, 2005)	3.22	2.12	3.78	2.54
2004:
First Quarter	7.25	5.29	9.43	7.00
Second Quarter	7.07	4.27	9.20	5.90
Third Quarter	5.27	3.71	6.73	4.91
Fourth Quarter	5.61	3.50	7.10	4.32
2003:
First Quarter	2.29	1.54	3.49	2.25
Second Quarter	2.80	1.68	3.77	2.43
Third Quarter	4.53	2.46	6.15	3.42
Fourth Quarter	8.30	3.77	10.77	5.10
      We have not declared or paid cash dividends on our Common Shares since our inception. Future dividend decisions will consider our then-current business results, cash requirements and financial condition.
PLAN OF DISTRIBUTION
Underwriting
      We have entered into a Canadian underwriting agreement dated December 21, 2005 with BMO Nesbitt Burns Inc., Blackmont Capital Inc. and Wellington West Capital Markets Inc. (the “Canadian Underwriters”), under which the Canadian Underwriters have agreed to purchase 45%, 45% and 10%, respectively, of the 29,200,000 Common Shares offered by this short form prospectus. We have also entered into an agency agreement dated December 21, 2005 with Harris Nesbitt Corp., Blackmont Capital Corp. and Wellington West Capital Markets (USA) Inc. (the “U.S. Agents”), to offer the Common Shares in the United States on a best efforts basis. The Canadian Underwriters are obligated to take up and pay for all of the securities, if any of the securities are purchased under the agreement. However, the obligations of the Canadian Underwriters under the Canadian underwriting agreement may be terminated at their discretion on the basis of their assessment of the state of the financial markets and may also be terminated upon the occurrence of certain stated events.
      Subject to the terms of the Canadian underwriting agreement, we have agreed to issue and sell and the Canadian Underwriters have agreed to purchase on or about December 30, 2005, or such other date as may be agreed upon but not later than January 6, 2006, 100% of the Common Shares offered at a price of Cdn.$2.80 per Common Share for a total consideration of $81,760,000, payable in cash, net of the underwriters’ fee, against delivery of certificates. The price of the Common Shares was determined by negotiation between us and the underwriters. Any Common Shares sold by the U.S. Agents under the U.S. agency agreement will reduce the obligation of the Canadian Underwriters to take up and pay for Common Shares in an equal amount. The Canadian Underwriters may sell Common Shares to the U.S. Agents pursuant to the inter-dealer agreement described below. The Canadian underwriting agreement provides for us to pay the Canadian Underwriters a fee of Cdn.$0.126 per Common Share sold by them, which will be paid out of the gross proceeds from the offering.
      The Canadian underwriting agreement also provides that we will indemnify the Canadian Underwriters against certain liabilities and expenses, including liabilities under applicable securities legislation, or will contribute to payments that the Canadian Underwriters may be required to make in respect thereof. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the U.S. Securities Act of 1933 is against public policy as expressed in the U.S. Securities Act of 1933 and is therefore unenforceable.
      Subject to the terms of the U.S. agency agreement, we have appointed the U.S. Agents to offer the Common Shares for sale to the public in the United States on a best efforts basis at a price of Cdn.$2.80 per Common Share. The U.S. agency agreement provides for us to pay the U.S. Agents a fee of Cdn.$0.126 per Common Share sold by them, which will be paid out of the gross proceeds from the offering. The U.S. Agents have not committed to purchase a minimum amount of Common Shares under the U.S. agency agreement. The obligations of the U.S. Agents under the U.S. agency agreement may be terminated at their discretion upon the occurrence of certain stated events.
      The U.S. agency agreement also provides that we will indemnify the U.S. Agents against certain liabilities and expenses, including liabilities under the U.S. Securities Act of 1933, or will contribute to payments that the U.S. Agents may be required to make in respect thereof. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the U.S. Securities Act of 1933 is against public policy as expressed in the U.S. Securities Act of 1933 and is therefore unenforceable.
      We have agreed to pay the legal fees of the underwriters as well as certain other out-of-pocket expenses.
      The underwriters have entered into an inter-dealer agreement among themselves that permits, subject to the terms and conditions set forth in such agreement, one group of underwriters to purchase Common Shares from or through the other group and to offer them for resale. The price and currency of settlement of any Common Shares so purchased will be determined by agreement between the selling and purchasing groups of underwriters at the time of any such transaction. Any such Common Shares purchased by the underwriters will be offered on the terms set forth in this prospectus.
      The underwriters have informed us that they do not expect to confirm sales of our Common Shares offered by this prospectus to any accounts over which they exercise discretionary authority.
      The prospectus qualifies for distribution 29,200,000 Common Shares.
Underwriters’ Option
      We granted the Canadian Underwriters the Underwriters’ Option to purchase up to an additional 4,200,000 Common Shares at the price to the public as set forth on the cover page of this short form prospectus less the underwriters’ fee, exercisable at any time until 48 hours prior to the closing of the offering. We will be obligated, pursuant to the Underwriters’ Option, to sell these additional Common Shares to the Canadian Underwriters to the extent the Underwriters’ Option is exercised. This short form prospectus also qualifies the distribution of the Underwriters’ Option and the additional 4,200,000 Common Shares issuable upon the exercise of the Underwriters’ Option. Under the inter-dealer agreement, the Canadian Underwriters may allocate any portion of additional Common Shares purchased to the U.S. Agents to sell in the United States.

Stabilization
      In connection with the offering, the underwriters may engage in stabilizing transactions, underwriters’ transactions and syndicate covering transactions in accordance with Regulation M under the United States Securities Exchange Act of 1934, as amended. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
      Stabilizing transactions and syndicate-covering transactions may have the effect of raising or maintaining the market price of our Common Shares or preventing or retarding a decline in their market price. As a result, the price of our Common Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the TSX, the AMEX or otherwise and, if commenced, may be discontinued at any time.
      Pursuant to policy statements of the Ontario Securities Commission, the underwriters may not, throughout the period of distribution under this prospectus, bid for or purchase Common Shares. The foregoing restriction is subject to certain exceptions including a bid or purchase permitted under the by-laws and rules of the TSX relating to market stabilization and passive market making activities; and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of the distribution, provided that the bid or purchase was not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the Common Shares. All of these transactions must also be effected in accordance with Regulation M under the United States Securities Exchange Act of 1934, as amended.
Determination of Offering Price
      The offering price of the Common Shares offered by this short form prospectus was determined by negotiation between us and the underwriters. Among the factors considered in determining the offering price of the Common Shares was:

•	the market price of our Common Shares;

•	our history and our prospects;

•	the industry in which we operate;

•	gold prices and trends;

•	our past and present operating results;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.
      The offering price stated on the cover page of this short form prospectus should not be considered an indication of the actual value of the Common Shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the Common Shares can be resold at or above the offering price.

RISK FACTORS
      An investment in the Common Shares involves a high degree of risk. You should consider carefully the following discussion of risks, in addition to the other information included or incorporated by reference in this short form prospectus including Golden Star’s pro forma consolidated financial statements set forth in Appendix A before purchasing any of the Common Shares. In addition to historical information, the information in this short form prospectus contains “forward-looking” statements about our future business and performance. See “Forward-Looking Statements”. Our actual operating results and financial performance may be very different from what we expect as of the date of this short form prospectus. Risk factors relating to our business include risks related to the business of St. Jude. The risks below address the material factors that may affect our future operating results and financial performance.
Risks Relating to the Acquisition of St. Jude

The integration of Golden Star and St. Jude may not occur as planned.
      The Arrangement will involve the integration of companies that previously operated independently. The Arrangement was proposed with the expectation that its successful completion would, over time, result in enhanced growth opportunities and the synergies resulting from the combination of increased earnings and reduced costs. These anticipated benefits would depend in part on whether the operations of Golden Star and St. Jude can be integrated in an efficient and effective manner and whether St. Jude’s Hwini-Butre, South Benso and other properties can be developed. If this does not occur the benefits we receive from the acquisition will be significantly less than anticipated. Most operational and certain staffing decisions with respect to the combined company have not yet been made. These decisions and the integration of the two companies will present challenges to management, including the integration of systems and personnel of the two companies, and special risks, including possible unanticipated liabilities and costs.
Financial Risks

A substantial or prolonged decline in gold prices would have a material adverse effect on us.
      The price of our Common Shares, our financial results and our exploration, development and mining activities have previously been, and would in the future be, significantly adversely affected by a substantial or prolonged decline in the price of gold. The price of gold is volatile and is affected by numerous factors beyond our control such as the sale or purchase of gold by various central banks and financial institutions, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional demand, and the political and economic conditions of major gold-producing countries throughout the world. Any drop in the price of gold adversely impacts our revenues, profits and cash flows. In particular, a sustained low gold price could:

•	cause suspension of our mining operations at Bogoso/ Prestea and Wassa if such operations become uneconomic at the then-prevailing gold price, thus further reducing revenues;

•	cause us to be unable to fulfill our obligations under agreements with our partners or under our permits and licenses which could cause us to lose our interests in, or be forced to sell, some of our properties;

•	cause us to be unable to fulfill our debt payment obligations;

•	halt or delay the development of new projects;

•	reduce funds available for exploration, with the result that depleted reserves are not replaced; and

•	reduce or eliminate the benefit of enhanced growth opportunities anticipated from the St. Jude acquisition.
      Furthermore, the need to reassess the feasibility of any of our projects because of declining gold prices could cause substantial delays or might interrupt operations until the reassessment can be completed. Mineral reserve calculations and life-of-mine plans using significantly lower gold prices could result in reduced estimates of mineral reserves and non-reserve mineral resources and in material write-downs of our investment in mining properties and increased amortization, reclamation and closure charges.

We may incur substantial losses in the future that could make financing our operations and business strategy more difficult.
      We had a net loss of U.S.$8.2 million during the nine months ended September 30, 2005 and annual earnings of U.S.$2.6 million, U.S.$22.0 million and U.S.$4.9 million in 2004, 2003 and 2002, respectively. We reported net losses of U.S.$20.6 million in 2001 and U.S.$14.9 million in 2000. Numerous factors, including declining gold prices, lower than expected ore grades or higher than expected operating costs (including increased commodity prices), and impairment write-offs of mine property and/or exploration property costs, could cause us to be unprofitable in the future. The acquisition of St. Jude, which has no operating properties, may result in increased future losses. Any future operating losses could make financing our operations and our business strategy, including pursuit of growth opportunities anticipated as a result of our acquisition of St. Jude, or raising additional capital, difficult or impossible and could materially and adversely affect our operating results and financial condition.

Our obligations could strain our financial position and impede our business strategy.
      We have total consolidated debt and liabilities as of September 30, 2005 of U.S.$105.0 million, including U.S.$12.2 million payable to financial institutions, U.S.$50 million in senior convertible notes maturing on April 15, 2009, U.S.$32.3 million of current trade payables, accrued current and other liabilities and an U.S.$10.5 million accrual for environmental rehabilitation liabilities. For additional information on our environmental rehabilitation liabilities, see note 13 to our consolidated financial statements contained in our Annual Report on Form 10-K, as amended, for our most recently completed fiscal year and the subsequent Quarterly Report on Form 10-Q for our most recently completed fiscal quarter. We expect that our indebtedness and other liabilities will increase as a result of our corporate development activities. These liabilities could have important consequences, including the following:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, operating and exploration costs and other general corporate requirements;

•	requiring us to dedicate a significant portion of our cash flow from operations to make debt service payments, which would reduce our ability to fund working capital, capital expenditures, operating and exploration costs and other general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	placing us at a disadvantage when compared to our competitors that have less debt relative to their market capitalization.

Our estimates of mineral reserves and non-reserves could be inaccurate, which could cause production and costs to differ from estimates.
      There are numerous uncertainties inherent in estimating proven and probable mineral reserves and non-reserve measured, indicated and inferred mineral resources, including many factors beyond our control. The accuracy of estimates of mineral reserves and non-reserves is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation, which could prove to be unreliable. These estimates of mineral reserves and non-reserves may not be accurate, and mineral reserves and non-reserves may not be able to be mined or processed profitably. For example, we plan to evaluate the non-reserve resources at Hwini-Butre and South Benso pursuant to our methodologies, analytical techniques and quality assurance and quality control procedures. We expect to report lower amounts of non-reserve resources than St. Jude reported pre-acquisition as a result of this analysis.

      Fluctuation in gold prices, results of drilling, metallurgical testing and production and the evaluation of mine plans subsequent to the date of any estimate could require revision of the estimate. The volume and grade of mineral reserves mined and processed and recovery rates might not be the same as currently anticipated. Any material reductions in estimates of our mineral reserves and non-reserves, or of our ability to extract these mineral reserves and non-reserves, could have a material adverse effect on our results of operations and financial condition.

We currently have only two major sources of operational cash flows, which will likely be insufficient to fund our continuing exploration and development activities.
      While we have received significant infusions of cash from sales of equity and debt, our only current significant internal sources of funds are operational cash flows from Bogoso/ Prestea and Wassa. The newly constructed Wassa processing plant and open pit mine were completed and placed in service on April 1, 2005 and currently process through the mill a mixture of ore from the open pit and materials from the prior owner’s heap leach pads. Production at Wassa was 45,063 ounces in the second and third quarters of 2005 and is expected to average approximately 140,000 ounces per year after 2005. However, Wassa’s production goal may not be achieved. The anticipated continuing exploration and development of our properties will require significant expenditures over the next several years, which we expect to increase with the acquisition of St. Jude. We expect that these expenditures will exceed free cash flows generated by Bogoso/ Prestea and Wassa during that period, and therefore we expect in the future to require additional external debt or equity financing. Lower gold prices during the five years prior to 2002 adversely affected our ability to obtain financing, and recurring lower gold prices could have similar effects in the future. In the future, we may not be able to obtain adequate financing on acceptable terms. If we are unable to obtain additional financing on acceptable terms, we might need to delay or indefinitely postpone further exploration and development of our properties, and as a result, we could lose our interest in, or could be forced to sell, some of our properties.

Implementation of a gold hedging program might be unsuccessful and incur losses.
      Euro Ressources S.A., our 57.2% owned subsidiary, has entered into a cash-settled forward sales agreement with its lender designed to reduce in part the impact of gold price fluctuations on expected future Rosebel royalty revenues it receives from Cambior Inc., as required by its loan agreement. While there is a risk of loss if the derivative positions were to be liquidated early and during a period of unfavorable gold prices, loan covenants prohibit liquidation of the position prior to the end of the loan repayment.
      We have purchased and expect to continue to purchase put options (“puts”) and call options (“calls”) from time to time during the construction phase of the new processing plant at Bogoso in Ghana. Puts give us the right but not the obligation to sell gold in the future at a fixed price. While puts do not limit the upside potential of higher gold prices, early liquidation of puts during a period of unfavorable gold prices could result in a loss. Calls are contractual commitments which require us to sell gold at a fixed price on specified future dates. If the spot market gold price exceeds the call option price on the specified sale date we would receive the call price rather than the higher spot market price for the gold ounces covered by the call option. Current call options are set at U.S.$525 per ounce. There will be no cost to us unless the spot market price of gold exceeds this level on the call options’ specified sales dates. Of our 2006 production, approximately 16% is subject to calls at U.S.$525 per ounce, and approximately 40% is protected by puts at a floor price of U.S.$406 per ounce.
      We continue to review whether or not, in light of the potential for gold prices to fall, it would be appropriate to establish a more general hedging program. To date, we have decided not to implement a more general hedging program on gold production from our own properties.

We are subject to fluctuations in currency exchange rates, which could materially adversely affect our financial position.
      Our revenues are in United States dollars, and we maintain most of our working capital in United States dollars or United States dollar-denominated securities. We typically convert our United States funds to foreign currencies as payment obligations become due. Accordingly, we are subject to fluctuations in the rates of currency exchange between the United States dollar and these foreign currencies, and these fluctuations could materially affect our financial position and results of operations. A significant portion of the operating costs at Bogoso/ Prestea and Wassa is based on the Ghanaian currency, the Cedi. We are required to convert into Cedis only 20% of the foreign exchange proceeds that we receive from selling gold, but the Government of Ghana could require us to convert a higher percentage of gold sales proceeds into Cedis in the future. In addition, we currently have future obligations that are payable in South African Rand and Euros, and receivables collectible in Euros. We obtain construction and other services and materials and supplies from providers in South Africa and other countries. The costs of goods and services could increase due to changes in the value of the United States dollar or the Cedi, Euros, the South African Rand or other currencies, such as the recent decrease in the value of the United States dollar relative to other currencies. In addition, these changes may increase the salary costs of expatriate employees who are currently paid in United States dollars. Consequently, operation and development of our properties might be more costly than we anticipate.
      We have purchased and expect to purchase additional South African Rand and Euro forward contracts in the near future to hedge the expected purchase of capital assets in South Africa in connection with the Bogoso sulfide expansion project. We may engage in additional currency hedges in the future in connection with other projects. Implementation of a currency hedging program may not adequately protect us from the effects of fluctuation in currency exchange rates.

Risks inherent in acquisitions that we might undertake could adversely affect our current business and financial condition and our growth.
      We plan to continue to pursue the acquisition of producing, development and advanced stage exploration properties and companies, and have recently completed the acquisition and joint venture of exploration and development properties in Ghana and Sierra Leone and the acquisition of St. Jude on December 21, 2005. The search for attractive acquisition opportunities and the completion of suitable transactions are time consuming and expensive and divert management attention from our existing business and may be unsuccessful. Our success in our acquisition activities depends on our ability to complete acquisitions on acceptable terms and integrate the acquired operations successfully with those of Golden Star. Any acquisition would be accompanied by risks. For example, there may be a significant change in commodity prices after we have committed to complete a transaction and established the purchase price or exchange ratio, a material orebody may prove to be below expectations or the acquired business or assets may have unknown liabilities which may be significant. We may lose the services of our key employees or the key employees of any business we acquire or have difficulty integrating operations and personnel. The integration of an acquired business or assets may disrupt our ongoing business and our relationships with employees, suppliers and contractors. Any one or more of these factors or other risks could cause us not to realize the anticipated benefits of an acquisition of properties or companies, and could have a material adverse effect on our current business and financial condition and on our ability to grow.

We are subject to litigation risks.
      All industries, including the mining industry, are subject to legal claims, with and without merit. We are involved in various routine legal proceedings, which include labor matters such as unfair termination claims, supplier matters and property issues incidental to our business, and we are involved in a dispute with respect to a portion of our interest in the Prestea Underground. An internal dispute among shareholders of a company that previously held an interest in the HB Concession may affect St. Jude’s rights to a portion of the Hwini-Butre property. Defense and settlement costs can be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation process, the resolution of any particular legal proceeding could have a material effect on our financial position and results of operations.
Operational Risks

The technology, capital costs and cost of production of refractory mineral reserves and non-reserves at Bogoso/ Prestea remain subject to a number of uncertainties, including funding uncertainties.
      Based upon the completion of our Bogoso sulfide project feasibility study in 2001, the refractory material at Bogoso/ Prestea, which is ore that cannot be satisfactorily processed by basic gravity concentration or simple cyanidation, has been included in our proven and probable mineral reserves, which are prepared in accordance with National Instrument 43-101 of the Canadian securities regulators. While the sulfide project feasibility study indicated that refractory mineral reserves can be profitably mined and processed at current gold prices, the capital cost to upgrade the Bogoso processing plant with a bio-oxidation or BIOX circuit to process refractory ore, together with related mining equipment, and facilities, is significant, and U.S.$20.3 million has been spent on the project through September 30, 2005. While the processing technology envisioned in the feasibility study has been successfully utilized at other mines and, despite our testing, engineering and analysis, the technology may not perform successfully at commercial production levels on the Bogoso/ Prestea refractory sulfide ores, in which case our production estimates may not be achieved.

We are subject to a number of operational hazards that can delay production or result in liability to us.
      Our activities are subject to a number of risks and hazards including:

•	environmental hazards;

•	discharge of pollutants or hazardous chemicals;

•	industrial accidents;

•	labor disputes and shortages;

•	supply and shipping problems and delays;

•	shortage of equipment and contractor availability;

•	difficulty in applying technology such as bio-oxidation processing;

•	unusual or unexpected geological or operating conditions;

•	slope failures;

•	cave-ins of underground workings;

•	failure of pit walls or dams;

•	fire;

•	changes in the regulatory environment; and

•	natural phenomena such as inclement weather conditions, floods and earthquakes.
      These or other occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, delayed production, monetary losses and possible legal liability. We could incur liabilities as a result of pollution and other casualties. Satisfying such liabilities could be very costly and could have a material adverse effect on our financial position and results of operations.

Our mining operations are subject to numerous environmental laws, regulations and permitting requirements that can delay production and adversely affect operating and development costs.
      Compliance with existing regulations governing the discharge of materials into the environment, or otherwise relating to environmental protection, in the jurisdictions where we have projects may have a material adverse effect on our exploration activities, results of operations and competitive position. New or expanded regulations, if adopted, could affect the exploration or development of our projects or otherwise have a material adverse effect on our operations.
      A significant portion of our recently acquired Dunkwa property and portions of our Wassa property, as well as some of our exploration properties in Ghana, are located within forest reserve areas. Although Dunkwa and Wassa have been identified by the Government of Ghana as eligible for mining permits subject to normal procedures and a site inspection, permits for projects in forest reserve areas may not be issued in a timely fashion, or at all, and such permits may contain special requirements with which it is burdensome or expensive to comply.
      Mining and processing gold from the south end of the Prestea property, the new tailings dam at Bogoso and other activities will require mining and other permits from the Government of Ghana. These permits may not be issued on a timely basis or at all, and such permits, when issued, may be subject to requirements or conditions with which it is burdensome or expensive to comply. Such permitting issues could adversely affect our projected production commencement dates, production amounts and costs.
      Due to an increased level of non-governmental organization activity targeting the mining industry in Ghana, the potential for the Government of Ghana to delay the issuance of permits or impose new requirements or conditions upon mining operations in Ghana may be increased. Any changes in the Government of Ghana’s policies may be costly to comply with and may delay mining operations. The exact nature of other environmental control problems, if any, which we may encounter in the future cannot be predicted, primarily because of the changing character of environmental requirements that may be enacted within various jurisdictions. To the extent that we are subject to any such changes, they may have a material adverse effect on our operations in Ghana.
      As a result of the foregoing risks, project expenditures, production quantities and rates and cash operating costs, among other things, could be materially and adversely affected and could differ materially from anticipated expenditures, production quantities and rates, and costs. In addition, estimated production dates could be delayed materially. Any such events could materially and adversely affect our business, financial condition, results of operations and cash flows.

The development and operation of our mining projects involve numerous uncertainties that could affect the feasibility or profitability of such projects.
      Mine development projects, including our recent development at Wassa and expansion at Bogoso/ Prestea, and the potential development of St. Jude’s projects if reserves are established, typically require a number of years and significant expenditures during the development phase before production is possible.
      Development projects are subject to the completion of successful feasibility studies and environmental assessments, issuance of necessary governmental permits and receipt of adequate financing. The economic feasibility of development projects is based on many factors such as:

•	estimation of mineral reserves and mineral resources;

•	anticipated metallurgical recovery rates;

•	environmental considerations and permitting;

•	future gold prices; and

•	anticipated capital and operating costs.

      Our mine development projects could have limited relevant operating history upon which to base estimates of future operating costs and capital requirements. Estimates of proven and probable mineral reserves and operating costs determined in feasibility studies are based on geologic and engineering analyses and might not prove to be accurate.
      The management of mine development projects and start up of new operations are complex, and we do not have a history of simultaneously managing an ongoing operation, the start-up of a new operation and a significant development project. Completion of development and the commencement of production may be subject to delays, as occurred at Wassa. Any of the following events, among others, could affect the profitability or economic feasibility of a project:

•	unanticipated changes in grade and tonnage of ore to be mined and processed;

•	unanticipated adverse geotechnical conditions;

•	incorrect data on which engineering assumptions are made;

•	costs of constructing and operating a mine in a specific environment;

•	availability and cost of processing and refining facilities;

•	availability of economic sources of power;

•	adequacy of water supply;

•	adequate access to the site including competing land uses (such as agriculture and illegal mining);

•	unanticipated transportation costs;

•	significant increases in the cost of diesel fuel, cyanide or other major components of operating costs;

•	government regulations (including regulations relating to prices, royalties, duties, taxes, permitting, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands);

•	fluctuations in gold prices; and

•	accidents, labor actions and force majeure events.
      Adverse effects on the operations or further development of a project could also adversely affect our business, financial condition, results of operations and cash flow. Because of these uncertainties, and others identified in these “Risk Factors”, our production estimates at Bogoso/ Prestea and Wassa may not be achieved.

We need to continually obtain additional mineral reserves for gold production and a failure to do so would adversely affect our business and financial position in the future.
      Because mines have limited lives based on proven and probable mineral reserves, we must continually replace and expand our mineral reserves as our mines produce gold. At current average production rates, we estimate that Bogoso/ Prestea has over ten years of mine life and Wassa has approximately five years of mine life, but our estimates might not be correct and the mine life would be shortened if we expand production. Our ability to maintain or increase our annual production of gold will be dependent in significant part on our ability to bring new mines into production and to expand or extend the life of existing mines.

Gold exploration is highly speculative, involves substantial expenditures, and is frequently non-productive.
      Gold exploration, including the exploration of the Prestea Underground and St. Jude’s Hwini-Butre, South Benso and other projects, involves a high degree of risk and exploration projects are frequently unsuccessful. Few prospects that are explored end up being ultimately developed into producing mines. To the extent that we continue to be involved in gold exploration, the long-term success of our operations will be related to the cost and success of our exploration programs. We cannot assure you that our gold exploration efforts will be successful. The success of gold exploration is determined in part on the following factors:

•	the identification of potential gold mineralization based on superficial analysis;

•	availability of prospective land;

•	availability of government-granted exploration permits;

•	the quality of our management and our geological and technical expertise; and

•	the capital available for exploration and development.
      Substantial expenditures are required to determine if a project has economically mineable mineralization. It could take several years to establish proven and probable mineral reserves and to develop and construct mining and processing facilities. As a result of these uncertainties, we cannot assure you that current and future exploration programs will result in the discovery of mineral reserves, the expansion of our existing mineral reserves and the development of mines.

We face competition from other mining companies in connection with the acquisition of properties.
      We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, precious metals. Many of these companies have greater financial resources, operational experience and technical capabilities. As a result of this competition, we might be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our revenues, operations and financial condition could be materially adversely affected.

Title to our mineral properties could be challenged.
      We seek to confirm the validity of our rights to title to, or contract rights with respect to, each mineral property in which we have a material interest. We have mining leases with respect to our Bogoso/ Prestea, Wassa and Prestea Underground properties. However, we cannot guarantee that title to our properties will not be challenged. An internal dispute among the shareholders of a company that previously held an interest in the HB Concession may affect St. Jude’s rights to a portion of the Hwini-Butre property. Title insurance generally is not available, and our ability to ensure that we have obtained a secure claim to individual mineral properties or mining concessions could be severely constrained. We generally do not conduct surveys of our properties until they have reached the development stage, and therefore, the precise area and location of such properties could be in doubt. Accordingly, our mineral properties could be subject to prior unregistered agreements, transfers or claims, and title could be affected by, among other things, undetected defects. In addition, we might be unable to operate our properties as permitted or to enforce our rights with respect to our properties.

We depend on the services of key executives.
      We are dependent on the services of key executives including our President and Chief Executive Officer and a small number of highly skilled and experienced executives and personnel. Due to the relatively small size of our management team, the loss of these persons or our inability to attract and retain additional highly skilled employees could adversely affect the exploration and development of our properties, which could have a material adverse effect on our business and future operations. We have obtained key person insurance only with respect to our President and Chief Executive Officer.
      The period of weak gold prices prior to 2002 resulted in the depletion in the number of trained and experienced professionals and managers in our industry. Higher gold prices have resulted in an increased demand for these people, and it could therefore be more difficult to attract or retain such experienced professionals and managers without significantly increasing the cost to us.

Our insurance coverage could be insufficient.
      Our business is subject to a number of risks and hazards generally, including:

•	adverse environmental conditions;

•	industrial accidents;

•	labor disputes;

•	unusual or unexpected geological conditions;

•	ground or slope failures;

•	cave-ins;

•	changes in the regulatory environment;

•	natural phenomena such as inclement weather conditions, floods and earthquakes; and

•	political risks including expropriation and civil war.
      Such occurrences could result in:

•	damage to mineral properties or production facilities;

•	personal injury or death;

•	loss of legitimate title to properties;

•	environmental damage to our properties or the properties of others;

•	delays in mining;

•	monetary losses; and

•	possible legal liability.
      Although we maintain insurance in amounts that we believe to be reasonable, our insurance might not cover all the potential risks associated with our business. We might also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage might not continue to be available or might not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to us or to other companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards which we cannot insure against or which we might elect not to insure against because of premium costs or other reasons. Losses from these events might cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations. In addition, as of the completion of the Arrangement with St. Jude, our insurance policies do not cover St. Jude and its properties and we may not be able to obtain insurance to cover St. Jude and its properties at economically feasible premiums or at all.
Governmental and Regulatory Risks

As a holding company, limitations on the ability of our operating subsidiaries to make distributions to us could adversely affect the funding of our operations.
      We are a holding company that conducts operations through foreign (principally African) subsidiaries and joint ventures, and substantially all of our assets consist of equity in these entities. Accordingly, any limitation on the transfer of cash or other assets between the parent corporation and these entities, or among these entities, could restrict our ability to fund our operations efficiently, or to repay our convertible notes or other debt. Any such limitations, or the perception that such limitations might exist now or in the future, could have an adverse impact on our valuation and stock price.

We are subject to changes in the regulatory environment where we operate which may increase our costs of compliance.
      Our mining operations and exploration activities are subject to extensive regulation governing various matters, including:

•	licensing

•	production

•	taxes

•	water disposal

•	toxic substances

•	development and permitting

•	exports

•	imports

•	labor standards

•	occupational health and safety

•	mine safety

•	environmental protections
      Compliance with these regulations increases the costs of the following:

•	planning

•	designing

•	drilling

•	operating

•	developing

•	constructing

•	closure and reclamation
      We believe that we are in substantial compliance with current laws and regulations in Ghana and elsewhere. However, these laws and regulations are subject to frequent change and reinterpretation. Due to the substantial increase in mining development in Ghana in recent years, the Government of Ghana has been reviewing the adequacy of reclamation bonds and guarantees throughout the country and in some cases has requested higher levels of bonding than previously had been required. Our bonds may be increased. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation or interpretation of these laws and regulations could have a material adverse impact on us, cause a reduction in levels of production and delay or prevent the development or expansion of our properties in Ghana.
      Government regulations limit the proceeds from gold sales that could be withdrawn from Ghana. Changes in regulations that increase these restrictions could have a material adverse impact on us, as Bogoso/ Prestea and Wassa are currently our only sources of internally generated operating cash flows.

The Government of Ghana has the right to increase its ownership and control of certain subsidiaries.
      The Government of Ghana currently has a 10% carried interest in our subsidiaries that own our Bogoso/ Prestea mine, Wassa mine and Prestea Underground property and in the subsidiaries of St. Jude that own the Hwini-Butre, South Benso and other properties in Ghana. The Government of Ghana also has: (a) the right to acquire up to an additional 20% equity interest in each of these subsidiaries for a price to be determined by agreement or arbitration; (b) the right to acquire a special share or golden share in such subsidiaries at any time for no consideration or such consideration as the Government of Ghana and such subsidiaries might agree; and (c) a pre-emptive right to purchase all gold and other minerals produced by such subsidiaries. The Government of Ghana may seek to exercise one or more of these rights, which could reduce our equity interest. A reduction in our equity interest could reduce our income or cash flows from Bogoso/ Prestea or Wassa, reducing amounts available to us for reinvestment and adversely affecting our ability to take certain actions.

We are subject to risks relating to exploration, development and operations in foreign countries.
      Certain laws, regulations and statutory provisions in certain countries in which we have mineral rights could, as they are currently written, have a material negative impact on our ability to develop or operate a commercial mine. For countries where we have exploration or development stage projects, we intend to negotiate mineral agreements with the governments of these countries and seek variances or otherwise be exempted from the provisions of these laws, regulations and/or statutory provisions. We cannot assure you, however, that we will be successful in obtaining mineral agreements or variances or exemptions on commercially acceptable terms.
      Our assets and operations are affected by various political and economic uncertainties, including:

•	the risks of war, civil unrest, coups or other violent or unexpected changes in government;

•	political instability and violence;

•	expropriation and nationalization;

•	renegotiation or nullification of existing concessions, licenses, permits, and contracts;

•	illegal mining;

•	changes in taxation policies;

•	restrictions on foreign exchange and repatriation; and

•	changing political conditions, currency controls, and governmental regulations that favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

Illegal mining occurs on our properties, is difficult to control, can disrupt our business and can expose us to liability.
      We continue to experience heightened illegal mining activity on the Prestea property involving illegal miners numbering in the thousands. Most of this activity is in the Beta Boundary area south of Prestea and includes areas where we have established reserves. It is difficult to quantify the exact impact of this activity on our reserves and non-reserve mineral resources. The impact of this illegal mining, to the extent known at this time, on our currently reported mineral reserve and non-reserve mineral resources was included in our year-end 2004 reserve figures. While we are proactively working with local, regional and national governmental authorities to obtain protection of our property rights on a timelier basis, any action on the part of such authorities may not occur, may not fully address our problems or may be delayed.
      In addition to the impact on our mineral reserve and non reserve mineral resources, the presence of illegal miners could lead to project delays and disputes and delays regarding the development or operation of commercial gold deposits. The work performed by the illegal miners could cause environmental damage or other damage to our properties, or personal injury or death for which we could potentially be held responsible. Illegal miners work on other of our properties from time to time, and they may in the future increase their presence and have increased negative impacts such as those described above on such other properties.

Our activities are subject to complex laws, regulations and accounting standards that can adversely affect operating and development costs, the timing of operations, the ability to operate and financial results.
      Our business, mining operations and exploration and development activities are subject to extensive Canadian, United States, Ghanaian and other foreign, federal, state, provincial, territorial and local laws and regulations governing exploration, development, production, exports, taxes, labor standards, waste disposal, protection of the environment, reclamation, historic and cultural resource preservation, mine safety and occupational health, toxic substances, reporting and other matters, as well as accounting standards. Compliance with these laws, regulations and standards or the imposition of new such requirements could adversely affect operating and development costs, the timing of operations, the ability to operate and financial results.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and share price.
      We are required to annually test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditor addressing these assessments. Any failure to implement, improve and expand our systems, processes, or controls efficiently could have a material adverse effect on our business and our ability to achieve and maintain an effective internal control environment. During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. While we have satisfied the requirements of Section 404 for the year ended December 31, 2004, failure in the future to achieve and maintain an effective internal control environment could have a material adverse effect on our business and share price. As a reporting issuer in Canada and not reporting in the United States, St. Jude has not previously been subject to Section 404. As a result of our acquisition of St. Jude, we will be required to expand our internal control procedures to include the business and financial information of St. Jude in order to satisfy the requirements of Section 404. Our failure to do so effectively and in a timely manner could have a material adverse effect on our business and share price.
Market Risks

The market price of our Common Shares could experience volatility and could decline significantly.
      Our Common Shares are listed on the TSX and AMEX. Securities of small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. Our share price is also likely to be significantly affected by short-term changes in gold prices or in our financial condition or results of operations as reflected in our quarterly earnings reports. Other factors unrelated to our performance that could have an effect on the price of our Common Shares include the following:

•	the extent of analytical coverage available to investors concerning our business could be limited if investment banks with research capabilities do not continue to follow our securities;

•	the trading volume and general market interest in our securities could affect an investor’s ability to trade significant numbers of Common Shares;

•	the relatively small size of the public float will limit the ability of some institutions to invest in our securities; and

•	a substantial decline in our stock price that persists for a significant period of time could cause our securities to be delisted from the TSX and the AMEX, further reducing market liquidity.
      As a result of any of these factors, the market price of our Common Shares at any given point in time might not accurately reflect our long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We could in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

Investors could have difficulty or be unable to enforce certain civil liabilities on us, certain of our directors and our experts.
      Golden Star is a Canadian corporation. Substantially all of our assets are located outside of Canada and the United States, and our head office is located in the United States. It might not be possible for investors to collect judgments obtained in Canadian courts predicated on the civil liability provisions of Canadian or U.S. securities legislation. It could also be difficult for you to effect service of process in connection with any action brought in the United States upon such directors and experts. Execution by United States courts of any judgment obtained against us or, any of the directors, executive officers or experts named in this short form prospectus in the United States courts would be limited to our assets or the assets of such persons or corporations, as the case might be, in the United States. The enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States is doubtful.

There may be certain tax risks associated with investments in Golden Star.
      Potential investors that are United States taxpayers should consider that we could be considered to be a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. Although we believe that we currently are not a PFIC and do not expect to become a PFIC in the future, the tests for determining PFIC status are dependent upon a number of factors, some of which are beyond our control, and we can not assure you that we would not become a PFIC in the future. If we were deemed to be a PFIC, then a United States taxpayer who disposes of Common Shares at a gain, or who received a so-called “excess distribution” on the Common Shares, generally would be required to treat such gain or excess distribution as ordinary income and pay an interest charge on a portion of the gain or distribution.

The existence of outstanding rights to purchase or acquire Common Shares could impair our ability to raise capital.
      As of December 21, 2005 approximately 19.1 million Common Shares are issuable on exercise of warrants, options or other rights to purchase Common Shares (including options and warrants issued in exchange for St. Jude options and warrants) at prices ranging from Cdn$0.29 to Cdn$9.07. In addition, 11.1 million Common Shares are currently issuable upon conversion of our senior convertible notes issued in April 2005. During the life of the warrants, options, notes and other rights, the holders are given an opportunity to profit from a rise in the market price of Common Shares, with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional financing during the period such rights are outstanding could be adversely affected, and the existence of the rights could have an adverse effect on the price of its Common Shares. The holders of the warrants, options, notes and other rights can be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the outstanding rights.
Risks Relating to This Offering

You will suffer immediate dilution of your investment and are subject to future dilution by the exercise of options and warrants.
      On December 21, 2005, we have approximately 174,364,982 shares outstanding which includes 31,337,588 Common Shares issued pursuant to the Arrangement with St. Jude. As of December 21, 2005,

11,111,111 Common Shares were issuable upon conversion of the senior convertible notes, there were options outstanding to purchase up to 4,892,451 Common Shares at prices from Cdn$1.02 to Cdn.$9.07 per share under our stock option plans, warrants outstanding to purchase up to 8,448,334 Common Shares at a weighted average exercise price of Cdn.$4.60 per share and options and warrants outstanding to purchase 5,773,176 Common Shares at prices from Cdn$0.29 to Cdn$4.17 issued in exchange for St. Jude options and warrants. If currently outstanding options or warrants to purchase our Common Shares are exercised, your investment would be further diluted.
LEGAL PROCEEDINGS
      Our joint venture partner in the Prestea Underground, entered receivership in March 2003. The joint venture agreement regarding Prestea Underground specifies that upon a party entering into receivership, any remaining interest held in the partnership by the insolvent partner would immediately vest with the solvent partner. The transfer and vesting of the prior partner’s ownership interest in our subsidiary, BGL, was challenged by a judgment creditor of our prior partner in an action brought before the High Court in Accra, Ghana on February 28, 2005. In June 2005, the High Court issued a preliminary finding in favor of the judgment creditor. Nevertheless, continued project spending by us diluted the prior partner’s original ownership position to less than 10% by September 30, 2005, resulting in the residual value immediately converting into a 2.5% net profits interest in potential future earnings from the Prestea Underground mine. While the High Court’s ruling has effectively given the 2.5% net profits interest to the bankruptcy trustee, the trustee still must establish the fair value of the interest and then find a buyer. At a recent bankruptcy hearing, none of the creditors were willing to fund a valuation study.
      We are engaged in routine litigation incidental to our business. No material legal proceedings, involving us or our business are pending, or, to our knowledge, contemplated, by any governmental authority.
AUDITORS, TRANSFER AGENT AND REGISTRAR
      Our auditors are PricewaterhouseCoopers LLP, Chartered Accountants located at 111-5th Avenue SW Suite 3100, Calgary, Alberta, Canada, T2P 5L3.
      Our registrar and transfer agent for the Common Shares is CIBC Mellon Trust Company at its principal offices in the cities of Vancouver, British Columbia.
LEGAL MATTERS
      Certain legal matters in connection with this offering will be passed upon by Fasken Martineau DuMoulin LLP and Davis Graham & Stubbs LLP, Canadian and United States counsel to the Company, respectively, and by Stikeman Elliott LLP and Dorsey & Whitney LLP, Canadian and United States counsel to the underwriters, respectively. As of the date hereof, the partners and associates of Fasken Martineau DuMoulin LLP, as a group, and the partners and associates of Stikeman Elliott LLP, as a group, each own, directly or indirectly, less than 1% of our outstanding Common Shares.
INTEREST OF EXPERTS
      Information of an economic, scientific or technical nature in respect of the Bogoso/ Prestea and Wassa incorporated by reference in this short form prospectus is respectively based upon the technical report entitled “Technical Report for the Estimation of Mineral Resources and Reserves at Bogoso/Prestea Gold Mine, Ghana” dated June 30, 2004 prepared by SRK Consulting and the technical report entitled “Technical Report for the First Disclosure of a Mineral Reserve Estimate for a Material Property, Wassa Mine, South West Ghana” dated August 1, 2003 prepared by David Alexander C. Eng, Bogoso Gold Limited.

PURCHASERS’ STATUTORY RIGHTS
      Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several provinces, securities legislation further provides a purchaser with remedies for rescission, or in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. You should refer to any applicable provisions of the securities legislation of your province for particulars of these rights or consult with a legal advisor.
      The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor.

APPENDIX A
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF
GOLDEN STAR RESOURCES LTD.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF
GOLDEN STAR RESOURCES LTD.
COMPILATION REPORT
To the Directors of Golden Star Resources Ltd.
      We have read the accompanying unaudited pro forma consolidated balance sheet of Golden Star Resources Ltd. (the “Company”) as at September 30, 2005 and unaudited pro forma consolidated statements of operations for the nine-months then ended and for the year ended December 31, 2004 and have performed the following procedures.

1. Compared the figures in the columns captioned “Golden Star” to the unaudited financial statements of the Company as at September 30, 2005 and for the nine-months then ended, and the audited financial statements of the Company for the year ended December 31, 2004, respectively, and found them to be in agreement.

2. Compared the figures in the columns captioned “St. Jude” to the unaudited financial statements of St. Jude Resources Ltd. as at July 31, 2005 and for the nine-months then ended and the audited financial statements of St. Jude Resource Ltd. for the year ended January 31, 2005, respectively, and found them to be in agreement.

3. Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:

(a) the basis for determination of the pro forma adjustments; and

(b) whether the pro forma consolidated financial statements comply as to form in all material respects with the securities acts of the provinces and territories of Canada (the “Acts”) and the related regulations.

The officials:

(a) described to us the basis for determination of the pro forma adjustments, and

(b) stated that the pro forma consolidated financial statements comply as to form in all material respects with the Acts and related regulations.

4. Read the notes to the pro forma consolidated financial statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

5. Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned “Golden Star “and “St. Jude” as at September 30, 2005 and for the nine-months then ended, and for the year ended December 31, 2004, and found the amounts in the column captioned “Pro Forma Consolidated” to be arithmetically correct.
      These pro forma consolidated financial statements are based on management’s assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management’s assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma consolidated financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.
(signed) PricewaterhouseCoopers LLP
Chartered Accountants
Calgary, Alberta
December 21, 2005

DESCRIPTION OF BUSINESS COMBINATION WITH ST JUDE RESOURCES LTD.
(All monetary figures are in United States dollars)
      Golden Star Resources Ltd. (“Golden Star”) and St. Jude Resources Ltd. (“St. Jude”) jointly announced on September 27, 2005 their agreement for Golden Star to acquire all of the outstanding common shares, options and warrants to purchase common shares of St. Jude. On November 11, 2005 a definitive agreement was signed. Under the agreement, Golden Star will exchange 0.72 of Golden Star’s common shares for each outstanding common share of St. Jude, and St. Jude options and warrants will be exchanged for a proportionate number of Golden Star options and warrants. A total of approximately 37.2 million Golden Star common shares will be issued in the exchange of common shares or upon exercise of exchanged options and warrants.
      Immediately following the exchange, assuming that all St. Jude options and warrants are exchanged for Golden Star options and warrants as provided for in the agreement, and that all in-the-money options and warrants are immediately exercised, approximately 84% of Golden Star’s outstanding common shares would be held by Golden Star shareholders and approximately 16% would be held by former St. Jude shareholders taking into account the 29.2 million Golden Star common shares to be issued on December 30, 2005 related to the previously announced equity offering. Golden Star’s board of directors and management will continue in their positions after the transaction and one person designated by St. Jude will become a director of Golden Star. The corporate office of the combined company will be the headquarters of Golden Star. As Golden Star is the acquirer for purposes of applying purchase accounting, St. Jude’s assets and liabilities have been restated in the pro forma financial statements presented below to reflect their estimated fair values as of the date of the announcement of the proposed acquisition.
      The pro forma financial statements are based upon a Golden Star common share price of $3.41, this amount being the volume weighted average common share price of Golden Star for the five trading day period commencing two trading days before and ending two trading days after announcement of the pre-merger agreement.
      The preliminary allocation of the purchase price is summarized in the table below (in thousands of dollars). This allocation is subject to change.

Purchase price:
47,098,194 St. Jude common shares outstanding	$115,635
Estimated transaction costs	4,300
Estimated new debt	1,500
Estimated fair value of warrants issued	526

Total purchase price (increase in pro form share capital)	$121,961

Purchase price allocation:
Cash and cash equivalents	$5,367
Short term investments	4,351
Accounts receivable	21
Prepaids and other	62
Mining properties	127,400
Property plant and equipment, net	309
Goodwill	23,151
Accounts payable	(924)
Other accrued liabilities	(4,300)
Long-term debt	(1,500)
Future income taxes	(31,976)

Total allocation of purchase price	$121,961

      The combination of Golden Star and St. Jude has been approved by the applicable authorities and by the shareholders and convertible security holders of St. Jude. The fair value of St. Jude’s assets and liabilities will ultimately be determined at the date of closing of the transaction. Therefore, it is likely that the fair values of assets and liabilities will vary from those shown above and the differences may be material.
BASIS OF PRESENTATION
      Set out below are the unaudited consolidated pro forma balance sheet of Golden Star at September 30, 2005 and the unaudited consolidated pro forma statements of operations of Golden Star for the year ended December 31, 2004 and the nine months ended September 30, 2005. Since St. Jude’s fiscal year end and quarterly reporting periods end one month after Golden Star’s comparable reporting period, the pro forma financial statements utilize St. Jude’s year ended January 31, 2005 and the nine months operating results ended July 31, 2005. St. Jude’s nine months operating results ended July 31, 2005 were determined by combining the operating results for the quarter ended January 31, 2005 with the operating results for the six months ended July 31, 2005. These statements have been prepared by Golden Star’s management to assist you in your analysis of the financial effects of the proposed acquisition of St. Jude. The Golden Star information has been derived from its unaudited financial statements as of September 30, 2005 and for the nine months ended September 30, 2005 and from its audited financial statements for the year ended December 31, 2004. Golden Star’s historical data was prepared using accounting principles generally accepted in Canada.
      The pro forma information has been compiled using St. Jude’s information for the comparable periods ending one month later than Golden Star’s, as described above. St. Jude’s historical data was prepared using accounting principles generally accepted in Canada, although St. Jude has elected to expense exploration and development costs and Golden Star capitalizes such costs.
      It is management’s opinion that these pro forma consolidated financial statements include all adjustments necessary for the fair presentation, in all material respects, of the transaction described above in accordance with Canadian generally accepted accounting principles applied on a basis consistent with Golden Star’s accounting policies.
      The pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position of Golden Star that would have actually resulted had the proposed transactions been effected on the dates indicated. Further, the pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements and notes thereto of Golden Star and St. Jude, described above.

GOLDEN STAR RESOURCES LTD.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2004

	As Reported

	Golden	St. Jude			Pro Forma	Pro Forma
	Star	(in Cdn$)	Note 2		Adjustments	Consolidated

	(Expressed in thousands of United States dollars, except per share
	amounts and unless otherwise stated)
	(Unaudited)
Gold sales	$60,690	$—			$—	$60,690
Royalty income	3,049	—			—	3,049
Interest and other income	1,290	218	(b	)	(49)	1,459

Total Revenues	65,029	218			(49)	65,198

Mining operations	39,095	—			—	39,095
Depreciation, depletion and amortization	8,096	—			—	8,096
Accretion of asset retirement obligations	645	—			—	645

Total mine operating costs	47,836	—			—	47,836
Exploration expense	895	5,987	(l	)	(5,987)	895
Corporate general and administrative expense	13,032	2,366	(b	)	(537)	14,861
Interest and other expense	889	5	(b	)	(1)	893

Total Expenses	62,652	8,358			(6,525)	64,485

Income (loss) before minority interest	2,377	(8,140)			6,476	713
Minority interest	(1,277)	—			—	(1,277)

Income (loss) before income taxes	1,100	(8,140)			6,476	(564)
Income tax	1,542	—			—	1,542

Net (loss) income	$2,642	$(8,140)			$6,476	$978

Earnings (loss) per share
Basic	$0.019	$(0.215)				$0.006
Diluted	$0.018	$(0.215)				$0.006
Weighted-average number of shares outstanding (in millions of shares)
Basic	138.3	37.9				172.2
Diluted	143.7	38.9				177.5

GOLDEN STAR RESOURCES LTD.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the nine months ended September 30, 2005

	Nine Months Ended
	As Reported or Restated				Nine Months Ended

	Golden	St. Jude			Pro Forma	Pro Forma
	Star	(in Cdn$)	Note 2		Adjustments	Consolidated

	(Expressed in thousands of United States dollars, except
	per share amounts and unless otherwise stated)
	(Unaudited)
Gold sales	$63,329	$—			$—	$63,329
Royalty income	3,254	—			—	3,254
Interest and other income	1,322	157	(b	)	(29)	1,450

Total Revenues	67,905	157			(29)	68,033

Mining operations	52,026	—			—	52,026
Depreciation, depletion and amortization	10,552	—			—	10,552
Accretion of asset retirement obligations	540	—			—	540

Total mine operating costs	63,118	—			—	63,118
Exploration expense	605	5,227	(l	)	(5,227)	605
Corporate general and administrative expense	6,836	792	(b	)	(147)	7,481
Interest and other expense	4,580	23	(b	)	(4)	4,599

Total Expenses	75,139	6,042			(5,378)	75,803

Income (loss) before minority interest	(7,234)	(5,885)			5,349	(7,770)
Minority interest	(516)	—			—	(516)

Income (loss) before income taxes	(7,750)	(5,885)			5,349	(8,286)
Income tax	(446)	—			—	(446)

Net (loss) income	$(8,196)	$(5,885)			$5,349	$(8,732)

Earnings (loss) per share
Basic	$(0.058)	$(0.151)				$(0.049)
Diluted						$(0.049)
Weighted-average number of shares outstanding (in millions of shares)
Basic	142.5	39.0				176.4
Diluted	144.4	40.0				178.3

GOLDEN STAR RESOURCES LTD.
PRO FORMA CONSOLIDATED BALANCE SHEET
As of September 30, 2005
(Unaudited)

	As Reported or Restated

	Golden	St. Jude		Pro Forma	Pro Forma
	Star	(in Cdn$)	Note 2	Adjustments	Consolidated

	(Expressed in thousands of United States dollars, except as noted)
ASSETS
CURRENT
Cash and cash equivalents	$23,897	$1,042	(b,e)	$4,325	$29,264
Short term investments	19,750	5,334	(b)	(983)	24,101
Accounts receivable	4,711	26	(b)	(5)	4,732
Inventory	25,718	—		—	25,718
Future tax asset	1,096	—		—	1,096
Deposits	7,244	—		—	7,244
Prepaids and other	1,376	76	(b)	(14)	1,438

	83,792	6,478		3,323	93,593
Restricted cash	3,372	—		—	3,372
Long term investments	6,715	—		—	6,715
Deferred exploration and development costs	10,151	—		—	10,151
Property plant and equipment, net	75,096	379	(b)	(70)	75,405
Mining properties, net	118,160	4,147	(f)	123,253	245,560
Mine construction in progress	20,300	—		—	20,300
Deferred stripping	3,160	—		—	3,160
Loan acquisition costs	1,047	—		—	1,047
Goodwill	—	—	(h)	23,151	23,151
Other assets	2,263	—		—	2,263

	$324,056	$11,004		$149,657	$484,717

LIABILITIES
CURRENT
Accounts payable	$8,498	$1,133	(b)	$(209)	$9,422
Other accrued liabilities	23,270	—	(g)	4,300	27,570
Current debt	4,465	—		—	4,465

	36,233	1,133		4,091	41,457
Long-term debt	55,214	—	(g)	1,500	56,714
Future income taxes	—	—	(j)	31,976	31,976
Fair value of derivatives	555	—		—	555
Asset retirement obligations	10,487	—		—	10,487
Other	—	—		—	—

	102,489	1,133		37,567	141,189
Minority interest	6,867	—		—	6,867

SHAREHOLDERS’ EQUITY
Share capital	343,952	52,776	(e,k)	69,185	465,913
Contributed surplus	5,518	5,306	(k)	(5,306)	5,518
Retained earnings	(134,770)	(48,211)	(k)	48,211	(134,770)

	$324,056	$11,004		$149,657	$484,717

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in thousands of United States dollars or shares except per share amounts)
(Unaudited)

1.	PRO FORMA EARNINGS PER SHARE

Year Ended
December 31, 2004

(a) Pro forma basic earnings per share
The weighted-average number of Golden Star common shares for computation of pro forma basic earnings per share is as follows:
Weighted-average number of Golden Star common shares outstanding	138,278
Number of Golden Star common shares to be issued to St. Jude shareholders	33,911

Pro forma basic weighted-average number of Golden Star common shares	172,189

Pro forma net income	$978

Pro forma basic earnings per share	$0.006

(b) Pro forma diluted earnings per share
Pro forma weighted-average number of Golden Star common shares outstanding	172,189
Dilutive effect of Golden Star stock options and warrants	5,350

Pro forma dilutive weighted-average number of Golden Star common shares outstanding	177,539

Pro forma dilutive earnings per share	$0.006

Nine Months
Ended
September 30, 2005

(a) Pro forma basic earnings per share
The weighted-average number of Golden Star common shares for computation of pro forma basic earnings per share is as follows:
Weighted-average number of Golden Star common shares outstanding	142,513
Number of Golden Star common shares to be issued to St. Jude shareholders	33,911

Pro forma basic weighted-average number of Golden Star common shares	176,424

Pro forma net loss	$(8,732)

Pro forma basic loss per share	$(0.049)

(b) Pro forma diluted earnings per share
Pro forma weighted-average number of Golden Star common shares outstanding	176,424
Dilutive effect of Golden Star stock options and warrants	1,878

Pro forma dilutive weighted-average number of Golden Star common shares outstanding	178,302

Pro forma dilutive loss per share	$(0.049)

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Expressed in thousands of United States dollars or shares except per share amounts)
(Unaudited)

2.	SIGNIFICANT ASSUMPTIONS AND ADJUSTMENTS
      The pro forma consolidated financial statements include the following pro forma assumptions and adjustments:

(a) The unaudited pro forma consolidated financial statements have been compiled using the significant accounting policies as set out in the audited financial statements of Golden Star for the year ended December 31, 2004.

(b) St. Jude’s as reported financials are presented in Canadian dollars. The pro forma consolidated statement of operations and the pro forma consolidated balance sheet have been translated from Canadian dollars to US dollars in the pro forma adjustments column using the average exchange rate during the periods in effect for the St. Jude reporting periods (.77 and .81 for the year ended January 31, 2005 and for the nine months ended July 31, 2005, respectively) and the exchange rate at July 31, 2005 (.82), respectively.

(c) The December 31, 2004 pro forma statement of operations assumes that the acquisition occurred on January 1, 2004. The September 30, 2005 pro forma statement of operations assumes that the acquisition occurred on January 1, 2004. The September 30, 2005 balance sheet assumes the acquisition occurred at September 30, 2005.

(d) The December 31, 2004 pro forma statement of operations incorporates St. Jude’s operations for the fiscal year ended on January 31, 2005. The September 30, 2005 pro forma statement of operations incorporates St. Jude’s operations for the nine months ended on July 31, 2005. St. Jude’s nine months operating results ended July 31, 2005 were determined by combining the operating results for the quarter ended January 31, 2005 with the operating results for the six months ended July 31, 2005. The September 30, 2005 balance sheet incorporates St. Jude’s balance sheet as of July 31, 2005.

(e) All St. Jude options and warrants will be exchanged for Golden Star options and warrants. It is assumed that all the in-the-money options and warrants are immediately exercised for Golden Star common shares. The 4.5 million St. Jude warrants not deemed exercised are assumed to be replaced with 3.24 million Golden Star warrants, which were fair valued at $0.5 million and included in share capital and the determination of the estimated purchased price. The estimated fair value of the St. Jude warrants which are assumed to be replaced with Golden Star warrants were valued using the Black-Scholes warrant-pricing model with the following assumptions: Volatility 35%, risk-free interest rate 3.8%, expected life 2 years, strike price $3.55, and grant price of $2.23.

(f) All of St. Jude’s assets and liabilities have been restated where appropriate to reflect estimated fair values using purchase accounting concepts. Estimated mining property fair values are based upon discounted cash flow analysis.

(g) Total transaction costs and fees, including advisors, legal, accounting, exchange fees, regulatory fees, and St. Jude severance costs are estimated to be approximately $4.3 million. A provision for long term debt of $1.5 million was accrued to reflect estimated additional purchase consideration to be paid by St. Jude to a third party.

(h) The excess of the purchase price over the fair value of the net assets is shown as goodwill. The goodwill shown in the pro forma financial statements is based upon a preliminary analysis of the factors involved in determining fair values. The final allocation of the purchase price and the fair values of St. Jude’s assets and liabilities is subject to completion of definitive appraisals which would be carried out following completion of the acquisition.

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Expressed in thousands of United States dollars or shares except per share amounts)
(Unaudited)

(i) No adjustments have been made to reflect expected synergies or cost savings of the proposed merger.

(j) Future income tax liability has been established to reflect adjustments of St. Jude’s asset basis to estimated fair value.

(k) The pro forma information has been compiled using a Golden Star share price of $3.41 per share, being the volume weighted average of the closing price for the five trading day period commencing two trading days before and ending two trading days after announcement of the pre-merger agreement. The total purchase price for accounting purposes is estimated to be $122 million, which is accounted for as an increase to share capital. The retained earnings and contributed surplus of St. Jude are eliminated in purchase accounting.

(l) St. Jude’s exploration costs for the year ended January 31, 2005 and nine months ended July 31, 2005 have been capitalized as deferred exploration to correspond with Golden Star’s accounting policy.

APPENDIX B
FINANCIAL STATEMENTS OF ST. JUDE RESOURCES LTD.

ST. JUDE RESOURCES LTD.
Consolidated Financial Statements
Years ended January 31, 2005 and 2004

Auditors’ Report to the Shareholders	B-2
Consolidated Balance Sheets	B-3
Consolidated Statements of Operations and Deficit	B-4
Consolidated Statements of Cash Flows	B-5
Notes to Consolidated Financial Statements	B-6
Consolidated Schedule of Exploration Expenditures	B-22

REPORT OF INDEPENDENT AUDITOR
To the Directors of St. Jude Resources Ltd.
      We have audited the accompanying consolidated balance sheets of St. Jude Resources Ltd. as of January 31, 2005 and 2004 and the consolidated statements of operations and deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with Canadian generally accepted auditing standards and with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of St. Jude Resources Ltd. as of January 31, 2005 and 2004 and the results of its operations and its cash flows for each of the years then ended in accordance with Canadian generally accepted accounting principles.
      Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 14 to the consolidated financial statements.
Chartered Accountants
Edmonton, Canada
May 13, 2005, except as to note 13 which is as of December 15, 2005

COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA-U.S.
REPORTING DIFFERENCES
      In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the Company’s financial statements, such as the change described in note 1(j) to the consolidated financial statements as at January 31, 2005 and for the year then ended. Our report to the directors dated May 13, 2005, except for note 13, which is as of December 15, 2005, is expressed in accordance with Canadian reporting standards, which do not require a reference to such a change in accounting principles in the auditors’ report when the change is properly accounted for and adequately disclosed in the financial statements.
      In addition, in the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company’s ability to continue as a going concern, such as those described in the “Nature of Operations” note to the financial statements. Our report to the directors dated May 13, 2005, except for note 13, which is as of December 15, 2005, is expressed in accordance with Canadian reporting standards, which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.
Chartered Accountants
Edmonton, Canada
May 13, 2005, except as to note 13 which is as of December 15, 2005

ST. JUDE RESOURCES LTD.
Consolidated Balance Sheets
(expressed in Canadian dollars)
January 31, 2005 and 2004

	2005	2004

		[Restated
		note 1(j)]
ASSETS
Current assets:
Cash and cash equivalents (note 2)	$2,804,714	$16,692,878
Short-term investments	7,000,774	—
Accounts receivable	12,202	10,799
Interest receivable	101,298	—
Income taxes recoverable	838	11,160
Prepaid expenses	3,581	3,581

	9,923,407	16,718,418
Mineral properties (note 3)	4,107,273	1,037,920
Equipment (note 4)	755,430	431,955
Less accumulated amortization	(318,451)	(203,898)

	436,979	228,057

	$14,467,659	$17,984,395

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$339,700	$556,325
Shareholders’ equity:
Share capital (note 5)	52,179,628	48,585,601
Contributed surplus (note 6)	5,599,929	4,365,625
Deficit	(43,651,598)	(35,523,156)

	14,127,959	17,428,070
Nature of operations
Investment in i to i logistics inc. (note 7)
Commitments (note 8)
Subsequent events (note 13)
United States Generally accepted accounting principles (note 14)

	$14,467,659	$17,984,395

See accompanying notes to consolidated financial statements.

ST. JUDE RESOURCES LTD.
Consolidated Statements of Operations and Deficit
(expressed in Canadian dollars)
Year ended January 31, 2005 and 2004

	2005	2004

		[Restated —
		note 1(j)]
Expenses:
Exploration	$5,986,547	$3,376,276
Compensation [note 5(b)]	1,402,677	2,236,386
Management fees (note 10)	216,667	210,000
Wages and employee benefits	177,526	94,066
Promotion and advertising	119,833	85,445
Consulting fees (note 10)	102,214	132,132
Professional fees	90,374	88,239
Travel	69,041	51,967
Office	64,579	58,733
Rent	45,973	45,047
Administration costs	44,202	51,535
Investor communications	18,918	425,021
Amortization	15,010	13,931
Bank charges and interest	4,896	3,562

	8,358,457	6,872,340
Other income (expense):
Interest	200,638	67,766
Consulting revenue	—	74,840
Write-down of investment in i to i logistics inc. (note 7)	—	(30,614)
Loan receivable recovery	—	38,831
Foreign exchange gain (loss)	17,344	(36,072)

	217,982	114,751

Net loss	(8,140,475)	(6,757,589)
Deficit, beginning of year [note 1(j)]	(35,523,156)	(25,733,095)
Share issuance (costs) recovered	12,033	(3,032,472)

Deficit, end of year	$(43,651,598)	$(35,523,156)

Basic and diluted loss per common share	$(0.215)	$(0.264)

Weighted average number of common shares	37,876,598	25,578,845

See accompanying notes to consolidated financial statements.

ST. JUDE RESOURCES LTD.
Consolidated Statements of Cash Flows
(expressed in Canadian dollars)
Year ended January 31, 2005 and 2004

	2005	2004

		[Restated note 1(j)]
Cash provided by (used in):
Operations (note 12):
Net loss	$(8,140,475)	$(6,757,589)
Adjustment for:
Amortization	15,010	13,931
Amortization (schedule)	99,543	22,324
Write-down of investment in i to i logistics inc. (note 7)	—	30,614
Stock-based compensation	1,402,677	2,236,386
Change in non-cash operating working capital:
Accounts receivable	(1,403)	6,367
Interest receivable	(101,298)	—
Income taxes recovery	10,322	(11,160)
Prepaid expenses	—	(243)
Accounts payable and accrued liabilities	(216,625)	414,934
Income and capital taxes payable	—	(1,013)

	(6,932,249)	(4,045,449)
Financing:
Issue of common shares	1,145,654	20,241,989
Share issuance (costs) recovered	12,033	(1,299,795)

	1,157,687	18,942,194
Investments:
Short-term investments	(7,000,774)	—
Additions to mineral properties	(789,353)	(857,769)
Additions to equipment	(323,475)	(213,717)
Advances to i to i logistics inc.	—	(23,861)

	(8,113,602)	(1,095,347)

Increase (decrease) in cash	(13,888,164)	13,801,398
Cash, beginning of year	16,692,878	2,891,480

Cash, end of year	$2,804,714	$16,692,878

Supplementary information:
Non-cash investing and financing activities:
Issued 950,000 common shares to acquire remainder of Benso concession, which is included with mineral properties	$2,280,000	$—

See accompanying notes to consolidated financial statements.

ST. JUDE RESOURCES LTD.
Notes to Consolidated Financial Statements
(expressed in Canadian dollars)
Years ended January 31, 2005 and 2004
Nature of operations:
      The Company is incorporated under the Canada Business Corporations Act. The Company’s principal operations consist of investments in mineral properties. The Company is in the process of exploring its properties and has not yet determined whether these properties contain reserves that are economically recoverable.
      The recoverability of acquisition costs for mineral properties is dependent upon the discovery of economically recoverable reserves, confirmation of the Company’s interest in the underlying claims, the ability of the Company to obtain the necessary financing to complete the development and future profitable production or proceeds from the disposition thereof.
      The viability of the projects and the ability for the Company to continue as a going concern are dependent on future financing. If financing is not achieved, the Company may not be able to meet its obligations as they become due. These financial statements have been prepared on the going concern basis that assumes continuity of operations and realization and settlement of liabilities in the normal course of business. A different basis of measurement may be appropriate if the going concern assumption does not prevail.

1.	Significant accounting policies:
      These financial statements have been prepared in accordance with Canadian generally accepted accounting principles applied on consistent basis. The consolidated financial statements include the accounts of St. Jude Resources Ltd. and its subsidiaries. All inter-company transactions and balances have been eliminated on consolidation.

(a)	Mineral properties:
      Mineral properties are carried at cost less the amount of government grants received. Cost includes the acquisition cost of the properties and claims and related exploration and development costs incurred subsequent to the determination of the feasibility of mining operations. The costs will be amortized on the unit-of-production basis once production commences or will be written off if the property is sold or if management believes it has incurred an impairment in value. The carrying values of the properties do not necessarily reflect their present or future values.
      Exploration costs are charged against income in the year in which they are incurred unless they relate to specific areas where feasibility of mining operations have been determined.

(b)	Cash and cash equivalents:
      Cash and cash equivalents consist of cash on deposit with banks or highly liquid short-term interest-bearing securities with maturities at purchase dates of three months or less.

(c)	Short-term investments:
      Interest-bearing securities having a term in excess of three months but less than one year are classified as short-term investments. Short-term investments are recorded at the lower of cost and market value.

ST. JUDE RESOURCES LTD.
Notes to Consolidated Financial Statements — (Continued)
(expressed in Canadian dollars)
Years ended January 31, 2005 and 2004

(d)	Equipment:
      Equipment is recorded at cost. Amortization is provided using the following methods and annual rates:

Asset	Basis	Rate

Geophysical equipment	Straight line	3 Years
Office equipment	Declining balance	20%
Computer hardware	Declining balance	30%
Drilling equipment	Declining balance	20%
Leasehold improvements	Straight line	5 Years
Exploration equipment	Declining balance	30%
Vehicles	Declining balance	30%

(e)	Stock-based compensation plan:
      The Company has a stock option plan, which is described in [note 5(b)]. The Company accounts for all stock-based payments to non-employees and employees using the fair value based method. These employee awards are measured at fair value at the grant date and are recognized over the vesting period. Consideration paid by employees on the exercise of stock options is recorded as share capital.
      Under the fair value based method, stock-based payments to employees and non-employees are measured at the fair value of the consideration received, or the fair value of the equity instruments issued, or liabilities incurred, whichever is more reliably measurable. Compensation cost attributable to awards to employees that call for settlement in cash or other assets is measured at intrinsic value and recognized over the vesting period. Changes in intrinsic value between the grant date and the measurement date result in a change in the measure of compensation cost.

(f)	Income taxes:
      The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.

(g)	Foreign currency:
      Monetary items denominated in foreign currency are translated to Canadian dollars at exchange rates in effect at the balance sheet date. Revenues and expenses are translated at rates in effect at the time of the transactions. Foreign exchange gains and losses are included in income.

(h)	Loss per share:
      Basic loss per share is computed by dividing net loss by the weighted average number of shares outstanding during the reporting period. Diluted earnings per share is computed similar to basic earnings per share except that the weighted average number of shares outstanding is increased to include additional shares from the assumed exercise of stock options, if dilutive. The number of additional shares is calculated by

ST. JUDE RESOURCES LTD.
Notes to Consolidated Financial Statements — (Continued)
(expressed in Canadian dollars)
Years ended January 31, 2005 and 2004
assuming that outstanding stock options were exercised and that the proceeds from such exercises were used to acquire shares of common stock at the average market price during the reporting period.

(i)	Segment disclosures:
      During each of the years in the two-year period ended January 31, 2005, the Company operated a single segment — the acquisition, exploration and development of mineral properties.

(j)	Change in accounting policy:
      During 2005, the Company changed its accounting policy with respect to accounting for exploration expenditures. In 2004 and prior periods, acquisition, exploration expenditures and capital equipment were capitalized to mineral properties. Under the new policy, exploration expenditures are expensed while acquisition expenditures are capitalized and capital equipment is included with equipment. This change has been applied retroactively and has increased the deficit as at January 31, 2003 by $14,853,035, increased the carrying value of equipment by $180,214 and increased the loss for the year ended January 31, 2004 by $3,376,276. This change has also increased loss per share by $0.132 for the year ended January 31, 2004.

(k)	Asset retirement obligations:
      Effective February 1, 2004 the Company adopted the recommendations under section 3100, Asset Retirement Obligations, of the Canadian Institute of Chartered Accountants Handbook (“Section 3110”). Section 3110 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation of the assets.
      These recommendations require that the fair value of a liability for an asset retirement obligation be recorded in the period in which it is incurred. When the liability is initially recorded, the cost is capitalized by increasing the carrying amount of the long-lived asset. Upon settlement of the liability, a gain or loss is recorded.
      The adoption of this section had no material impact on these financial statements.

(l)	Use of estimates:
      The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates are the valuation of provision for future income taxes and the fair value estimates of stock options issued in exchange for services. Actual amounts could differ from these estimates.

2.	Cash and cash equivalents:

	2005	2004

Canadian:
Cash and cash equivalents	$2,641,960	$16,689,420
U.S.:
Cash (U.S. $131,316; $2,599 in 2004)	162,754	3,458

	$2,804,714	$16,692,878

ST. JUDE RESOURCES LTD.
Notes to Consolidated Financial Statements — (Continued)
(expressed in Canadian dollars)
Years ended January 31, 2005 and 2004

3.	Mineral properties:

	Balance,		Balance,		Balance,
	January 31,	Acquisition	January 31,	Acquisition	January 31,
	2003	Expenditures	2004	Expenditures	2005

	[Restated		[Restated
	note 1(j)]		note 1(j)]
Hwini-Butre, Ghana:
Acquisition costs	$—	$130,557	$130,557	$613,891	$744,448
Benso, Ghana:
Acquisition costs	85,350	628,720	714,070	2,280,000	2,994,070
Burkina Faso, West Africa:
Acquisition costs	94,801	78,492	173,293	74,363	247,656
Shieni Hills, Ghana:
Acquisition costs	—	20,000	20,000	—	20,000
Niger, West Africa:
Acquisition costs	—	—	—	101,099	101,099

	$180,151	$857,769	$1,037,920	$3,069,353	$4,107,273

(a)	Hwini-Butre, Ghana:
      The company has an agreement with Hwini-Butre Minerals (the “HBM Vendor”), whereby St. Jude can earn up to a 65% interest by carrying out a fixed dollar amount of exploration (which has already been completed) and by making a U.S. $800,000 cash payment. The HBM Vendor retains a 25% participating interest however, if it elects not to participate in the development of the project after feasibility, then the HBM Vendor’s interest shall automatically be reduced to a 12.5% carried interest.
      The company has been advised that the HBM Vendor is involved in a legal dispute with the original Ghanaian entity through which the HBM Vendor acquired the property. If the original Ghanaian entity is successful in its dispute, St. Jude has a previous agreement with the original Ghanian entity, which is in good standing, wherein St. Jude has acquired an 80% interest, the original Ghanaian entity retains a 10% carried interest and the Government of Ghana has its standard 10% interest.

(b)	Benso, Ghana:
      During the year ended January 31, 2004, the Company entered into agreement with Fairstar Explorations Inc. and Architect Co-Partners Inc. (“ACP”) to acquire 100% of the Benso property subject to the Government 10% carried interest. The Company acquired 100% of the shares of Fairstar Ghana Limited, the registered owner of the Benso prospecting license in exchange for cash payments, shares issued, and production royalties. The agreements were completed on February 26, 2004. Fairstar Explorations Inc. holds a 1.5% NSR royalty, which St. Jude has the option to purchase. St. Jude may purchase the first 0.5% for $1 million and the remaining 1% for $3 million, or if the feasibility study contemplates gold production of more than 3.5 million ounces of recoverable gold, the purchase price for the last 1% will increase to $5 million. ACP also holds a royalty of U.S. $1.00 per ounce of gold production, which St. Jude may repurchase for U.S. $500,000 at any time up to one year after commercial gold production commences. If more than 3 million ounces are mined from the Benso concession, ACP is entitled to a bonus payment of U.S. $2 million.

ST. JUDE RESOURCES LTD.
Notes to Consolidated Financial Statements — (Continued)
(expressed in Canadian dollars)
Years ended January 31, 2005 and 2004

(c)	Burkina Faso, West Africa:
      On December 15, 2002, the Company entered into an agreement with Julien Birgui Ouedraogo for the right to prospect for gold and all other precious base minerals in respect of land situated in Burkina Faso, West Africa. The agreement gives the Company the right to acquire an 80% interest in the property for a purchase price of U.S. $300,000, to be paid in five annual installments of U.S. $60,000. A joint venture will be created and the shareholding in the joint venture company will reflect the respective interest of the parties as follows:

St. Jude Resources Ltd.	80%
Julien Birgui Ouedraogo	10%
Government of Burkina Faso (carried interest)	10%
      The Company has the further option to purchase the vendor’s 10% participating interest for a purchase price of U.S. $1 million at any time up to twelve months from the first commercial production of gold on the property, together with the issuance of a 5% net profits interest which shall be retained by the vendor. The Company has the option to acquire the vendor’s 5% net profit interest for the sum of U.S. $500,000. The Company may at any time before December 15, 2006 give formal notice to the vendor of its intent to abandon the property if it determines that the property does not contain an economically viable ore body without the requirement to make any of the remaining payments described above.

(d) Shieni Hills, Ghana:
      The Shieni Hills property consists of the Shieni Hills Gold Concession Reconnaissance License, which covers an area of 500 sq. km. in northeast Ghana. The government of Ghana has a 10% interest.

(e) Niger, West Africa:
      The Niger property consists the Deba and Tialkam prospecting permits, which cover an area of 1,800 sq. km. in West Niger. The government of Niger holds a 10% carried interest.

4.	Equipment:

			2005

		Accumulated	Net Book
	Cost	Amortization	Value

Geophysical equipment	$87,614	$87,614	$—
Office equipment	103,768	64,809	38,959
Computer hardware	52,054	28,839	23,215
Drilling equipment	15,896	11,939	3,957
Leasehold improvements	8,407	8,407	—
Exploration equipment	26,410	6,903	19,507
Vehicles	461,281	109,940	351,341

	$755,430	$318,451	$436,979

ST. JUDE RESOURCES LTD.
Notes to Consolidated Financial Statements — (Continued)
(expressed in Canadian dollars)
Years ended January 31, 2005 and 2004

			2004

		Accumulated	Net Book
	Cost	Amortization	Value

			(Restated)
Geophysical equipment	$87,614	$87,614	$—
Office equipment	80,118	57,401	22,717
Computer hardware	47,812	19,052	28,760
Drilling equipment	15,896	10,950	4,946
Leasehold improvements	8,407	8,407	—
Vehicles	192,108	20,474	171,634

	$431,955	$203,898	$228,057

5.     Share capital:

(a) Issued shares:

	Number of
	Shares	Consideration

Authorized:
Unlimited Class A common voting shares without par value
Unlimited Class B common non-voting shares without par value
Issued:
Class A common voting shares:
Balance at January 31, 2003	22,374,992	$28,087,572
Private placement for cash, November 20, 2003	9,000,000	18,000,000
Options exercised at various dates from February 10, 2003 to November 26, 2003	240,000	50,400
Options exercised (note 6)	—	60,960
Warrants exercised at various dates from May 28, 2003 to January 9, 2004 [note 5(c)]	4,527,185	2,191,589
Warrants exercised (note 6)	—	195,080

Balance, January 31, 2004	36,142,177	48,585,601
Shares for acquisition of mineral property	950,000	2,280,000
Options exercised at various dates from June 18, 2004 to December 21, 2004	250,000	197,750
Options exercised (note 6)	—	157,114
Warrants exercised at various dates from April 2, 2004 to November 19, 2004 [note 5(c)]	1,081,107	947,904
Warrants exercised (note 6)	—	11,259

Balance, January 31, 2005	38,423,284	$52,179,628

      During fiscal 2005 the company issued 950,000 common shares for the acquisition of the remaining of the Benso Concession. These shares were valued at the market price of the Company’s common shares at the acquisition date.

ST. JUDE RESOURCES LTD.
Notes to Consolidated Financial Statements — (Continued)
(expressed in Canadian dollars)
Years ended January 31, 2005 and 2004
      During fiscal 2004 the company completed a private placement of 9 million units at a price of $2.00 per unit for gross proceeds of $18 million. Each unit consisted of one common share, plus one half of one common share purchase warrant, with each full warrant entitling the holder to purchase one additional common share at $3.00 for a period of five years.
     (b) Options:
      The company has a formal stock option plan, which was amended during fiscal 2005. The amended stock option plan specifies the aggregate number of shares in respect of which options may be granted may not exceed 7,630,095. During fiscal 2004 the company approved the formal stock option plan, which specified that the aggregate number of shares in respect of which options may be granted may not exceed 4,611,524. Prior to that date, the company did not have a formal stock option plan. The Board of Directors makes a recommendation annually concerning any stock options to be granted to the employees and directors. Stock options require the approval of the regulators.

	Number of	Weighted Average
	Optioned Shares	Exercise Price

Outstanding, end of 2003	1,795,000	$0.45
Exercised	(240,000)	(0.21)
Granted	1,850,000	1.80

Outstanding, end of 2004	3,405,000	1.20
Exercised	(250,000)	(0.79)
Granted	1,625,000	1.31

Outstanding, end of 2005	4,780,000	1.26

      All stock options granted are fully vested on the grant date.
      During the year, employees and directors of the Company exercised stock options for 250,000 (2004 – 240,000) common shares for aggregate cash consideration of $197,750 (2004 – $50,400).
      The following table summarizes information about the stock options outstanding at January 31, 2005:

	Weighted	Number of Options	Weighted
	Exercise	Outstanding and	Average
	Price	Exercisable	Remaining Life

Directors’ options	$0.21	807,500	2.03 years
Directors’ options	1.80	800,000	3.75 years
Directors’ options	1.31	450,000	4.64 years
Employee options	0.21	232,500	2.03 years
Employee options	1.30	290,000	0.95 years
Employee options	1.80	1,050,000	3.75 years
Employee options	1.31	1,150,000	4.64 years

		4,780,000

ST. JUDE RESOURCES LTD.
Notes to Consolidated Financial Statements — (Continued)
(expressed in Canadian dollars)
Years ended January 31, 2005 and 2004
      The following table summarizes information about the stock options outstanding at January 31, 2004:

	Weighted	Number of Options	Weighted
	Exercise	Outstanding and	Average
	Price	Exercisable	Remaining Life

Directors’ options	$0.21	807,500	3.04 years
Directors’ options	1.80	800,000	4.75 years
Employee options	0.21	232,500	3.04 years
Employee options	0.80	75,000	0.87 years
Employee options	0.70	150,000	0.39 years
Employee options	1.30	290,000	1.95 years
Employee options	1.80	1,050,000	4.75 years

		3,405,000

      During the year, compensation costs in the amount of $1,402,677 (2004 – $2,236,386) were recorded in the statement of operations for options granted to employees and directors.
      The following weighted average assumptions were used for the Black-Scholes valuation of stock options granted during each year:

	2005	2004

Risk-free interest rate	3.96%	3.2% – 4.1%
Expected life	5 years	2 – 5 years
Annualized volatility	79%	81% – 83%
Dividend rate	0.00%	0.00%
Weighted average fair value of options granted	$0.86	$1.44
     (c) Warrants:
      Warrants issued which are still outstanding at January 31, 2005 are as follows:

			Price
		Number of	Per
	Expiry Date	Shares	Share

Agent compensation warrants	November 20, 2005	900,000	2.00
Share purchase warrants	November 20, 2008	4,500,000	3.00
      Warrants issued which are still outstanding at January 31, 2004 are as follows:

			Price
		Number of	Per
	Expiry Date	Shares	Share

Share purchase warrants	May 28, 2004	39,000	$0.28
Share purchase warrants	June 3, 2004	945,968	0.90
Share purchase warrants	June 4, 2004	73,334	0.90
Agent compensation warrants	December 3, 2004	22,805	0.86
Agent compensation warrants	November 20, 2005	900,000	2.00
Share purchase warrants	November 20, 2008	4,500,000	3.00

ST. JUDE RESOURCES LTD.
Notes to Consolidated Financial Statements — (Continued)
(expressed in Canadian dollars)
Years ended January 31, 2005 and 2004
      During the year, 1,058,302 (2004 – 4,156,750) share purchase warrants and 22,805 (2004 – 370,435) agent compensation warrants were exercised to acquire 1,081,107 (2004 – 4,527,185) common shares for total cash consideration of $947,904 (2004 – $2,191,589)
      During the year, fair value in the amount of nil (2004 – $1,732,677) was charged as share issue costs to deficit with respect to the issued agent compensation warrants. The fair value related to these warrants was calculated using the Black-Scholes option pricing model using the same assumptions as those described for options in note 5(b) above.
     (d) Loss per share:
      For 2005 and 2004, the diluted loss per share is the same as basic loss per share as the effect of the exercise of all outstanding options and warrants on loss per share would be anti-dilutive. The effect of stock options and warrants upon the basic average number of common shares outstanding would increase the average number of shares outstanding by 1,054,856 (2004 – 1,607,535) such that the diluted average number of common shares outstanding is 38,931,454 (2004 – 27,186,380).

6.	Contributed surplus:

	2005	2004

Opening balance	$4,365,625	$652,602
Options granted [note 5(b)]	1,402,677	2,236,386
Warrants granted [note 5(c)]	—	1,732,677
Options exercised	(157,114)	(60,960)
Warrants exercised	(11,259)	(195,080)

Ending balance	$5,599,929	$4,365,625

7.	Investment in i to i logistics inc.:
      The January 31, 2004 consolidated financial statements of the Company reflect the operations of its 51% subsidiary, i to i logistics inc., to July 31, 2003. Segmented disclosures for the subsidiary were not presented in prior years as the results of i to i logistics inc. were not significant to the consolidated financial statements to warrant separate disclosure. On July 31, 2003, the Company’s investment in shares of the subsidiary were surrendered to i to i logistics inc. for nil proceeds and subsequently cancelled. Accumulated losses of the subsidiary recorded in the consolidated financial statements to January 31, 2003 were $462,525. Losses for the period February 1, 2003 to July 31, 2003 included in the January 31, 2004 year’s operations were $4,332.

ST. JUDE RESOURCES LTD.
Notes to Consolidated Financial Statements — (Continued)
(expressed in Canadian dollars)
Years ended January 31, 2005 and 2004
      Immediately following the cancellation of the surrendered shares, the Company exchanged its advances receivable from the previous subsidiary, in the amount of $497,420, for a 25% equity interest. The series of transactions have been reflected in the financial statements as follows:

Initial investment in shares	$51
Outstanding advances receivable at July 31, 2003	497,420
Accumulated losses to July 31, 2003	(466,857)

Investment in i to i logistics inc. at July 31, 2003	30,614
Write down of investment in i to i logistics inc	(30,614)

Balance, January 31, 2004 and 2005	$—

8.	Commitments:
      (a) On September 1, 2003, the Company entered into a three-year operating lease for premises. Minimum annual lease payments under the lease are as follows:

2006	$28,647
2007	16,709

$45,356

      (b) On July 1, 2002 the Company renewed a five-year agreement with Bluestar Management Inc., a company owned by the President of St. Jude Resources Ltd., for management services for $17,500 per month to November 30, 2004. Commencing December 1, 2004 services are acquired for $20,833 per month to July 2007.
      (c) On January 24, 2005, the Company entered into a six-month Financial Advisory Agreement with Salman Partners and Haywood Securities Inc. to provide services relating to raising funds for the Company. The terms of the agreement call for a non-refundable financial advisory fee of $25,000 payable on the signing of the agreement, a monthly financial advisory fee of $10,000 and 5% of gross proceeds, in a reducing scale, on funds raised pursuant to the Financial Advisory Agreement.

ST. JUDE RESOURCES LTD.
Notes to Consolidated Financial Statements — (Continued)
(expressed in Canadian dollars)
Years ended January 31, 2005 and 2004

9.	Future income taxes:
      Income tax expense differs from the amount computed by applying the combined federal and provincial income tax rate of 33.57% (2004 – 35.6%) to pre-tax loss as a result of the following:

	2005	2004

		[Restated
		note 1(j)]
Loss before income taxes	$(8,140,475)	$(6,757,589)

Expected income tax recovery at basic rate	$(2,732,759)	$(2,405,702)
Unrealized foreign exchange loss (gain)	(5,822)	12,155
Non-deductible compensation expense for tax purposes	470,879	796,153
Non-deductible meals and entertainment expenses	—	538
Loss on consolidated subsidiary	—	(164,659)
Write-off of 51% of subsidiary accounts receivable	—	177,100
Share issue costs incurred in year	—	(1,079,560)
Impact of non-capital losses that expired in year	81,273	132,687
Impact of 10.1 asset addition variance	7,724	—
Change in enacted tax rates	591,760	880,568
Other	—	(9,315)
Increase in valuation allowance provided with respect to future tax assets arising in current year:
Mineral properties	1,596,197	659,463
Equipment	28,054	(68,450)
Non-capital losses	295,316	344,652
Capital losses	(39,909)	(86,329)
Cumulative eligible capital	(48)	(94)
Share issue costs	(292,665)	810,793

	$—	$—

ST. JUDE RESOURCES LTD.
Notes to Consolidated Financial Statements — (Continued)
(expressed in Canadian dollars)
Years ended January 31, 2005 and 2004
      The tax effects of temporary differences that give rise to significant portions of the future tax assets and liabilities are presented below:

	2005	2004

		[Restated
		note 1(j)]
Future tax assets:
Excess tax basis over net book value of:
Mineral properties	$8,261,472	$6,665,275
Equipment	75,011	46,957
Non-capital loss carry-forward	2,286,960	1,991,644
Capital loss carry-forward	659,983	699,892
Share issue costs	680,383	973,048
Cumulative eligible capital	793	841

Total gross future assets	11,964,602	10,377,657
Less valuation allowance	(11,964,602)	(10,377,657)

Net future tax asset	$—	$—

      The Company and its subsidiaries have accumulated non-capital losses carried forward for income tax purposes of $6,812,511 (2004 – $5,594,506), which can be applied against future years’ taxable income. These losses will expire as follows:

2005	$567,807
2006	508,661
2007	568,590
2008	295,864
2009	681,424
2010	921,906
2011	1,808,153
2012	1,460,106

$6,812,511

      The Company has accumulated capital losses carried forward for income tax purposes of $3,931,980 (2004 – $3,931,980) which can be applied against future years’ taxable capital gains.

10.	Related party transactions:
      During fiscal 2005, the Company paid management fees of $216,667 (2004 $210,000) to Bluestar Management Inc., a company controlled by the President of St. Jude Resources Ltd.
      During fiscal 2005, the Company paid consulting fees of $32,000 to W.K. Mining services, a company controlled by a director of the Company.
      These transactions are in the normal course of operations and are measured at the exchange amount of consideration established and agreed to by the related parties.

ST. JUDE RESOURCES LTD.
Notes to Consolidated Financial Statements — (Continued)
(expressed in Canadian dollars)
Years ended January 31, 2005 and 2004

11.	Financial assets and financial liabilities:
      The carrying values of cash and cash equivalents, short term investment, interest receivable, accounts receivable and accounts payable and accrued liabilities approximates their fair values due to the relatively short periods to maturity of the instruments.
      The Company operates in various foreign jurisdictions and is exposed to foreign exchange fluctuations, primarily on the U.S. dollar. The Company does not use derivative financial instruments to mitigate its risk on foreign exchange fluctuations.

12.	Supplementary information to the statements of cash flows:

	2005	2004

Interest received	$200,638	$67,766
Income and capital taxes paid	—	12,173
Income and capital taxes refunded	10,322	—

13.	Subsequent events:
      Subsequent to January 31, 2005, the Company:

(a) Issued 1,261,700 common shares upon the exercise of 730,000 directors’ stock options and 531,700 employee stock options for aggregate cash considerations of $720,427.

(b) Issued 900,000 common shares for proceeds of $1,800,000 pursuant to exercise of Agent compensation warrants.

(c) acquired Crew Gold Corporation’s remaining 25% interest in the Hwini-Butre concession by issuing 2,995,000 common shares of the company with a deemed value of CDN $5,960,050. These shares are subject to a four month statutory hold period, after which time, one third of these shares will be subject to a hold period spanning an additional 12 months.

(d) acquired the remaining 10% interest in the Hwini-Butre concession for US $2 million from B.D. Goldfields Ltd., the original Ghanaian vendor of the project. These funds will be paid In four installments of $500,000 over an 18-month period. The first installment of $500,000 was made during September 2005.

(e) disposed of certain non-core assets, namely:

i) The company, under an agreement dated August 22, 2005, sold its remaining interest in i to i logistics inc. for CDN $50,000 to Michael Docherty and Associates.

ii) The company sold its 100% interest in the Uchi Lake property located in Ontario to Dollard Mines Ltd. (“Dollard”) for CDN $10,000, together with a 1% net smelter return (“NSR”) back to St. Jude. Dollard has the option to re-purchase the NSR for CDN $1 million until September 15, 2009. Dollard is a company controlled by St. Jude’s President Michael A. Terrell.

(f) entered into an arrangement agreement with Golden Star Resources Ltd., whereby Golden Star Resources Ltd. will acquire all of the outstanding shares of the company on the basis of 0.72 of a Golden Star common share for every St. Jude common share. The Boards of Directors of both companies and St. Jude’s shareholders have approved the transaction, completion of which is conditional on receipt of requisite regulatory and court approvals as well as satisfaction of other customary conditions.

ST. JUDE RESOURCES LTD.
Notes to Consolidated Financial Statements — (Continued)
(expressed in Canadian dollars)
Years ended January 31, 2005 and 2004

14.	Differences Between Canadian and United States Generally Accepted Accounting Principles:
      These consolidated financial statements have been prepared in accordance with Canadian GAAP, which differs in certain respect from US GAAP. The material differences between Canadian and US GAAP affecting the company’s consolidated financial statements are:

	Year Ended	Year Ended
Consolidated Balance Sheet	January 31, 2005	January 31, 2004

Short-term investments, Canadian GAAP	$7,000,774	—
Fair value adjustment on investments available for sale(a)	(12,702)	—

Short-term investments, US GAAP	$6,988,072	—

Mineral properties, Canadian GAAP	$4,107,273	$1,037,920
Write-down of mineral properties	—	—

Mineral properties, US GAAP	$4,107,273	$1,037,920

Deficit, Canadian GAAP	$(43,651,598)	$(35,523,156)
Write-down of mineral properties	—	—

Deficit, US GAAP	$(43,651,598)	$(35,523,156)
Accumulated other comprehensive income, US GAAP	$12,702	—

	Year Ended	Year Ended
Consolidated Statements of Operation and Deficit	January 31, 2005	January 31, 2004

Net loss following Canadian GAAP	$(8,140,475)	$(6,757,589)
Net effect of write-down of mineral properties	—	—

Net loss under US GAAP	$(8,140,475)	$(6,757,589)
Other comprehensive income (loss)	(12,702)	—

Comprehensive loss under US GAAP	$(8,153,177)	$(6,757,589)

Loss per share under US GAAP	$(0.22)	$(0.26)

Weighted average number of shares outstanding	37,876,598	25,578,845

	Year Ended	Year Ended
Consolidated Statements of Cash Flows	January 31, 2005	January 31, 2004

Cash flows used in operating activities, Canadian GAAP	$(6,932,249)	$(4,045,449)
Adjustments to restate to US GAAP	—	—

Cash flows used in operating activities, US GAAP	$(6,932,249)	$(4,045,449)

Cash flows used in investing activities, Canadian GAAP	$(8,113,602)	$(1,095,347)
Adjustment to restate to US GAAP	—	—

Cash flows provided by (used in) operating activities, US GAAP	$(8,113,602)	$(1,095,347)

ST. JUDE RESOURCES LTD.
Notes to Consolidated Financial Statements — (Continued)
(expressed in Canadian dollars)
Years ended January 31, 2005 and 2004

(a)	Under United States GAAP, the Company’s short term investments are considered available for sale securities and are reported at fair values, with unrealized gains and losses reported in other comprehensive income for the period.

(b)	Under Canadian GAAP, acquisition costs related to mineral properties and mineral interests are capitalized in addition to the annual license fees payable to maintain the mineral properties. Under United States GAAP, annual license fees are not capitalized but are expensed as incurred. During 2005 the Company retroactively changed its accounting policy with respect to accounting for exploration expenditures as disclosed in note 1(j). As a result of the change in accounting principles for Canadian GAAP purposes no difference exists with respect to the accounting principles applied.

ST. JUDE RESOURCES LTD.
Consolidated Schedule of Exploration Expenditures
(expressed in Canadian dollars)
January 31, 2005 and 2004

	Hwini-Butre	Benso	Shieni-Hills	Burkina Faso	Niger	2005 Total

Amortization	$36,245	$49,150	$—	$14,148	$—	$99,543
Consulting/personnel	507,519	329,735	37,196	203,209	12,812	1,090,471
Consumable field equipment	23,308	5,832	1,163	3,215	—	33,518
Drilling	357,351	1,647,858	—	1,489,501	112,182	3,606,892
Geochemical surveys	8,315	1,559	4,604	—	—	14,478
Geological mapping	23,566	30,511	—	—	—	54,077
Geophysical surveys	—	—	—	25,256	—	25,256
Line cutting and clearing	7,251	18,559	378	—	—	26,188
Soil sampling, trenching and pitting	12,282	24,341	47,714	17,617	—	101,954
Support services	331,453	388,856	47,715	80,772	18,229	867,025
Heap leach plant deposit	—	—	—	67,145	—	67,145

Total expenditures	1,307,290	2,496,401	138,770	1,900,863	143,223	5,986,547
Balance, January 31, 2004	11,901,552	4,996,484	36,969	1,294,306	—	18,229,311

Balance, January 31, 2005	$13,208,842	$7,492,885	$175,739	$3,195,169	$143,223	$24,215,858

	Hwini-Butre	Benso	Shieni-Hills	Burkina Faso	Niger	2004 Total

Amortization	$4,154	$11,229	$—	$6,941	$—	$22,324
Consulting/personnel	64,791	261,711	—	105,177	—	431,679
Consumable field equipment	—	2,063	—	1,559	—	3,622
Drilling	111,385	920,085	—	816,038	—	1,847,508
Geochemical surveys	—	—	—	—	—	—
Geological mapping	—	49,550	—	—	—	49,550
Geophysical surveys	—	—	—	—	—	—
Line cutting and clearing	—	36,437	3,606	27,714	—	67,757
Soil sampling, trenching and pitting	—	91,406	—	259	—	91,665
Support services	92,155	526,140	33,363	210,513	—	862,171
Heap leach plant deposit	—	—	—	—	—	—

Total expenditures	272,485	1,898,621	36,969	1,168,201	—	3,376,276
Balance, January 31, 2003	11,629,067	3,097,863	—	126,105	—	14,853,035

Balance, January 31, 2004	$11,901,552	$4,996,484	$36,969	$1,294,306	$—	$18,229,311

INDEX TO FINANCIAL STATEMENTS OF
ST. JUDE RESOURCES LTD.

Unaudited Consolidated Financial Statements for the six and three month periods ended July 31, 2005 and 2004	B-23

ST. JUDE RESOURCES LTD.
Consolidated Balance Sheets
(expressed in Canadian dollars)

	July 31, 2005	January 31, 2005

	(Unaudited)
	(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$1,042,193	$2,804,714
Short-term investments	5,333,875	7,000,774
Accounts receivable	25,967	12,202
Interest receivable	71,121	101,298
Income taxes recoverable	838	838
Prepaid expenses	3,581	3,581

	6,477,575	9,923,407
Mineral properties (note 3)	4,147,378	4,107,273
Equipment	760,210	755,430
Less accumulated amortization	(381,480)	(318,451)

	378,730	436,979

	$11,003,683	$14,467,659

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$1,132,999	$339,700
Shareholders’ Equity:
Share capital (note 4)	52,775,523	52,179,628
Contributed surplus (note 5)	5,306,341	5,599,929
Deficit	(48,211,180)	(43,651,598)

	9,870,684	14,127,959

	$11,003,683	$14,467,659

See accompanying notes to consolidated interim financial statements.

ST. JUDE RESOURCES LTD.
Consolidated Statements of Operations and Deficit
(expressed in Canadian dollars)

	Three Months Ended July 31		Six Months Ended July 31

	2005	2004	2005	2004

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
			(Restated)
Expenses:
Exploration expense (schedule 1)	$1,970,586	$2,179,513	$4,107,762	$3,612,748
Management fees	62,500	52,500	125,000	105,000
Wages and benefits	47,185	37,587	95,007	61,927
Consulting fees	48,000	24,000	91,000	68,714
Professional fees	63,389	15,436	78,965	16,088
Office	23,877	13,129	40,823	29,852
Administration	27,148	26,973	34,281	36,226
Rent	11,752	11,654	23,130	22,923
Promotion and advertising	3,306	27,174	22,089	73,778
Travel	131	42,662	7,744	62,118
Amortization	3,332	3,429	6,663	6,494
Investor communication	1,346	3,905	3,290	8,989
Bank charges and interest	1,395	1,276	2.982	2,395

	2,263,947	2,439,238	4,638,736	4,107,252
Income:
Interest	43,013	34,939	97,565	60,263
Foreign exchange gain/ (loss)	(16,631)	5,013	(18,411)	7,661

	26,382	39,952	79,154	67,924

Net loss	(2,237,565)	(2,399,286)	(4,559,582)	(4,039,328)
Deficit, beginning of period	(45,973,615)	(37,163,198)	(43,651,598)	(35,523,156)
Share issue costs recovered	—	12,033	—	12,033

Deficit, end of period	$(48,211,180)	$(39,550,451)	$(48,211,180)	$(39,550,451)

Loss per share, basic and diluted	$(0.06)	$(0.06)	$(0.12)	$(0.11)

Weighted average number of common shares	39,319,324	37,773,843	39,261,386	37,391,558

See accompanying notes to consolidated interim financial statements.

ST. JUDE RESOURCES LTD.
Consolidated Statements of Cash Flows
(expressed in Canadian dollars)

	Three Months		Six Months
	Ended July 31		Ended July 31

	2005	2004	2005	2004

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
			(Restated)
Cash provided by (used in):
Operations:
Net loss	$(2,237,565)	$(2,399,286)	$(4,559,582)	$(4,039,328)
Adjustment for non-cash items:
Amortization	3,332	3,429	6,663	6,494
Amortization Exploration (schedule 1)	28,861	24,700	56,366	46,397
Foreign exchange (gain)/ loss	16,631	(5,013)	18,411	(7,661)
Change in non-cash operating working capital:
Accounts receivable	(14,059)	984	(13,765)	(4,028)
Interest receivable	48,758	(334,777)	30,177	(334,777)
Income taxes recoverable	—	—	—	(930)
Prepaid expenses	—	—	—	(67,145)
Accounts payable and accrued liabilities	82,245	582,096	793,299	709,823

	(2,071,797)	(2,127,867)	(3,668,431)	(3,691,155)
Investments:
Short-term investments	1,605,631	(6,870,000)	1,666,899	(6,870,000)
Additions to mineral properties	(40,105)	(299,255)	(40,105)	(513,628)
Additions to equipment	—	(26,674)	(4,780)	(176,951)

	1,565,526	(7,195,929)	1,622,014	(7,560,579)
Financing:
Issuance of class “A” shares	—	1,024,292	302,307	1,033,292
Share issue costs recovery	—	12,033	—	12,033

	—	1,036,325	302,307	1,045,325
Foreign exchange gain/(loss) on cash held in foreign currency	(16,631)	5,013	(18,411)	7,661

Increase/(decrease) in cash and cash equivalents	(522,902)	(8,282,458)	(1,762,521)	(10,198,748)
Cash and cash equivalents, beginning of period	1,565,095	14,776,588	2,804,714	16,692,878

Cash and cash equivalents, end of period	$1,042,193	$6,494,130	$1,042,193	$6,494,130

Supplementary Information:
Interest paid	—	—	—	—
Interest received	$91,771	$34,939	$127,742	$60,263
Taxes paid	—	—	—	$930
Non-cash investing and financing activities:
Issued 950,000 common shares to acquire remainder of Benso concession, which is included with mineral properties	—	—	—	$2,080,500

See accompanying notes to consolidated interim financial statements.

ST. JUDE RESOURCES LTD.
Notes to Consolidated Interim Financial Statements
For the Six and Three Month Periods Ended July 31, 2005
(expressed in Canadian dollars)

1.	Nature of operations:
      The company is incorporated under the Canada Business Corporations Act. The company’s principal operations consist of investments in mineral properties. The company is in the process of exploring its properties and has not yet determined whether these properties contain reserves that are economically recoverable.
      The recoverability of acquisition costs for mineral properties is dependent upon the discovery of economically recoverable reserves, confirmation of the company’s interest in the underlying claims, the ability of the company to obtain the necessary financing to complete the development and future profitable production or proceeds from the disposition thereof.
      The viability of the projects and the ability for the company to continue as a going concern are dependent on future financing. If financing is not achieved, the company may not be able to meet its obligations as they become due. These financial statements have been prepared on the going concern basis that assumes continuity of operations and realization and settlement of liabilities in the normal course of business. A different basis of measurement may be appropriate if the going concern assumption does not prevail.

2.	Basis of Presentation:
      a) The financial statements as at July 31, 2005 and for the three and six months ended July 31, 2005 and 2004 are unaudited; however, such financial statements reflect all adjustments that are, in the opinion of management, necessary for the fair presentation of the results for the interim periods presented. The interim unaudited consolidated financial statements of St. Jude Resources Ltd. do not contain all the disclosure required by Canadian generally accepted accounting principles for annual financial statements and should be read in conjunction with the annual audited financial statements for the year ended January 31, 2005. These interim consolidated financial statements have been prepared based on the same accounting policies and methods as those used in the January 31, 2005 accounts.
      The comparative figures of the July 31, 2004 quarter have been restated to reflect the change in accounting policy effected at January 31, 2005 for exploration expenditures. Under the new accounting policy, exploration expenditures are expensed as they are incurred.
      b) For the six months ended July 31, 2005, the company has restated its interim financial statements to reflect the expensing of $18,517 previously capitalized as a prepaid expense, and a reclassification of $2.5 million from cash and cash equivalents to short-term investments. The notes to the July 31, 2005 interim financial statements were restated for the inclusion of concerns about the company’s ability to continue as a going concern and additional subsequent events disclosure.

3.	Mineral Properties:

Acquisition costs:	Hwini-Butre	Benso	Shieni Hills	Burkina Faso	Niger	Total

Balance, January 31, 2005	$744,448	$2,994,070	$20,000	$247,656	$101,099	$4,107,273
Incurred during the period	—	—	18,372	—	21,733	40,105

Balance, July 31, 2005	$744,448	$2,994,070	$38,372	$247,656	$122,832	$4,147,378

ST. JUDE RESOURCES LTD.
Notes to Consolidated Interim Financial Statements — (Continued)
For the Six and Three Month Periods Ended July 31, 2005
(expressed in Canadian dollars)

4.	Share Capital:
     a) Issued shares:

	Number of shares	Consideration

Authorized:
Unlimited Class A common voting shares without par value Unlimited Class B common voting shares without par value (continued — next page)
Issued:
Class A common voting shares:
Balance January 31, 2004	36,142,177	$48,585,601
Shares for acquisition of mineral property	950,000	2,280,000
Exercise of employee stock options	250,000	197,750
Allocation from contributed surplus upon exercise of stock options	—	157,114
Exercise of warrants	1,081,107	947,904
Allocation from contributed surplus upon exercise of warrants	—	11,259

Balance January 31, 2005	38,423,284	52,179,628
Exercise of employee and directors stock options	891,700	293,627
Allocation from contributed surplus upon exercise of stock options	—	285,233
Exercise of warrants	4,340	8,680
Allocation from contributed surplus upon exercise of warrants	—	8,355

Balance July 31, 2005	39,319,324	52,775,523

b)	Options:
      During the period, employee and director stock options were exercised for 891,700 common shares, for aggregate cash consideration of $293,627. As at July 31, 2005 following incentive stock options were outstanding:

	Number of Options	Weighted Average Exercise Price

Outstanding January 31, 2005	4,780,000	$1.26
Exercised	(891,700)	(0.329)

Balance July 31, 2005	3,888,300	$1.47

ST. JUDE RESOURCES LTD.
Notes to Consolidated Interim Financial Statements — (Continued)
For the Six and Three Month Periods Ended July 31, 2005
(expressed in Canadian dollars)
      The following table summarizes incentive stock options outstanding at July 31, 2005:

		Number of Options
		Outstanding and	Average Remaining
	Exercise Price	Exercisable	Life in Years

Directors’ options	$0.21	77,500	1.54
Directors’ options	$1.80	800,000	3.25
Directors’ options	$1.31	450,000	4.15
Employee options	$0.21	167,500	1.54
Employee options	$1.30	290,000	0.45
Employee options	$1.80	1,050,000	3.25
Employee options	$1.31	1,053,300	4.15

		3,888,300

c) Warrants:
      During the period, 4,340 agent compensation warrants were exercised to acquire 4,340 common shares, for a total cash consideration of $8,680. As at July 31, 2005, the following share purchase warrants were outstanding:

			July 31, 2005	January 31, 2005
		Exercise	Number of	Number of
	Expiry Date	Price	Shares	Shares

Agents compensation warrants	November 20, 2005	$2.00	895,660	900,000
Share purchase warrants	November 20, 2008	$3.00	4,500,000	4,500,000

Total			5,395,660	5,400,000

5.	Contributed Surplus:

	July 31, 2005	January 31, 2005

Opening Balance	$5,599,929	$4,365,625
Options granted	—	1,402,677
Warrants granted	—	—
Options exercised	(285,233)	(157,114)
Warrants exercised	(8,355)	(11,259)

Ending balance	$5,306,341	$5,599,929

6.	Related Party Transactions:
      Related party transactions not disclosed elsewhere in these financial statements, for the six month period ended July 31, 2005 are as follows:

a) A total of $125,000 was paid for management services to Bluestar Management Inc, a company controlled by the President and C.E.O of the company.

ST. JUDE RESOURCES LTD.
Notes to Consolidated Interim Financial Statements — (Continued)
For the Six and Three Month Periods Ended July 31, 2005
(expressed in Canadian dollars)

b) A total of $20,000 was paid to WK Mining Services, a company controlled by a director of the company for consulting fees for work provided on exploration projects charged to exploration expenditures.

7.	Differences Between Canadian and United States Generally Accepted Accounting Principles:
      These consolidated financial statements have been prepared in accordance with Canadian GAAP, which differs in certain respect from US GAAP. The material differences between Canadian and US GAAP affecting the company’s consolidated financial statements are:

	Year Ended	Year Ended	Six Months Ended
Consolidated Balance Sheet	January 31, 2005	January 31, 2004	July 31, 2005

Short-term investments, Canadian GAAP	$7,000,774	—	$5,333,875
Fair value adjustment on investments available for sale(a)	(12,702)	—	(838)

Short-term investments, US GAAP	$6,988,072	—	$5,333,037

Mineral properties, Canadian GAAP	$4,107,273	$1,037,920	$4,147,378
Write-down of mineral properties(b)	—	—	(40,105)

Mineral properties, US GAAP	$4,107,273	$1,037,920	$4,107,273

Deficit, Canadian GAAP	$(43,651,598)	$(35,523,156)	$(48,211,180)
Write-down of mineral properties	—	—	(40,105)

Deficit, US GAAP	$(43,651,598)	$(35,523,156)	$(48,251,285)

Accumulated other comprehensive income, US GAAP	$12,702	—	$838

	Year Ended	Year Ended	Six Months Ended
Consolidated Statements of Operation and Deficit	January 31, 2005	January 31, 2004	July 31, 2005

Net loss following Canadian GAAP	$(8,140,475)	$(6,757,589)	$(4,559,582)
Net effect of write-down of mineral properties	—	—	(40,105)

Net loss under US GAAP	$(8,140,475)	$(6,757,589)	$(4,599,687)
Other comprehensive income (loss)	(12,702)	—	11,864

Comprehensive loss under US GAPP	$(8,153,177)	$(6,757,589)	$(4,587,823)

Loss per share under US GAAP	$(0.22)	$(0.26)	$(0.12)

Weighted average number of shares outstanding	37,876,598	25,578,845	39,261,386

ST. JUDE RESOURCES LTD.
Notes to Consolidated Interim Financial Statements — (Continued)
For the Six and Three Month Periods Ended July 31, 2005
(expressed in Canadian dollars)

	Year Ended	Year Ended	Six Months Ended
Consolidated Statements of Cash Flows	January 31, 2005	January 31, 2004	July 31, 2005

Cash flows used in operating activities, Canadian GAAP	$(6,932,249)	$(4,045,449)	$(3,668,431)
Adjustments to restate to US GAAP	—	—	(40,105)

Cash flows used in operating activities, US GAAP	$(6,932,249)	$(4,045,449)	$(3,708,536)

Cash flows used in investing activities, Canadian GAAP	$(8,113,602)	$(1,095,347)	$1,622,014
Adjustment to restate to US GAAP	—	—	40,105

Cash flows provided by (used in) operating activities, US GAAP	$(8,113,602)	$(1,095,347)	$1,662,119

(a)	Under United States GAAP, the Company’s short term investments are considered available for sale securities and are reported at fair values, with unrealized gains and losses reported in other comprehensive income for the period.

(b)	Under Canadian GAAP, acquisition costs related to mineral properties and mineral interests are capitalized in addition to the annual license fees payable to maintain the mineral properties. Under United States GAAP, annual license fees are not capitalized but are expensed as incurred. During 2005 the Company retroactively changed its accounting policy with respect to accounting for exploration expenditures as disclosed in note 1(j). As a result of the change in accounting principles for Canadian GAAP purposes, $4,107,762 of a Canadian/US GAAP difference with respect to exploration expenses has been eliminated.

8.	Subsequent Events: Subsequent to July 31, 2005, the company:

a) acquired Crew Gold Corporation’s remaining 25% interest in the Hwini-Butre concession by issuing 2,995,000 common shares of the company with a deemed value of CDN $5,960,050. These shares are subject to a four month statutory hold period, after which time, one third of these shares will be subject to a hold period spanning an additional 12 months.

b) acquired the remaining 10% interest in the Hwini-Butre concession for US $2 million from B.D. Goldfields Ltd., the original Ghanaian vendor of the project. These funds will be paid in four instalments of $500,000 over an 18 month period. The first installment of $500,000 was made during September 2005.

c) disposed of certain non-core assets, namely:

i) The company, under an agreement dated August 22, 2005, sold its remaining interest in i to i logistics inc. for CDN $50,000 to Michael Docherty and Associates.

ii) The company sold its 100% interest in the Uchi Lake property located in Ontario to Dollard Mines Ltd. (“Dollard”) for CDN $10,000, together with a 1% net smelter return (“NSR”) back to St. Jude. Dollard has the option to re-purchase the NSR for CDN $1 million until September 15, 2009. Dollard is a company controlled by St. Jude’s President Michael A. Terrell.

d) entered into an arrangement agreement with Golden Star Resources Ltd., whereby Golden Star Resources Ltd. will acquire all of the outstanding shares of the company on the basis of 0.72 of a Golden Star common share for every St. Jude common share. The Boards of Directors of both companies and St. Jude’s shareholders have approved the transaction, completion of which is conditional on

ST. JUDE RESOURCES LTD.
Notes to Consolidated Interim Financial Statements — (Continued)
For the Six and Three Month Periods Ended July 31, 2005
(expressed in Canadian dollars)

receipt of requisite regulatory and court approvals as well as satisfaction of other customary conditions.

e) issued 895,660 common shares of the company for proceeds of $1,791,320 pursuant to the exercise of agents’ warrants.

f) issued 370,000 common shares of the company for proceeds of $426,800 pursuant to the exercise of employee stock options.
SCHEDULE 1
Exploration Expenditures — Three Months Ended July 31, 2005

	Hwini-Butre	Benso	Shieni Hills	Burkina Faso	Niger	Other	Total

Amortization	$20,319	$2,540	$2,540	$2,408	$1,054	$—	$28,861
Consulting/personnel	161,681	23,532	15,361	127,452	58,929	1,675	388,630
Consumable field equipment	11,607	2,202	2,202	37,594	—	—	53,605
Drilling	464,623	2,858	2,858	565,014	219,400	—	1,254,753
Geochemical surveys	7,559	944	945	—	—	—	9,448
Line cutting & clearing	697	87	88	—	—	—	872
Soil sampling, trenching & pitting	21,652	1,439	1,439	—	—	—	24,530
Support services	92,001	14,970	11,049	53,693	37,339	835	209,887

Total expenditures	780,139	48,572	36,482	786,161	316,722	2,510	1,970,586
Balance, April 30, 2005	13,954,341	7,678,608	242,882	3,869,940	587,641	19,622	26,353,034

Balance, July 31, 2005	$14,734,480	$7,727,180	$279,364	$4,656,101	$904,363	$22,132	$28,323,620

Exploration Expenditures — Three Months Ended July 31, 2004

	Hwini-Butre	Benso	Shieni Hills	Burkina Faso	Niger	Other	Total

Amortization	$4,233	$16,930	$—	$3,537	$—	$—	$24,700
Consulting/personnel	54,601	79,525	4,654	41,874	—	—	180,654
Consumable field equipment	—	2,085	—	—	—	—	2,085
Drilling	5,256	874,944	—	845,814	—	—	1,726,014
Geological mapping	—	—	—	—	—	—	—
Line cutting & clearing	1,101	14,669	—	—	—	—	15,770
Soil sampling, trenching & pitting	—	3,274	2,075	39	—	—	5,388
Support services	36,415	151,198	9,826	27,463	—	—	224,902

Total expenditures	101,606	1,142,625	16,555	918,727	—	—	2,179,513
Balance, April 30, 2004	11,969,396	5,761,586	107,353	1,824,211	—	—	19,662,546

Balance, July 31, 2004	$12,071,002	$6,904,211	$123,908	$2,742,938	$—	$—	$21,842,059

ST. JUDE RESOURCES LTD.
Notes to Consolidated Interim Financial Statements — (Continued)
For the Six and Three Month Periods Ended July 31, 2005
(expressed in Canadian dollars)
SCHEDULE 1
Exploration Expenditures — Six Months Ended July 31, 2005

	Hwini-Butre	Benso	Shieni Hills	Burkina Faso	Niger	Other	Total

Amortization	$39,330	$3,969	$6,074	$4,884	$2,109	$—	$56,366
Consulting/personnel	311,169	46,489	38,583	242,683	102,937	2,780	744,641
Consumable field equipment	23,943	2,972	4,511	48,215	—	—	79,641
Drilling	806,655	152,881	11,388	1,049,595	595,005	—	2,615,524
Geochemical surveys	26,161	2,107	4,433	—	—	—	32,701
Line cutting & clearing	2,603	206	445	—	—	—	3,254
Soil sampling, trenching & pitting	102,549	2,213	4,700	6,771	—	—	116,233
Support services	213,228	23,458	33,491	108,784	61,089	835	440,885
Permit fee	—	—	—	—	—	18,517	18,517

Total expenditures	1,525,638	234,295	103,625	1,460,932	761,140	22,132	4,107,762
Balance, January 31, 2005	13,208,842	7,492,885	175,739	3,195,169	143,223	—	24,215,858

Balance, July 31, 2005	$14,734,480	$7,727,180	$279,364	$4,656,101	$904,363	$22,132	$28,323,620

Exploration Expenditures — Six Months Ended July 31, 2004

	Hwini-Butre	Benso	Shieni Hills	Burkina Faso	Niger	Other	Total

Amortization	$7,865	$31,458	$—	$7,074	$—	$—	$46,397
Consulting/personnel	74,171	165,590	9,506	120,847	—	—	370,114
Consumable field equipment	2,746	2,343	—	3,215	—	—	8,304
Drilling	6,470	1,309,150	—	1,269,740	—	—	2,585,360
Geological mapping	23,566	23,566	—	—	—	—	47,132
Line cutting & clearing	1,200	17,425	—	—	—	—	18,625
Soil sampling, trenching & pitting	2	19,863	46,946	5,617	—	—	72,428
Support services	53,430	338,332	30,487	42,139	—	—	464,388

Total expenditures	169,450	1,907,727	86,939	1,448,632	—	—	3,612,748
Balance, January 31, 2004	11,901,552	4,996,484	36,969	1,294,306	—	—	18,229,311

Balance, July 31, 2004	$12,071,002	$6,904,211	$123,908	$2,742,938	$—	$—	$21,842,059

APPENDIX C
U.S. PROSPECTUS

PROSPECTUS
$300,000,000
GOLDEN STAR RESOURCES LTD.
Common Shares
Preferred Shares
Warrants
Convertible Debt Securities

        Golden Star Resources Ltd. (together with its subsidiaries, “Golden Star,” “we,” “us,” or “our company”) may offer and sell from time to time up to $300,000,000 of our common shares, without par value, preferred shares, without par value, warrants, or convertible debt securities in one or more transactions.
      This prospectus provides you with a general description of the securities that we may offer. The accompanying prospectus supplement sets forth specific information with regard to the particular securities being offered and may add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement, together with any additional information which is incorporated by reference into this prospectus.
      Our common shares are traded on the American Stock Exchange under the symbol “GSS” and on the Toronto Stock Exchange under the symbol “GSC.” Warrants issued in conjunction with our February 14, 2003 equity offering are traded on the Toronto Stock Exchange under the symbol “GSC.WT.A.”
      References in this Prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “Cdn$”.
      This prospectus may not be used to offer and sell securities unless accompanied by the applicable prospectus supplement.
       The securities offered in this prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” beginning on page 5 of this prospectus in determining whether to purchase our securities.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 24, 2005.

      You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated in this prospectus.
      We are not making an offer of these securities in any jurisdiction where the offering is not permitted.
1

WHERE YOU CAN FIND MORE INFORMATION
      We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. The SEC maintains a web site (http://www.sec.gov) on which our reports, proxy statements and other information are made available. Such reports, proxy statements and other information may also be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.
      We have filed with the SEC a Registration Statement on Form S-3, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and the exhibits to the Registration Statement for further information with respect to our company and the securities.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC allows us to “incorporate by reference” our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and in prior reports. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered pursuant to this prospectus have been sold.
      The following documents filed with the SEC are incorporated by reference in this prospectus:

1. Our Annual Report on Form 10-K, as amended on Form 10-K/ A, for the year ended December 31, 2004;

2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

3. Reports on Form 8-K filed February 2, February 4, April 11, April 19 and May 5, 2005; and

4. Our Registration Statement on Form 8-A, filed June 18, 2002, which contains a description of our capital stock.
      We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein. You should direct any requests for documents to Investor Relations, Golden Star Resources Ltd., 10901 West Toller Drive, Suite 300, Littleton, Colorado, 80127-6312, telephone (303) 830-9000.
      The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.
NON-GAAP FINANCIAL MEASURES
      In this prospectus or in documents incorporated herein by reference, we use the terms “total cash cost per ounce” and “cash operating cost per ounce”. Total cash cost per ounce and cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating
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cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance. See Item 7 Management’s Discussion and Analysis in our most recent Annual Report on Form 10-K for an explanation of these measures.
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
      This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, with respect to our financial condition, results of operations, business, prospects, plans, objectives, goals, strategies, future events, capital expenditure, and exploration and development efforts. Words such as “anticipates,” “expects,” “intends,” “forecasts,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and similar expressions identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this prospectus. These statements include comments regarding: the establishment and estimates of mineral reserves and resources, production, production commencement dates, productions costs, cash operating costs, total cash costs, grade, processing capacity, potential mine life, feasibility studies, development costs, expenditures, exploration, our expansion plans for Bogoso/ Prestea and our production goals at Wassa.
      The following, in addition to the factors described in “Risk Factors” in the accompanying prospectus supplement, are among the factors that could cause actual results to differ materially from the forward-looking statements:

•	unexpected changes in business and economic conditions;

•	significant increases or decreases in gold prices;

•	changes in interest and currency exchange rates;

•	timing and amount of production;

•	unanticipated grade changes;

•	effects of illegal miners on our properties;

•	unanticipated recovery or production problems;

•	changes in mining and milling costs;

•	metallurgy, processing, access, availability of materials, equipment, supplies and water;

•	changes in project parameters;

•	costs and timing of development of new reserves;

•	results of current and future exploration activities;

•	results of pending and future feasibility studies;

•	joint venture relationships;

•	political or economic instability, either globally or in the countries in which we operate;

•	local and community impacts and issues;

•	timing of receipt of government approvals and permits;
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•	accidents and labor disputes;

•	environmental costs and risks;

•	competitive factors, including competition for property acquisitions; and

•	availability of capital at reasonable rates or at all.
      These factors are not intended to represent a complete list of the general or specific factors that may affect us. We may note additional factors elsewhere in this prospectus, in an accompanying prospectus supplement and in any documents incorporated by reference into this prospectus and the related prospectus supplement. We undertake no obligation to update forward-looking statements.
OUR BUSINESS
      We are a Canadian international gold mining and exploration company headquartered in Littleton, Colorado, a suburb of Denver, Colorado and producing gold in Ghana, West Africa. Through our subsidiaries and joint ventures we own a controlling interest in four significant gold properties in Southern Ghana: the Bogoso property (“Bogoso”), the Prestea property (“Prestea”), the Wassa property (“Wassa”) and the Prestea Underground property (“Prestea Underground”). Bogoso and Prestea are adjoining properties, operating as a single operation and referred to as (“Bogoso/ Prestea”). Bogoso/ Prestea and the Prestea Underground are owned by our 90% owned subsidiary, Bogoso Gold Limited (“BGL”). In 2004, 147,875 ounces of gold were sold by Bogoso/ Prestea, which has produced essentially all of our gold since we became a gold producer in late 1999.
      Through a 90% owned subsidiary, we own the Wassa gold property, located some 35 kilometers east of Bogoso/ Prestea. The newly constructed ore processing plant and open pit mine at Wassa were completed and placed in service on April 1, 2005 and currently processes a mixture of newly mined ore from the open pit mine and heap leach materials left by a former owner. We expect production of approximately 100,000 to 120,000 ounces from this operation during 2005. The open pit is expected to become the sole source of mill feed beginning in 2006 after all of the heap leach material has been processed.
      The Prestea Underground is located on the Prestea property and consists of a currently inactive underground gold mine and associated support facilities. As of March 31, 2005, BGL owned an approximately 90% operating interest in this mine. We are currently conducting exploration and engineering studies to determine if the underground mine can be reactivated on a profitable basis.
      We hold an interest in an exploration joint venture, managed by our joint venture partner, in Sierra Leone in West Africa and hold active exploration properties in Ghana, Suriname and French Guiana. We hold interests in gold exploration properties in Peru and Chile through our affiliate Goldmin Holdings, and in the Democratic Republic of the Congo through an investment in Moto Goldmines Limited.
      Our corporate headquarters are located at 10901 West Toller Drive, Suite 300, Littleton, Colorado 80127 and our telephone number is (303) 830-9000.
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RISK FACTORS
      An investment in the securities involves a high degree of risk. You should consider the following discussion of risks in addition to the other information in this prospectus before purchasing any of the securities. In addition to historical information, the information in this prospectus contains “forward-looking” statements about our future business and performance. Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus. The risks below address material factors that may affect our future operating results and financial performance.
Financial Risks
A substantial or extended decline in gold prices would have a material adverse effect on our company.
      The price of our common shares, our financial results and our exploration, development and mining activities have previously been, and would in the future be, significantly adversely affected by a substantial or extended decline in the price of gold. The price of gold is volatile and is affected by numerous factors beyond our control such as the sale or purchase of gold by various central banks and financial institutions, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional demand, and the political and economic conditions of major gold-producing countries throughout the world. Any drop in the price of gold adversely impacts our revenues, profits and cash flows. In particular, a sustained low gold price could:

•	cause suspension of our mining operations at Bogoso-Prestea and Wassa if such operations become uneconomic at the then-prevailing gold price, thus further reducing revenues;

•	cause us to be unable to fulfill our obligations under our agreements with our partners or under our permits and licenses which could cause us to lose our interests in, or be forced to sell, some of our properties;

•	halt or delay the development of new projects; and

•	reduce funds available for exploration, with the result that depleted reserves are not replaced.
      Furthermore, the need to reassess the feasibility of any of our projects because of declining gold prices could cause substantial delays or might interrupt operations until the reassessment can be completed. Mineral reserve calculations and life-of-mine plans using significantly lower gold prices could result in reduced estimates of mineral reserves and non-reserve mineral resources and in material write-downs of our investment in mining properties and increased amortization, reclamation and closure charges.
We may incur substantial losses in the future that could make financing our operations and business strategy more difficult.
      We had a net loss of $1.4 million in the first quarter of 2005 and annual earnings of $2.6 million, $22.0 million and $4.9 million in 2004, 2003 and 2002, respectively. We reported net losses of $20.6 million in 2001, $14.9 million in 2000, and $24.4 million in 1999. Numerous factors, including declining gold prices, lower than expected ore grades or higher than expected operating costs, and impairment write-offs of mine property and/or exploration property costs, could cause us to become unprofitable in the future. Any future operating losses could make financing our operations and our business strategy, or raising additional capital, difficult or impossible and could materially and adversely affect our operating results and financial condition.
Our obligations could strain our financial position and impede our business strategy.
      We have total consolidated debts and liabilities as of March 31, 2005 of $35.7 million, including $9.7 million payable to financial institutions, $16.1 million of current trade payables and accrued current liabilities and an $8.9 million accrual for environmental rehabilitation liabilities. For additional information on our environmental rehabilitation liabilities, see note 13 to our Consolidated Financial Statements
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contained in our Annual Report on Form 10-K for our most recently completed fiscal year and any subsequent Quarterly Report on Form 10-Q for our most recently completed fiscal quarter. In addition, in April 2005, we sold $50 million of senior unsecured convertible notes, maturing on April 15, 2009, to a private investment fund. We expect that our indebtedness and other liabilities will increase as a result of our corporate development activities. These liabilities could have important consequences, including the following:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, operating and exploration costs and other general corporate requirements;

•	requiring us to dedicate a significant portion of our cash flow from operations to make debt service payments, which would reduce our ability to fund working capital, capital expenditures, operating and exploration costs and other general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	placing us at a disadvantage when compared to our competitors that have less debt relative to their market capitalization.
Our estimates of mineral reserves and non-reserves could be inaccurate, which could cause production and costs to differ from estimates.
      There are numerous uncertainties inherent in estimating proven and probable mineral reserves and measured, indicated and inferred mineral resources, including many factors beyond our control. The accuracy of estimates of mineral reserves and non-reserves is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation, which could prove to be unreliable. These estimates of mineral reserves and non-reserves may not be accurate, and mineral reserves and non-reserves may not be able to be mined or processed profitably.
      Fluctuation in gold prices, results of drilling, metallurgical testing and production and the evaluation of mine plans subsequent to the date of any estimate could require revision of the estimate. The volume and grade of mineral reserves mined and processed and recovery rates might not be the same as currently anticipated. Any material reductions in estimates of our mineral reserves and non-reserves, or of our ability to extract these mineral reserves and non-reserves, could have a material adverse effect on our results of operations and financial condition.
We currently have only two major sources of operational cash flows, which will likely be insufficient to fund our continuing exploration and development activities.
      While we have received significant infusions of cash from sales of equity, our only current significant internal sources of funds are operational cash flows from Bogoso/ Prestea and Wassa. The newly constructed Wassa processing plant and open pit mine were completed and placed in service on April 1, 2005 and currently processes through the mill a mixture of ore from the open pit and materials from the prior owner’s heap leach pads. Production at Wassa is expected to range between 100,000 ounces and 120,000 ounces in 2005 and to increase to average approximately 140,000 ounces per year after 2005. However, our Wassa production goals may not be achieved. The anticipated continuing exploration and development of our properties will require significant expenditures over the next several years. We expect that these expenditures will exceed free cash flows generated by Bogoso/ Prestea and Wassa during that period, and therefore we expect to use our excess cash and in the future to require additional outside capital. Lower gold prices during the five years prior to 2002 adversely affected our ability to obtain financing, and recurring lower gold prices could have similar effects in the future. In the future, we may not be able to obtain adequate financing on acceptable terms. If we are unable to obtain additional financing, we might need to delay or indefinitely postpone further exploration and development of our properties, and as a result, we could lose our interest in, or could be forced to sell, some of our properties.
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Implementation of a hedging program might be unsuccessful and incur losses.
      We do not intend to hedge our gold production in a manner that limits the upside potential of gold price increases.
      However, as required in a loan agreement, one of our subsidiaries has entered into gold derivative positions designed to stabilize its expected royalty revenues received from the gold royalty payer. The derivative limits both the upside of the royalty revenues and the down side. While there is a risk of loss if the derivative positions were to be liquidated early and during a period of unfavorable gold prices, loan covenants prohibit liquidation of the position prior to the end of the loan repayment.
      We have purchased and expect to continue to purchase puts from time to time during the construction phase of a new processing plant in Ghana, which give us the right but not the obligation to sell gold in the future at a fixed price. While puts do not limit the upside potential of higher gold prices, early liquidation of puts during a period of unfavorable gold prices could result in a loss.
      We continue to review whether or not, in light of the potential for gold prices to fall, it would be appropriate to establish a more general hedging program. To date, we have decided not to implement a more general hedging program on gold production from our own properties.
We are subject to fluctuations in currency exchange rates, which could materially adversely affect our financial position.
      Our revenues are in United States dollars, and we maintain most of our working capital in United States dollars or United States dollar-denominated securities. We typically convert our United States funds to foreign currencies as payment obligations become due. Accordingly, we are subject to fluctuations in the rates of currency exchange between the United States dollar and these currencies, and such fluctuations could materially affect our financial position and results of operations. A significant portion of the operating costs at Bogoso/ Prestea and Wassa is based on the Ghanaian currency, the Cedi. We are required to convert into Cedis only 20% of the foreign exchange proceeds that we receive from selling gold, but the Government of Ghana could require us to convert a higher percentage of such sales proceeds into Cedis in the future. In addition, we currently have future obligations that are payable in Euros, and receivables collectible in Euros. We obtain construction and other services and materials and supplies from providers in South Africa and other countries. The costs of goods and services could increase due to changes in the value of the United States dollar or the Cedi, the South African Rand or other currencies, such as the recent decrease in the value of the United States dollar relative to other currencies. In addition, such changes may increase the salary costs of expatriate employees who are currently paid in United States dollars. Consequently, operation and development of our properties might be more costly than we anticipate. While we have not hedged against currency exchange risks in the past, we expect to purchase South African Rand forward contracts in the near future to hedge the expected purchase of capital assets in South Africa in connection with the Bogoso sulfide expansion project and may engage in additional hedges in the future. Implementation of a currency hedging program may not adequately protect us from the effects of fluctuation in currency exchange rates.
Risks inherent in acquisitions that we might undertake could adversely affect our current business and financial condition and our growth.
      We are actively pursuing the acquisition of producing, development and advanced stage exploration properties and companies, and have recently completed the acquisition and joint venture of exploration and development properties in Ghana and Sierra Leone. The search for attractive acquisition opportunities and the completion of suitable transactions are time consuming and expensive and diverts management attention from our existing business and may be unsuccessful, as was our recent bid for IAMGold. As our operations to date have focused on a single property in Ghana, any acquisition that we may choose to complete may change the scale of our business and operations, and may expose us to new geographic, political, operating, financial and geological risks. Our success in our acquisition activities depends on our ability to complete acquisitions on acceptable terms and integrate the acquired operations successfully with
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those of our company. Any acquisition would be accompanied by risks. For example, there may be a significant change in commodity prices after we have committed to complete a transaction and established the purchase price or exchange ratio, a material orebody may prove to be below expectations or the acquired business or assets may have unknown liabilities which may be significant. We may lose the services of our key employees or the key employees of any business we acquire or have difficulty integrating our operations and personnel. The integration of an acquired business or assets may disrupt our ongoing business and our relationships with employees, suppliers and contractors. Any one or more of these factors or other risks could cause us not to realize the anticipated benefits of an acquisition of properties or companies, and could have a material adverse effect on our current business and financial condition and on our ability to grow.
We are subject to litigation risks.
      All industries, including the mining industry, are subject to legal claims, with and without merit. We are involved in various routine legal proceedings, which include labor matters such as unfair termination claims, supplier matters and property issues incidental to our business, and are subject to a dispute with respect to a portion of our interest in the Prestea Underground. We believe it is unlikely that the final outcome of these legal proceedings will have a material adverse effect on our financial position or results of operation. However, defense and settlement costs can be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation process, the resolution of any particular legal proceeding could have a material effect on our financial position and results of operations.
Operational Risks
The technology, capital costs and cost of production of refractory mineral reserves and non-reserves at Bogoso/ Prestea remain subject to a number of uncertainties, including funding uncertainties.
      Based upon the completion of our Bogoso sulfide project feasibility study in 2001, the refractory material at Bogoso/ Prestea, which is ore that cannot be satisfactorily processed by basic gravity concentration or simple cyanidation, has been included in our proven and probable mineral reserves, which are prepared in accordance with Canada’s National Instrument 43-101. While the sulfide project feasibility study indicated that refractory mineral reserves can be profitably mined and processed at current gold prices, the capital cost to upgrade the Bogoso processing plant with a bio-oxidation or BIOX circuit to process refractory ore, together with related mining equipment, and facilities, is significant, and $8.0 million was spent on the project through March 31, 2005. While the processing technology envisioned in the feasibility study has been successfully utilized at other mines and in spite of our testing, engineering and analysis, the technology may not perform successfully at commercial production levels on the Bogoso/ Prestea refractory sulfide ores, in which case our production estimates may not be achieved.
We are subject to a number of operational hazards that can delay production or result in liability to us.
      Our activities are subject to a number of risks and hazards including:

•	environmental hazards;

•	discharge of pollutants or hazardous chemicals;

•	industrial accidents;

•	labor disputes and shortages;

•	supply and shipping problems and delays;

•	shortage of equipment and contractor availability;

•	difficulty in applying technology such as bio-oxidation processing;

•	unusual or unexpected geological or operating conditions;
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•	slope failures;

•	cave-ins of underground workings;

•	failure of pit walls or dams;

•	fire;

•	changes in the regulatory environment; and

•	natural phenomena such as inclement weather conditions, floods and earthquakes.
These or other occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, delayed production, monetary losses and possible legal liability. We could incur liabilities as a result of pollution and other casualties. Satisfying such liabilities could be very costly and could have a material adverse effect on our financial position and results of operations.
Our mining operations are subject to numerous environmental laws, regulations and permitting requirements that can delay production and adversely affect operating and development costs.
      Compliance with existing regulations governing the discharge of materials into the environment, or otherwise relating to environmental protection, in the jurisdictions where we have projects may have a material adverse effect on our exploration activities, results of operations and competitive position. New or expanded regulations, if adopted, could affect the exploration or development of our projects or otherwise have a material adverse effect on our operations.
      A significant portion of our recently acquired Dunkwa property and portions of our Wassa property, as well as some of our exploration properties in Ghana, are located within forest reserve areas. Although Dunkwa and Wassa have been identified by the Government of Ghana as eligible for mining permits subject to normal procedures and a site inspection, permits for projects in forest reserve areas may not be issued in a timely fashion, or at all, and such permits may contain special requirements with which it is burdensome or expensive to comply.
      Mining and processing gold from the south end of the Prestea property, conversion of the existing Bogoso/ Prestea processing plant to process refractory sulfides and other activities will require mining and other permits from the Government of Ghana. These permits may not be issued on a timely basis or at all, and such permits, when issued, may be subject to requirements or conditions with which it is burdensome or expensive to comply. We have, for example, experienced delay in obtaining environmental permits at Bondaye. Such permitting issues could adversely affect our projected production commencement dates, production amounts and costs.
      As a result of the foregoing risks, project expenditures, production quantities and rates and cash operating costs, among other things, could be materially and adversely affected and could differ materially from anticipated expenditures, production quantities and rates, and costs. In addition, estimated production dates could be delayed materially. Any such events could materially and adversely affect our business, financial condition, results of operations and cash flows.
The development and operation of our mining projects involve numerous uncertainties that could affect the feasibility or profitability of such projects.
      Mine development projects, including our recent development at Wassa and anticipated expansion at Bogoso/ Prestea, typically require a number of years and significant expenditures during the development phase before production is possible.
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      Development projects are subject to the completion of successful feasibility studies and environmental assessments, issuance of necessary governmental permits and receipt of adequate financing. The economic feasibility of development projects is based on many factors such as:

•	estimation of mineral reserves and mineral resources;

•	anticipated metallurgical recovery rates;

•	environmental considerations and permitting;

•	future gold prices; and

•	anticipated capital and operating costs.
      Our mine development projects could have limited relevant operating history upon which to base estimates of future operating costs and capital requirements. Estimates of proven and probable mineral reserves and operating costs determined in feasibility studies are based on geologic and engineering analyses and might not prove to be accurate.
      The management of mine development projects and start-up of new operations are complex, and we do not have a history of simultaneously managing an ongoing operation, the start-up of a new operation and a significant development project. Completion of development and the commencement of production may be subject to delays, as occurred at Wassa. Any of the following events, among others, could affect the profitability or economic feasibility of a project:

•	unanticipated changes in grade and tonnage of ore to be mined and processed;

•	unanticipated adverse geotechnical conditions;

•	incorrect data on which engineering assumptions are made;

•	costs of constructing and operating a mine in a specific environment;

•	availability and cost of processing and refining facilities;

•	availability of economic sources of power;

•	adequacy of water supply;

•	adequate access to the site including competing land uses (such as agriculture and illegal mining);

•	unanticipated transportation costs;

•	government regulations (including regulations relating to prices, royalties, duties, taxes, permitting, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands);

•	fluctuations in gold prices; and

•	accidents, labor actions and force majeure events.
      Adverse effects on the operations or further development of a project could also adversely affect our business, financial condition, results of operations and cash flow. Because of these uncertainties, and others identified in “Risk Factors”, our production estimates at Bogoso/ Prestea and Wassa may not be achieved.
We need to continually obtain additional mineral reserves for gold production and a failure to do so would adversely affect our business and financial position in the future.
      Because mines have limited lives based on proven and probable mineral reserves, we must continually replace and expand our mineral reserves as our mines produce gold. At current average production rates, we estimate that Bogoso/ Prestea has over ten years of mine life and Wassa has approximately five years of mine life, but our estimates might not be correct and the mine life would be shortened if we expand production. Our ability to maintain or increase our annual production of gold will be dependent in
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significant part on our ability to bring new mines into production and to expand or extend the life of existing mines.
Gold exploration is highly speculative, involves substantial expenditures, and is frequently non-productive.
      Gold exploration, including the exploration of the Prestea Underground, involves a high degree of risk and exploration projects are frequently unsuccessful. Few prospects that are explored end up being ultimately developed into producing mines. To the extent that we continue to be involved in gold exploration, the long-term success of our operations will be related to the cost and success of our exploration programs. We cannot assure you that our gold exploration efforts will be successful. The success of gold exploration is determined in part on the following factors:

•	the identification of potential gold mineralization based on superficial analysis;

•	availability of prospective land;

•	availability of government-granted exploration permits;

•	the quality of our management and our geological and technical expertise; and

•	the capital available for exploration and development.
      Substantial expenditures are required to determine if a project has economically mineable mineralization. It could take several years to establish proven and probable mineral reserves and to develop and construct mining and processing facilities. As a result of these uncertainties, we cannot assure you that current and future exploration programs will result in the discovery of mineral reserves, the expansion of our existing mineral reserves and the development of mines.
We face competition from other mining companies in connection with the acquisition of properties.
      We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, precious metals. Many of these companies have greater financial resources, operational experience and technical capabilities. As a result of this competition, we might be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our revenues, operations and financial condition could be materially adversely affected.
Title to our mineral properties could be challenged.
      We seek to confirm the validity of our rights to title to, or contract rights with respect to, each mineral property in which we have a material interest. We have mining leases with respect to our Bogoso/ Prestea, Wassa and Prestea Underground properties. However, we cannot guarantee that title to our properties will not be challenged. Title insurance generally is not available, and our ability to ensure that we have obtained secure claim to individual mineral properties or mining concessions could be severely constrained. We generally do not conduct surveys of our properties until they have reached the development stage, and therefore, the precise area and location of such properties could be in doubt. Accordingly, our mineral properties could be subject to prior unregistered agreements, transfers or claims, and title could be affected by, among other things, undetected defects. In addition, we might be unable to operate our properties as permitted or to enforce our rights with respect to our properties.
We depend on the services of key executives.
      We are dependent on the services of key executives including our President and Chief Executive Officer and a small number of highly skilled and experienced executives and personnel. Due to the relatively small size of our management team, the loss of these persons or our inability to attract and retain additional highly skilled employees could adversely affect the exploration and development of our properties, which could have a material adverse effect on our business and future operations. We have obtained key person insurance only with respect to our President and Chief Executive Officer.
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      The period of weak gold prices prior to 2002 resulted in the depletion in the number of trained and experienced professionals and managers in our industry. Higher gold prices have resulted in an increased demand for these people, and it could therefore be more difficult to attract or retain such experienced professionals and managers without significantly increasing the cost to Golden Star.
Our insurance coverage could be insufficient.
      Our business is subject to a number of risks and hazards generally, including:

•	adverse environmental conditions;

•	industrial accidents;

•	labor disputes;

•	unusual or unexpected geological conditions;

•	ground or slope failures;

•	cave-ins;

•	changes in the regulatory environment;

•	natural phenomena such as inclement weather conditions, floods and earthquakes; and

•	political risks including expropriation and civil war.
      Such occurrences could result in:

•	damage to mineral properties or production facilities;

•	personal injury or death;

•	loss of legitimate title to properties;

•	environmental damage to our properties or the properties of others;

•	delays in mining;

•	monetary losses; and

•	possible legal liability.
      Although we maintain insurance in amounts that we believe to be reasonable, our insurance might not cover all the potential risks associated with our business. We might also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage might not continue to be available or might not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to us or to other companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards which we cannot insure against or which we might elect not to insure against because of premium costs or other reasons. Losses from these events might cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.
Governmental and Regulatory Risks
As a holding company, limitations on the ability of our operating subsidiaries to make distributions to us could adversely affect the funding of our operations.
      We are a holding company that conducts operations through foreign (principally African) subsidiaries and joint ventures, and substantially all of our assets consist of equity in these entities. Accordingly, any limitation on the transfer of cash or other assets between the parent corporation and these entities, or among these entities, could restrict our ability to fund our operations efficiently. Any such limitations, or
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the perception that such limitations might exist now or in the future, could have an adverse impact on our valuation and stock price.
We are subject to changes in the regulatory environment where we operate which may increase our costs of compliance.
      Our mining operations and exploration activities are subject to extensive regulation governing various matters, including:

•	licensing

•	production

•	taxes

•	water disposal

•	toxic substances

•	development and permitting

•	exports

•	imports

•	labor standards

•	occupational health and safety

•	mine safety

•	environmental protections
      Compliance with these regulations increases the costs of the following:

•	planning

•	designing

•	drilling

•	operating

•	developing

•	constructing

•	closure and reclamation
      We believe that we are in substantial compliance with current laws and regulations in Ghana and elsewhere. However, these laws and regulations are subject to frequent change and reinterpretation. Due to the substantial increase in mining development in Ghana in recent years, the Government of Ghana has been reviewing the adequacy of reclamation bonds and guarantees throughout the country and in some cases has requested higher levels of bonding than previously had been required. Our bonds may be increased. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation or interpretation of these laws and regulations could have a material adverse impact on us, cause a reduction in levels of production and delay or prevent the development or expansion of our properties in Ghana.
      Government regulations limit the proceeds from gold sales that could be withdrawn from Ghana. Changes in regulations that increase these restrictions could have a material adverse impact on us, as Bogoso/ Prestea is currently our only source of internally generated operating cash flows.
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The Government of Ghana has the right to increase its ownership and control of certain subsidiaries.
      The Government of Ghana currently has a 10% carried interest in our subsidiaries that own our Bogoso/ Prestea mine, Wassa mine and Prestea Underground property. The Government of Ghana also has: (a) the right to acquire up to an additional 20% equity interest in each of these subsidiaries for a price to be determined by agreement or arbitration; (b) the right to acquire a special share or golden share in such subsidiaries at any time for no consideration or such consideration as the Government of Ghana and such subsidiaries might agree; and (c) a pre-emptive right to purchase all gold and other minerals produced by such subsidiaries. The Government of Ghana may seek to exercise one or more of these rights, which could reduce our equity interest. A reduction in our equity interest could reduce our income or cash flows from Bogoso/ Prestea and/or reduce our anticipated income or cash flows from Wassa, reducing amounts available to us for reinvestment and adversely affecting our ability to take certain actions.
We are subject to risks relating to exploration, development and operations in foreign countries.
      Certain laws, regulations and statutory provisions in certain countries in which we have mineral rights could, as they are currently written, have a material negative impact on our ability to develop or operate a commercial mine. For countries where we have exploration or development stage projects, we intend to negotiate mineral agreements with the governments of these countries and seek variances or otherwise be exempted from the provisions of these laws, regulations and/or statutory provisions. We cannot assure you, however, that we will be successful in obtaining mineral agreements or variances or exemptions on commercially acceptable terms.
      Our assets and operations are affected by various political and economic uncertainties, including:

•	the risks of war, civil unrest, coups or other violent or unexpected changes in government;

•	political instability and violence;

•	expropriation and nationalization;

•	renegotiation or nullification of existing concessions, licenses, permits, and contracts;

•	illegal mining;

•	changes in taxation policies;

•	restrictions on foreign exchange and repatriation; and

•	changing political conditions, currency controls, and governmental regulations that favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.
Illegal mining occurs on our properties, is difficult to control, can disrupt our business and can expose us to liability.
      We continue to experience heightened illegal mining activity on the Prestea property involving illegal miners numbering in the thousands. Most of this activity is in the Beta Boundary area south of Prestea and includes areas where we have established reserves. While it is difficult to quantify the exact impact of this activity on our reserves and non-reserve mineral resources, our preliminary survey completed in September 2004 indicated that an estimated 50,000 ounces of gold may have been removed by the illegal mining activity. The impact of this illegal mining, to the extent known at this time, on our currently reported reserve and non-reserve mineral resources was included in our year-end 2004 reserve figures. While we are proactively working with local, regional and national governmental authorities to obtain protection of our property rights on a timelier basis, any action on the part of such authorities may not occur, may not fully address our problems or may be delayed.
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      In addition to the impact on our reserve and non-reserve resources, the presence of illegal miners could lead to project delays and disputes and delays regarding the development or operation of commercial gold deposits. The work performed by the illegal miners could cause environmental damage or other damage to our properties, or personal injury or death for which we could potentially be held responsible. While illegal miners work on other of our properties from time to time, they may in the future increase their presence and have increased negative impacts such as those described above on such other properties.
Our activities are subject to complex laws, regulations and accounting standards that can adversely affect operating and development costs, the timing of operations, the ability to operate and financial results.
      Our business, mining operations and exploration and development activities are subject to extensive Canadian, United States, Ghanaian and other foreign, federal, state, provincial, territorial and local laws and regulations governing exploration, development, production, exports, taxes, labor standards, waste disposal, protection of the environment, reclamation, historic and cultural resource preservation, mine safety and occupational health, toxic substances, reporting and other matters, as well as accounting standards. Compliance with these laws, regulations and standards or the imposition of new such requirements could adversely affect operating and development costs, the timing of operations, the ability to operate and financial results.
Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and share price.
      We are required to annually test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditor addressing these assessments. Any failure to implement, improve and expand our systems, processes, or controls efficiently could have a material adverse effect on our business and our ability to achieve and maintain an effective internal control environment. During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. While we satisfied the requirements of Section 404 for 2004, failure in the future to achieve and maintain an effective internal control environment could have a material adverse effect on our business and share price.
Market Risks
The market price of our common shares could experience volatility and could decline significantly.
      Our common shares are listed on the American Stock Exchange and the Toronto Stock Exchange. Securities of small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. Our share price is also likely to be significantly affected by short-term changes in gold prices or in our financial condition or results of operations as reflected in our quarterly earnings reports. Other factors unrelated to our performance that could have an effect on the price of our common shares include the following:

•	the extent of analytical coverage available to investors concerning our business could be limited if investment banks with research capabilities do not continue to follow our securities;

•	the trading volume and general market interest in our securities could affect an investor’s ability to trade significant numbers of common shares;
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•	the relatively small size of the public float will limit the ability of some institutions to invest in our securities; and

•	a substantial decline in our stock price that persists for a significant period of time could cause our securities to be delisted from the American Stock Exchange and the Toronto Stock Exchange, further reducing market liquidity.
      As a result of any of these factors, the market price of our common shares at any given point in time might not accurately reflect our long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We could in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.
You could have difficulty or be unable to enforce certain civil liabilities on us, certain of our directors and our experts.
      We are a Canadian corporation. Substantially all of our assets are located outside of Canada and the United States, and our head office is located in the United States. Additionally, a number of our directors and the experts named in this prospectus are residents of Canada. Although we have appointed Koffman Kalef, Suite 1900, 885 West Georgia Street, Vancouver, British Columbia as our agent for service of process in the Province of British Columbia, it might not be possible for investors to collect judgments obtained in Canadian courts predicated on the civil liability provisions of securities legislation. It could also be difficult for you to effect service of process in connection with any action brought in the United States upon such directors and experts. Execution by United States courts of any judgment obtained against us or, any of the directors, executive officers or experts named in this prospectus in United States courts would be limited to the assets of Golden Star Resources Ltd. or the assets of such persons or corporations, as the case might be, in the United States. The enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States is doubtful.
There may be certain tax risks associated with investments in our company.
      Potential investors that are United States taxpayers should consider that we could be considered to be a “passive foreign investment company” (“PFIC”) for federal income tax purposes. Although we believe that we currently are not a PFIC and do not expect to become a PFIC in the near future, the tests for determining PFIC status are dependent upon a number of factors, some of which are beyond our control, and we can not assure you that we would not become a PFIC in the future. If we were deemed to be a PFIC, then a United States taxpayer who disposes or is deemed to dispose of our shares at a gain, or who received a so-called “excess distribution” on the shares, generally would be required to treat such gain or excess distribution as ordinary income and pay an interest charge on a portion of the gain or distribution unless the taxpayer makes a timely qualified electing fund election (a “QEF” election). A United States taxpayer who makes a QEF election generally must report on a current basis his or her share of any of our ordinary earnings and net capital gain for any taxable year in which we are a PFIC, whether or not we distribute those earnings. Special estate tax rules could be applicable to our shares if we are classified as a PFIC for income tax purposes.
The existence of outstanding rights to purchase or acquire common shares could impair our ability to raise capital.
      As of May 6, 2005 approximately 14.5 million common shares are issuable on exercise of warrants, options or other rights to purchase common shares at prices ranging from Cdn$1.02 to Cdn$9.07. In addition, 11.1 million of our common shares are currently issuable upon conversion of the senior unsecured convertible notes issued in April 2005. During the life of the warrants, options, notes and other rights, the holders are given an opportunity to profit from a rise in the market price of our common shares with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional financing during
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the period such rights are outstanding could be adversely affected, and the existence of the rights could have an adverse effect on the price of our common shares. The holders of the warrants, options, notes and other rights can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the outstanding rights.
USE OF PROCEEDS
      Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered under this prospectus for the exploration and development of our mining properties in Ghana, acquisition, exploration and development of additional properties or interests and working capital and other general corporate purposes such as repayment of debt, if applicable.
PLAN OF DISTRIBUTION
      We may offer the securities directly to one or more purchasers, through agents, or through underwriters or dealers designated from time to time. We may distribute the securities from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. We may offer securities in the same offering, or we may offer securities in separate offerings. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the offeror(s) of the securities;

•	the terms of the securities to which the prospectus supplement relates;

•	the name or names of any underwriters;

•	the purchase price of the securities and the proceeds to be received from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.
      If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to the conditions precedent agreed to by the parties and the underwriters will be obligated to purchase all the securities of a class or series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
      Securities may be sold directly by our company or through agents designated by our company from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by our company to any agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.
      We may authorize agents or underwriters to solicit offers by eligible institutions to purchase securities from our company at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of these contracts will be set forth in the applicable prospectus supplement.
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      Agents and underwriters may be entitled to indemnification by our company against some civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make relating to these liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, our company in the ordinary course of business.
      Each class or series of securities other than the common shares will be a new issue of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. There may be limited liquidity in the trading market for any such securities.
DESCRIPTION OF COMMON SHARES
      We are authorized to issue an unlimited number of common shares, without par value. As of May 6, 2005, there were 142,389,060 common shares outstanding.
Dividend Rights
      Holders of our common shares may receive dividends when, as and if declared by our board on the common shares, subject to the preferential dividend rights of any other classes or series of shares of our company. In no event may a dividend be declared or paid on the common shares if payment of the dividend would cause the realizable value of our company’s assets to be less than the aggregate of its liabilities and the amount required to redeem all of the shares having redemption or retraction rights, which are then outstanding.
Voting and Other Rights
      Holders of our common shares are entitled to one vote per share, and in general, all matters will be determined by a majority of votes cast.
Election of Directors
      All of the directors resign before each annual meeting of shareholders and are eligible for reelection. Directors are elected by a majority of votes cast.
Liquidation
      In the event of any liquidation, dissolution or winding up of Golden Star, holders of the common shares have the right to a ratable portion of the assets remaining after payment of liabilities and liquidation preferences of any preferred shares or other securities that may then be outstanding.
Redemption
      Golden Star common shares are not redeemable or convertible.
Rights Agreement
      Rights to purchase our common shares have been issued to holders of our common shares under a rights agreement between us and CIBC Mellon Trust Company. One right is attached to each common share. If the rights become exercisable following the occurrence of certain specified events, each right will entitle the holder, within certain limitations, to purchase one common share for three times the market price of the common shares, subject to adjustment. In certain events (including when a person or group becomes the beneficial owner of 20% or more of any class of our voting shares without complying with the “permitted bid” provisions of the rights agreement or without the approval of our board of directors), exercise of the rights would entitle the holders of the rights (other than the acquiring person or group) to acquire our common shares with a market value equal to twice the exercise price, subject to adjustment.
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Accordingly, exercise of the rights may cause substantial dilution to a person who attempts to acquire us. The rights, which expire at the close of business on the date of our annual meeting of shareholders in 2007 (unless extended as provided in the rights agreement), may be redeemed at a price of Cdn$0.00001 per right at any time until a person or group has acquired 20% of our common shares, except as otherwise provided in the rights agreement. The rights agreement may have certain anti-takeover effects.
Other Provisions
      All outstanding common shares are, and the common shares offered by this prospectus or obtainable on exercise or conversion of other securities offered hereby, if issued in the manner described in this prospectus and the applicable prospectus supplement, will be, fully paid and non-assessable.
      You should read the prospectus supplement relating to any offering of common shares, or of securities convertible, exchangeable or exercisable for common shares, for the terms of the offering, including the number of common shares offered, any initial offering price and market prices relating to the common shares.
      This section is a summary and may not describe every aspect of our common shares that may be important to you. We urge you to read our Articles of Arrangement and our bylaws, because they, and not this description, define your rights as a holder of our common shares. See “Where You Can Find More Information” for information on how to obtain copies of these documents.
      CIBC Mellon Trust Company, The Oceanic Plaza, 1066 West Hastings Street, Suite 1600, Vancouver, BC V6E 3X1, Canada, is the transfer agent and registrar for our common shares.
DESCRIPTION OF PREFERRED SHARES
      We are authorized to issue an unlimited number of preferred shares, without par value. As of May 6, 2005, there were no preferred shares outstanding. Preferred shares are issuable in such classes or series as are determined by the board of directors, who have the authority to determine the relative rights and preferences of each such class or series. The board of directors has not designated any class or series of preferred shares.
      The issuance of preferred shares could adversely affect the voting power of holders of our common shares, and the likelihood that preferred holders will receive dividend and liquidation preferences may have the effect of delaying, deferring or preventing a change in control of Golden Star, which could depress the market price of our common shares. Unless otherwise indicated in the prospectus supplement, all preferred shares to be issued from time to time under this prospectus will be fully paid and nonassessable.
      The prospectus supplement relating to the preferred shares offered will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

•	the number of preferred shares offered and the offering price of the preferred shares;

•	the title and stated value of the preferred shares;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of such rates, periods or dates applicable to the preferred shares;

•	the date from which dividends on the preferred shares will accumulate, if applicable;

•	the liquidation rights of the preferred shares;

•	the procedures for auction and remarketing, if any, of the preferred shares;

•	the sinking fund provisions, if applicable, for the preferred shares;

•	the redemption provisions, if applicable, for the preferred shares;
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•	whether the preferred shares will be convertible into or exchangeable for other securities and, if so, the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same);

•	whether the preferred shares will have voting rights and the terms of any voting rights, if any;

•	whether the preferred shares will be listed on any securities exchange;

•	whether the preferred shares will be issued with any other securities and, if so, the amount and terms of these securities; and

•	any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred shares.
      The applicable prospectus supplement will also contain a discussion of the material United States federal income tax considerations relevant to the purchase and ownership of the preferred shares offered by the prospectus supplement.
      The transfer agent for each series of preferred shares will be described in the prospectus supplement.
DESCRIPTION OF WARRANTS
      At May 6, 2005, there were two series of warrants outstanding to purchase a total of 8,833,334 million common shares as follows:

		Amount	Exercise
Issued with:	Date Issued	Outstanding	Price		Term		Expiration Date

Broker warrants	July 24, 2002	385,000	Cdn$	2.28	2 years	(1)	July 24, 2005
Equity offering	February 14, 2003	8,448,334	Cdn$	4.60	4 years		February 14, 2007
Total		8,833,334

(1)	The July 24, 2002 broker warrants are exercisable during a two-year period beginning July 24, 2003.
      The warrants issued in conjunction with the February 14, 2003 equity offering are traded on the Toronto Stock Exchange under the symbol GSC.WT.A. There is no public market for our other warrants.
      We may issue warrants for the purchase of debt securities, preferred shares, common shares or units consisting of any combination of the foregoing securities. Each series of warrants will be issued under a separate warrant agreement. The applicable prospectus supplement will describe the terms of the warrants offered, including but not limited to the following:

•	the number of warrants offered;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies in which the prices of the warrants may be payable;

•	the securities for which the warrants are exercisable;

•	whether the warrants will be issued with any other securities and, if so, the amount and terms of these securities;

•	the amount of securities purchasable upon exercise of each warrant and the price at which and the currency or currencies in which the securities may be purchased upon such exercise, and the events or conditions under which the amount of securities may be subject to adjustment;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;
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•	any material risk factors relating to such warrants;

•	if applicable, the identity of the warrant agent; and

•	any other terms of such warrants.
      Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, or the right to vote such underlying securities.
      Prospective purchasers of warrants should be aware that special United States federal income tax, accounting and other considerations may be applicable to instruments such as warrants. The applicable prospectus supplement will describe such considerations, to the extent they are material, as they apply generally to purchasers of such warrants.
DESCRIPTION OF CONVERTIBLE DEBT SECURITIES
      This prospectus describes certain general terms and provisions of our convertible debt securities to be issued in the future. When we offer to sell a particular series of convertible debt securities, we will describe the specific terms of the series in a supplement to this prospectus.
      The debt securities will be issued under an indenture between us and a duly qualified financial institution, as trustee. Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness. We have summarized select portions of the indenture below. The summary may not contain all the terms that are important to you. You should read the form of the indenture that has been filed as an exhibit to the Registration Statement of which this prospectus is a part. Capitalized terms used in the summary have the meanings specified in the indenture.
General
      The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series.
      The indenture does not limit the amount of debt securities that we may issue under the indenture. The debt securities may be issued in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement relating to any series of debt securities being offered, the aggregate principal amount, prices and terms of the debt securities. These terms may include:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal, premium and interest payments may be made on the debt securities;
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•	the currency or currencies in which the debt securities are issued and payable;

•	the conversion or exchange provisions applicable to the debt securities;

•	any mandatory or optional redemption provisions applicable to the debt securities;

•	any sinking fund or analogous provisions applicable to the debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the entire principal amount;

•	any provisions relating to any security provided for the debt securities;

•	any additions or changes to, or deletions from, the events of default, covenants or acceleration provisions applicable to the debt securities;

•	the trustee for the series of debt securities and any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities; and

•	any other specific terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series.
      We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture.
      If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
      Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Book-Entry Debt Securities” below, debt securities will not be issuable in certificated form.
Book-Entry Debt Securities
      Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary. The depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.
      Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected
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only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.
      So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.
      We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.
      We will make payments of principal of, and premium and interest on, book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. Golden Star, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.
      We expect that the depositary, upon receipt of any payment of principal of, or premium or interest on, a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
      We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.
      We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.
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Certificated Debt Securities
      Transfer or Exchange of Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.
      You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.
No Protection In the Event of a Change of Control
      Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.
Covenants
      We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. Unless otherwise provided in the applicable prospectus supplement, the following covenant will apply to all debt securities.

Consolidation, Merger and Sale of Assets
      We may not, unless the terms of debt securities provide otherwise, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation, or the surviving entity (if other than Golden Star) or the acquiror of our properties and assets is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations under the debt securities and the indenture;

•	immediately prior to and after giving effect to the transaction, no default or event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.
Events of Default
      Unless otherwise provided in the applicable prospectus supplement, the indenture defines an event of default with respect to any series of debt securities, as one or more of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of principal of any debt security of that series when due and payable;

•	an event of default occurs and is continuing, or the failure by us to comply with any of the agreements contained in the debt securities of that series or the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or from the holders of not less than 50% in principal amount of the outstanding debt securities of that series as provided in the indenture;
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•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.
      No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.
      If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 50% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such lesser amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.
      Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities if the request conflicts with law or the indenture, is unduly prejudicial to the rights of another holder of debt securities of that series, or may involve the trustee in personal liability.
      No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.
      Notwithstanding the foregoing, the holder of any debt security’s right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment shall not be impaired or affected without the consent of the holder.
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      The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.
Modification and Waiver
      Golden Star and the trustee as to any series of debt securities may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. The holders of at least a majority in principal amount of outstanding debt securities of the series affected may also waive compliance in a particular instance with any provision of the indenture. Nevertheless, in no event may a modification, amendment or waiver, without the consent of the holders of each series of affected debt security then outstanding:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the amount of, or postpone the date fixed for, the payment of a sinking fund or analogous provision;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or waive a redemption payment or alter the redemption provisions with respect thereto;

•	make the principal of or premium or interest on any debt security payable in a currency other than that stated in the debt security;

•	reduce the principal amount of original issue discount securities payable upon acceleration of maturity;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration).
      Subject to the limitations discussed above, the holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any existing or past default or event of default under the indenture with respect to that series and its consequences, except a default or event of default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.
Defeasance of Debt Securities and Certain Covenants in Certain Circumstances
      Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain
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paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or United States government obligations or, in the case of debt securities denominated in a single currency other than United States dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.
      This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.
      Covenant Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or an event of covenant defeasance.
      The conditions include:

•	depositing with the trustee money and/or United States government obligations or, in the case of debt securities denominated in a single currency other than United States dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.
      Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities, and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or United States government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we shall remain liable for those payments.
      For purposes of this discussion, “foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than United States dollars:

•	direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or
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•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.
Federal Income Tax Consequences and Other Special Considerations
      We will provide you with information on the federal income tax and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
RATIO OF EARNINGS TO FIXED CHARGES
      Our ratio of earnings to fixed charges is as follows for the period indicated:

Three Months
Ended		Fiscal Year Ended December 31
March 31,
2005		2000		2001		2002		2003		2004

—	(1)	—	(1)	—	(1)	16	x	93	x	7	x

(1)	For fiscal years ended December 31, 2000 and 2001 and the three months ended March 31, 2005, earnings were insufficient to cover fixed charges.
      We have computed the ratio of fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of income/(loss) from operations before income tax, minority interest adjustments and changes in accounting principles and fixed charges, and “fixed charges” consists of the interest portion of rental expense and interest incurred. Please refer to Exhibit 12 filed with the registration statement of which this prospectus constitutes a part for additional information regarding the ratio of earnings to cover fixed charges.
LIMITATION OF LIABILITY AND INDEMNIFICATION
      We have entered into agreements with our directors and officers indemnifying such directors and officers to the extent permitted by the Canada Business Corporations Act, or CBCA, and our by-laws. Our by-laws provide that we will indemnify any such person in such circumstances as the CBCA or law permits or requires.
      Our ability to indemnify our directors and officers is governed by section 124 of the CBCA. Under this provision, we may indemnify a director or officer, a former director or officer or another individual who acts or acted at our request as a director or officer or in a similar capacity, of another entity (the “individual”) against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved by reason of their association with us or such other entity. However, we may not indemnify an individual unless the individual:

a. acted honestly and in good faith with a view to the best interests of our or such other entity for which the individual acted as director or officer or in a similar capacity at our request, as the case may be; and

b. in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.
      We may advance funds to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the amount advanced if the individual does not fulfill the conditions of sections (a) and (b) above.
      With the approval of a court, we may indemnify an individual, or advance funds, in respect of an action by or on our behalf or by or on behalf of another entity to procure a judgment in our favor to which
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the individual is made a party because of the individual’s association with us or such other entity against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfills the conditions in clauses (a) and (b) above.
      In addition to the right to indemnification set forth in the agreements with our directors and our by-laws, the CBCA provides that an individual is entitled to indemnification from us in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with us or such other entity, if the individual seeking indemnity:

a. was not judged by the court of other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

b. fulfills the conditions set out in clauses (a) and (b) above.
      We maintain a directors’ and officers’ liability insurance policy which insures directors and officers for losses as a result of claims based upon the acts or omissions of our directors and officers, including liabilities arising under the Securities Act, and also reimburses us for payments made pursuant to the indemnity provisions under the CBCA.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
LEGAL MATTERS
      Fasken Martineau DuMoulin LLP of Toronto, Ontario, has provided its opinion on the validity of the securities offered by this prospectus.
EXPERTS
      The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K, as amended, for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.
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AUDITORS’ CONSENT
      We have read the short form prospectus of Golden Star Resources Ltd. (“Golden Star”) dated December 21, 2005 relating to the proposed sale and issue of common shares of Golden Star. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.
      We consent to the incorporation by reference in the above-mentioned prospectus of our report to the shareholders of Golden Star on the balance sheets of Golden Star as at December 31, 2004 and 2003 and the statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004. Our report is dated February 2, 2005.

(signed) PricewaterhouseCoopers LLP
Chartered Accountants
Calgary, Alberta, Canada
December 21, 2005

AUDITORS’ CONSENT
      We have read the short form prospectus dated December 21, 2005 of Golden Star Resources Ltd. (“Golden Star”) relating to the sale and issue of 29,200,000 common shares of Golden Star (the “Prospectus”). We have complied with Canadian generally accepted standards for an auditors’ involvement with offering documents.
      We consent to the inclusion in the above-mentioned Prospectus of our report to the directors of St. Jude Resources Ltd. (the “Company”) on the consolidated balance sheets of the Company as at January 31, 2005 and 2004 and the consolidated statements of operations and deficit and cash flows for the years then ended. Our report is dated May 13, 2005 except as to note 13 which is as of December 15, 2005.

(signed) KPMG LLP
Chartered Accountants
Edmonton, Canada
December 21, 2005

CERTIFICATE OF THE COMPANY
DATED: December 21, 2005
      This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by securities legislation of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador.

(Signed) Peter J. Bradford President and Chief Executive Officer	(Signed) Allan J. Marter Chief Financial Officer
On Behalf of the Board of Directors

(Signed) David Bumstead Director	(Signed)Ian MacGregor Director

CERTIFICATE OF THE UNDERWRITERS
DATED: December 21, 2005
      To the best of our knowledge, information and belief, this short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador.

BMO Nesbitt Burns Inc.	Blackmont Capital Inc.

By: (signed) Peter Collibee	By: (signed) Rick Vernon
Wellington West Capital Markets Inc.
By: (signed) William Washington

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